Filed Pursuant to Rule 424(b)(2)

Registration No. 333-229244

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	4,687,498(1)	$46.00	$215,624,908	$26,133,74(2)

(1)	Assumes the underwriters’ option to purchase 611,412 additional shares of Common Stock is exercised in full.
(2)

Estimated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-229244) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 14, 2019)

4,076,086 Shares

Common Stock

$46.00 per share

We are offering 4,076,086 shares of our common stock, par value $0.01 per share. The public offering price is $46.00 per share.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “ENR.”

Concurrently with this offering, we are making a public offering (the “Preferred Stock Offering”) of 1,875,000 shares of common stock amount (and up to an additional 281,250 if the underwriters in the Preferred Stock Offering exercise their option to purchase additional shares to cover over-allotments in full) of shares of our 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to as the “Mandatory Convertible Preferred Stock”, pursuant to a separate prospectus supplement and accompanying prospectus. We cannot assure you that the offering of shares of our Mandatory Convertible Preferred Stock will be completed or, if completed, on what terms it will be completed. The offering of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of the Preferred Stock Offering, and the Preferred Stock Offering is not contingent upon the closing of the offering of shares of our common stock hereunder.

We intend to use the net proceeds of this offering and if completed, the Preferred Stock Offering and $600 million of debt financing (the “Additional Financing”), as well as cash on hand, to fund the cash portion of the Acquisition Consideration (as defined herein) for the Auto Care Acquisition (as defined herein) and to pay fees and expenses related to the Transactions (as defined herein). See “Summary—The Financing Transactions” and “Use of Proceeds.”

The closing of this offering is not conditioned on the consummation of the Auto Care Acquisition, which, if consummated, will occur subsequent to the closing of this offering. Accordingly, if you decide to purchase shares of our common stock in this offering, you should be willing to do so whether or not we complete the Auto Care Acquisition.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page S-36 of this prospectus supplement and page 8 of our 2018 Form 10-K (as defined herein) before purchasing our common stock.

	Per Share	Total
Public offering price	$46.00	$187,499,956.00
Underwriting discounts and commissions	$2.07	$8,437,498.02
Proceeds to Energizer Holdings, Inc., before expenses	$43.93	$179,062,457.98

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 611,412 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about January 18, 2019.

Joint Book-Running Managers

J.P. Morgan BofA Merrill Lynch	Barclays Evercore ISI	Citigroup MUFG

Co-Manager

TD Securities

January 15, 2019.

Prospectus Supplement

We have not, and the underwriters have not, authorized anyone else to provide you with any information other than that contained in this prospectus supplement, any accompanying prospectus or any free writing prospectus that we authorize. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or

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any free writing prospectus we have authorized for use in connection with this offering is accurate on any date subsequent to the date set forth on the front of this prospectus supplement, the date of the document incorporated by reference, or the date of any such free writing prospectus, as the case may be, even though this prospectus supplement, the accompanying prospectus or any free writing prospectus is delivered or securities are sold on a later date.

In this prospectus supplement, except as otherwise indicated or as the context requires, all references to:

•	“Acquired Auto Care Business” or “Spectrum Auto Care” refers to Spectrum’s global auto care business.

•	“Acquired Battery Business” refers to Spectrum’s global battery, portable lighting and power business after giving effect to the disposition of the Varta Divestment Business.

•	“Acquired Businesses” refers collectively to the Acquired Battery Business and the Acquired Auto Care Business.

•

“Acquisition Consideration” refers to the consideration that we agreed to pay Spectrum for the Acquired Auto Care Business, consisting of an aggregate of $937.5 million in cash, subject to adjustments described in more detail in the Auto Care Acquisition Agreement, plus stock consideration equal to that number of shares of our common stock that is equal to, subject to certain adjustments, $312.5 million divided by the volume-weighted average sales price per share of our common stock for the 10 consecutive trading days immediately preceding the date of the Auto Care Acquisition Agreement, which equals 5,278,921 shares. Among other adjustments, pursuant to the Auto Care Acquisition Agreement, the cash portion of the Acquisition Consideration will be adjusted based on any difference between the volume-weighted average sales price per share of our common stock for the 10 consecutive trading day period used for determining the number of shares issuable to Spectrum at closing, and the volume weighted average sales price per share of our common stock for the 20 consecutive trading day period beginning on the 10th trading day immediately preceding the date of the Auto Care Acquisition Agreement. Such adjustment will result in an additional payment by Energizer of approximately $36.8 million.

•

“Additional Financing” refers to our planned issuance of $600 million of debt financing (the “Acquisition Debt Financing”) or, to the extent any of this offering, the Preferred Stock Offering and the Acquisition Debt Financing are unsuccessful or fail to raise sufficient proceeds, borrowings under our Backstop Facilities, as described in this prospectus supplement, to finance the remaining portion of the Auto Care Acquisition and associated transaction costs.

•

“Auto Care Acquisition” refers to the acquisition of the Acquired Auto Care Business by Energizer pursuant to the terms and conditions of the Acquisition Agreement, dated as of November 15, 2018, by and between Energizer and Spectrum (as may be amended from time to time, the “Auto Care Acquisition Agreement”).

•

“Battery Acquisition” refers to the acquisition of Spectrum Batteries by Energizer which was consummated on January 2, 2019 (collectively with the Auto Care Acquisition, the “Acquisitions”) and the related disposition of the Varta Divestment Business, pursuant to the terms and conditions of the Acquisition Agreement, dated as of January 15, 2018, by and between Energizer and Spectrum, as amended as of November 15, 2018 (the “Battery Amended Agreement” and as may be further amended from time to time, the “Battery Acquisition Agreement”).

•

“Capped call transactions” refers to one or more privately negotiated capped call option transactions with the option counterparties we expect to enter into in connection with the Preferred Stock Offering.

•	“Common Stock Offering” refers to the public offering and issuance of the Company’s Common Stock pursuant to this prospectus supplement.

•	“Credit Agreement” refers to the credit agreement dated as of December 17, 2018 by and among Energizer Gamma Acquisition, Inc. and succeeded by the Company, the lenders and issuing banks

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from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

•

Unless the context otherwise requires, “Energizer,” the “Company,” “we,” “us,” “our” and “ours” refer to Energizer Holdings, Inc. and its consolidated subsidiaries, together with the entities that will be its consolidated subsidiaries following the Auto Care Acquisition.

•	“Financing Transactions” refers to (a) the Common Stock Offering, (b) the Preferred Stock Offering together with the capped call transactions and (c) the Additional Financing.

•	“Fiscal Year” refers to in any given year, the 12-month period ended September 30 of such year.

•	“Preferred Stock Offering” refers to the concurrent public offering and issuance of the Mandatory Convertible Preferred Stock.

•	“Spectrum” refers to Spectrum Brands Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

•

“Spectrum Batteries” refers to the global battery, portable lighting and power business of Spectrum, prior to giving effect to the Battery Acquisition and the divestiture of the Varta Divestment Business.

•

“Transactions” refers to (a) the consummation of the Auto Care Acquisition, including the expected issuance of 5,278,921 shares of Common Stock to Spectrum Brands as part of the Acquisition Consideration, (b) the consummation of the Battery Acquisition and the divestiture of the Varta Divestment Business and subsequent repayment of a portion of the term loans outstanding under the Credit Agreement, (c) the Financing Transactions and (d) all other transactions related or incidental to, or in connection with, any of the foregoing (including, without limitation, the payment of fees and expenses in connection with each of the foregoing).

•

“Varta Divestment Business” refers to the Varta® consumer battery, chargers, portable power and portable lighting business in the Europe, the Middle East and Africa region, including manufacturing and distribution facilities in Germany.

•

Energizer’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of Energizer as conducted prior to the completion of either of the Acquisitions.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and other matters relating to us. The second part, the attached prospectus, gives more general information about us, the other securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the shares of common stock in this prospectus supplement differs from the description of the shares of common stock in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This document may only be used where it is legal to sell the shares of common stock. Certain jurisdictions may restrict the distribution of these documents and the offering of the shares of common stock. We require persons receiving these documents to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the shares of common stock or the distribution of these documents in any jurisdiction that requires such action.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 16, 2018 (the “2018 Form 10-K”);

•

our Current Reports on Form 8-K, filed with the SEC on November 15, 2018 (Film No. 181188121), December 17, 2018 and January 2, 2019 (together with an amendment filed with the SEC on January 14, 2019); and

•

the description of our common stock contained in our Registration Statement on Form 10, as amended, declared effective on June 1, 2015, provided under the heading “Description of New Energizer Capital Stock” in the information statement attached as Exhibit 99.1 to our Registration Statement on Form 10, together with the descriptions of amendments to our organizational documents filed with our Current Reports on Form 8-K, filed with the SEC on January 31, 2017, January 29, 2018, and any other amendments or reports filed with the SEC for the purpose of updating such description.

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MARKET AND INDUSTRY INFORMATION

Unless indicated otherwise, the information concerning our industry contained in this prospectus supplement is based on Energizer’s general knowledge of and expectations concerning the industry. Energizer’s and the Acquired Business’ market position, market share and industry market size are based on estimates using Energizer’s internal data and estimates, based on data from various industry sources and analyses, its internal research and adjustments and assumptions that it believes to be reasonable as well as from industry and general publications and research, surveys and studies conducted by third parties, including copyrighted information from 1010data, IRI, NPD Group, 4i and Nielsen. Third-party industry and general publications, research, surveys and studies generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Energizer has not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. In addition, Energizer believes that data regarding the industry, market size and its market position and market share within such industry provide general guidance but are inherently imprecise. Further, Energizer’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

TRADEMARKS AND TRADE NAMES

Energizer owns or has rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Two of the more important trademarks that we own or have rights to use that appear in this prospectus supplement are Energizer® and Eveready®. As of September 30, 2018 the Energizer trademark was registered in 169 jurisdictions, and the Eveready trademark was registered in 143 jurisdictions, including, in each case, in the United States. Additionally, the Energizer Bunny design trademark was registered in 48 jurisdictions, including in the United States, and the Mr. Energizer design trademark was registered in 69 jurisdictions, including the European Union. As of September 30, 2018, the total number of registered Energizer, Eveready, Energizer Bunny design and Mr. Energizer design trademarks, including related designs, slogans and sub-brands in their portfolios, was over 2,700. With respect to our auto care business, as of September 30, 2018, the Refresh Your Car!® trademark was registered in 26 jurisdictions, the California Scents® trademark was registered in 28 jurisdictions, the Driven® trademark was registered in 25 jurisdictions, the Bahama & Co.® trademark was registered in 24 jurisdictions, the LEXOL® trademark was registered in eight jurisdictions, the Eagle One® trademark was registered in 101 jurisdictions and the Nu Finish trademark registered in 19 jurisdictions, including in each case, in the United States. The primary trademarks acquired in connection with the Battery Acquisition include Rayovac® and Varta® (subject to the exclusions that relate to our obligation to divest the Varta Divestment Business). The primary trademarks included in the Auto Care Acquisition include Armor All®, STP® and A/C Pro®. Solely for convenience, we only use the TM or ® symbols the first time any trademark or trade name is mentioned. Each trademark or trade name of any other company appearing in this prospectus supplement is, to our knowledge, owned by such other company.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain certain forward-looking statements regarding business strategies, market potential, future financial performance, including synergies, and other matters that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. The words “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Summary,” “Risk Factors,” “Business,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Preferred Stock Offering,” and “The Acquisitions” contain forward looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement. Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters described under “Risk Factors” in addition to the following other factors:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	our ability to close the Auto Care Acquisition on the contemplated terms, which may be delayed or may not close at all due to the failure to satisfy closing conditions;

•	our ability to obtain financing for the Auto Care Acquisition on favorable terms;

•

our ability to acquire and integrate businesses and to realize the projected results of acquisitions, including our ability to promptly and effectively integrate the Acquired Battery Business and the Acquired Auto Care Business after the Auto Care Acquisition has closed, and to obtain expected cost savings, synergies and other anticipated benefits of the Acquisitions within the expected timeframe or at all;

•	the impact of the Battery Acquisition and the pending Auto Care Acquisition on the business operations of ours and the Acquired Businesses;

•	our ability to divest the Varta Divestment Business on terms favorable to us in the time frame required by regulators;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

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•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of the United Kingdom’s announced intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors described above is illustrative, but by no means exhaustive.

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed in this prospectus supplement, the documents incorporated by reference herein and in Energizer’s other publicly filed documents.

NON-GAAP FINANCIAL MEASURES AND

PRESENTATION OF CERTAIN FINANCIAL INFORMATION

While Energizer reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this prospectus supplement includes certain non-GAAP measures, including, without limitation, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Free Cash Flow, Adjusted Free Cash Flow, pro forma Adjusted Free Cash Flow including synergies, Combined Business Adjusted Free Cash Flow, and organic revenue or net sales, and ratios or calculations derived therefrom for the Company (including on pro forma basis), Spectrum Auto Care, Spectrum Batteries and the Acquired Businesses. Energizer’s adjusted EBITDA measure removes the impact of the Company’s, Spectrum’s and the Acquired Businesses’ restructurings, spin-off costs and restructuring, gain on sale of real estate, acquisition and integration items, the addition of HandStands EBITDA (EBITDA attributable to the acquisition of HandStands Holding Corporation), the settlement loss on pension plan termination, share-based payments, the carve out allocations made to the Acquired Businesses’ historical results by Spectrum, the write-off for impairment of goodwill for the Acquired Auto Care Business and certain other adjustments as set forth under “Summary Historical and Pro Forma Financial Data of the Company—Supplemental Non-GAAP Financial Information.” Energizer believes non-GAAP measures provide a meaningful comparison to the corresponding historical or future period, assist investors in performing their analysis, and provide investors with visibility into the underlying financial performance of Energizer’s business. Energizer believes that these non-GAAP measures are presented in such a way as to allow investors to more clearly understand the nature and amount of the adjustments to arrive at the non-GAAP measures. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Additionally, these non-GAAP measures may differ from similarly titled measures presented by other companies. We consider free cash flow and adjusted free cash flow to be a liquidity measure.

The pro forma financial information set forth herein has assumed $550 million in divestiture proceeds from the expected divestiture of the Varta Divestment Business, however, actual proceeds may differ materially from the actual estimate based on a variety of factors, including buyer interest, due diligence and the performance of

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the business. In the event that actual proceeds, including specified adjustments, exceed $600 million, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay Energizer the lesser of 75% of the shortfall and $200 million. See “Risk Factors—We may not be able to successfully complete the divestiture of the Varta Divestment Business.”

Pro Forma Adjusted EBITDA and Pro Forma Adjusted Free Cash Flow measures used in this prospectus supplement are adjusted to reflect the estimated full year impact of cost savings and run-rate synergies we estimate to ultimately realize by the third year following the consummation of the Acquisitions, including as a result of operating improvements. Investors should understand that the Company expects to incur substantial cash expenditures (in excess of the anticipated annual synergies) to realize such synergies, and such expenditures are not taken into account in presenting such measures adjusted for estimated synergies. The actual amount of synergies that the Company ultimately realizes, and the costs of implementation, could differ materially from the estimates set forth herein for each Acquisition. Energizer’s results are not adjusted for such synergies in the unaudited pro forma financial statements included herein under “Unaudited Pro Forma Condensed Combined Financial Statements,” because adjustments for such synergies are not permitted under Article 11 of Regulation S-X. Accordingly, equivalent pro forma financial measures presented pursuant to Article 11 of Regulation S-X differ from the measures adjusted for synergies set forth herein. We present these adjustments as they are permitted under the Credit Agreement, and the indentures pursuant to which the Existing Notes were issued, and it permits investors to understand the calculation of EBITDA under the covenants in such agreements. You should not view these adjustments as a projection of results in any period. Our ability to realize these anticipated annual run-rate synergies and savings is subject to significant uncertainties and take a significant time to realize, and you should not place undue reliance on these adjustments.

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SUMMARY

The following is a summary of material information discussed in this prospectus supplement. This summary may not contain all of the details concerning the offering or other information that may be important to you. To better understand the offering and our business and financial position, you should carefully review this entire prospectus supplement.

Unless the context otherwise requires, references in this prospectus supplement to our historical assets, liabilities, products, businesses or activities of Energizer are generally intended to refer to the historical assets, liabilities, products, businesses or activities of Energizer as conducted prior to completion of the Battery Acquisition, the Auto Care Acquisition and the divestiture of the Varta Divestment Business. Unless the context otherwise requires, information included or incorporated by reference in this prospectus supplement with respect to Energizer’s battery business, “Spectrum Batteries” and “Spectrum Auto Care,” describes each of Energizer and Spectrum’s businesses as stand-alone businesses prior to giving effect to the Battery Acquisition, the Auto Care Acquisition and the divestiture of the Varta Divestment Business.

Our Company

Energizer, through its operating subsidiaries, is one of the world’s largest manufacturers, marketers and distributors of household batteries, specialty batteries and portable lighting products, and a leading designer and marketer of automotive fragrance and appearance products.

Energizer is the beneficiary of over 100 years of expertise in the battery and portable lighting products industries. Its brand names, Energizer and Eveready, have worldwide recognition for innovation, quality and dependability, and are marketed and sold around the world.

On January 2, 2019, Energizer closed its previously announced acquisition of Spectrum Batteries. On December 11, 2018, the European Commission approved the acquisition of Spectrum Batteries conditioned on the divestment by Energizer of the Varta Divestment Business. Energizer is targeting to complete the disposition of the Varta Divestment Business in the first half of calendar year 2019.

On November 15, 2018, Energizer announced that it had entered into a definitive acquisition agreement to acquire Spectrum’s Auto Care business for a purchase price of $1,250.0 million in a cash and stock transaction, subject to certain purchase price adjustments. The Auto Care Acquisition is expected to close by February 2019.

Energizer operates as an independent, publicly traded company on the New York Stock Exchange, trading under the symbol “ENR”. For fiscal year 2018, Energizer’s net sales, net income and adjusted EBITDA were approximately $1,797.7 million, $93.5 million and $399.1 million, respectively. Pro forma for the Transactions, for fiscal year 2018, Energizer’s net sales, net income and adjusted EBITDA were $2,773.7 million, $92.1 million and $668.7 million, respectively.

Our Products

Energizer’s product offerings consist of consumer batteries that include household and specialty batteries, including hearing aid batteries. These products are sold under the Energizer and Eveready brands in the performance, premium and price segments. The Battery Acquisition has added battery and lighting products sold under the Rayovac® brand globally and under the Varta® brand in Latin America and Asia Pacific, including Rayovac®-branded hearing aid batteries sold globally. Energizer manufactures, distributes, and markets an extensive line of portable lighting products, including flashlights, headlamps, lanterns, novelty lights and area lights, designed to meet a variety of consumer needs. In addition to the Energizer® and Eveready® brands, Energizer markets its lighting products under the Hard Case®, Professional Dolphin®, and Weatheready® sub-brands. Energizer also licenses the Energizer and Eveready brands to companies delivering consumer solutions in gaming, automotive batteries, portable power, smartphones, generators, power tools, household light bulbs, and other products. The Auto Care Acquisition will add auto care products sold under the iconic brands of Armor All®, STP® and A/C Pro® as well as other well-known auto care brands, which will complement Energizer’s existing auto care portfolio, including the Nu Finish®, Refresh Your Car! ®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, and Eagle One® brands.

Energizer has a long history of innovation within its categories. Since its commercialization of the first dry-cell battery in 1893 and the first flashlight in 1899, Energizer has been committed to developing and marketing new products to meet evolving consumer needs and consistently advancing battery technology as the universe of devices has evolved. Over the past 100+ years Energizer has developed or brought to market:

•	the first flashlight;

•	the first dry cell alkaline battery;

•	the first mercury-free alkaline battery; and

•	Energizer Ultimate Lithium®, the world’s longest-lasting AA and AAA battery for high-tech devices.

The chart below further illustrates the Company’s long history of innovation within its categories.

Energizer Our Longest Lasting AA and AAA Energizer MAX Ever The World's #1 Rechargeable Battery Band Digital Focus Technology World's Longest Lasting and Highest Energy AA Battery

Our product development approach is focused on meeting the needs of consumers. In household batteries, we offer a broad portfolio of batteries that deliver long-lasting performance, reliability and quality, which we believe provide consumers the best overall experience. We also offer specialty batteries, including hearing aid and miniature batteries that provide consumers with solutions that address the needs of devices that continue to shrink while demanding more power.

Our innovative line of portable lighting products is designed to meet a breadth of consumer needs, from outdoor activities to emergency situations. With our experience and insight, we are bringing portable lighting solutions to market that are designed to enhance the lives of consumers worldwide. Energizer’s portable lighting product offerings focus on:

•	headlights that deliver performance, mobility and improved vision;

•	Light Fusion Technology, which is a combination of new technology and creative design ideas to make Energizer’s most powerful and portable light ever;

•	the Dolphin brand, which is designed for a range of outdoor and work activities, is impact resistant, waterproof and floats;

•	a full line of lanterns and area lights, which are a safe, reliable way to provide area illumination where it is needed; and

•	the Hard Case professional line of solutions for do-it-yourself and professional users.

Following the Transactions, Energizer’s portfolio of innovative products will include battery and lighting products sold under the Rayovac brand globally and the Varta brand in Latin America and Asia Pacific, as well as automotive appearance, fragrance, performance, and air conditioning recharge products marketed under the iconic Armor All, STP, and A/C Pro brands.

Rayovac Improved cell design and formation delivers more power Breakthrough zinc formula that creates better ion transfer for more powerful energy Highly engineered smart seal that allows for more room for active ingredients Cost-effective power for low-drain devices

Auto Care Armor All Ultra Shine Wash & Wax Wipes A/C Pro ultra synthetic refrigerant kit STP Gas Treatment Refresh Your Car! Vent Sticks

The principal raw materials used by Energizer and Spectrum Batteries in the production of batteries and lighting products include electrolytic manganese dioxide, zinc, silver, nickel, lithium, graphite, steel, plastic, brass wire, and potassium hydroxide. The prices and availability of these raw materials have fluctuated over time. The principal raw material used for Spectrum Auto Care is refrigerant R-134a. Given Energizer’s extensive experience purchasing raw materials, we believe that adequate supplies of the raw materials required for all of our operations are available at the present time, although we cannot predict their future availability or prices. These raw materials are generally available from a number of different sources, and the prices of those raw materials are susceptible to currency fluctuations and price fluctuations due to supply and demand, transportation, government regulations, price controls, tariffs, economic climate, or other unforeseen circumstances. In the past, we have not experienced any significant interruption in availability of raw materials. We believe we have extensive experience in purchasing raw materials in the commodity markets. From time to time, our management has purchased materials or entered into forward commitments for raw materials to assure supply and to protect margins on anticipated sales volume.

Our Strengths

We possess a number of competitive advantages, including:

•

Universally recognized brands. Our reputation and the strength of our globally recognized brands permit us to meet the needs of consumers around the world, leading to strong market positions in our categories and the ability to generate strong margins through the attractive pricing that our brand strength currently permits us to enjoy. Our current portfolio consists of the well-known battery brands Energizer and Eveready, which we believe have significant brand equity with consumers and retailers.

The Battery Acquisition adds the leading battery brands Rayovac globally and Varta in Latin America and Asia Pacific. Spectrum Auto Care contributes the iconic brands Armor All, STP and A/C Pro, which build upon our highly complementary auto care business and provide Energizer with leading positions in the categories in which the Company competes. In addition, our portfolio also includes automotive fragrance and appearance products marketed under the Nu Finish, Refresh Your Car!, California Scents, Driven, Bahama & Co., LEXOL, and Eagle One brands.

The following table sets forth our brands by product category on pro forma for the Transactions:

Category Energizer Acquired Spectrum Brands Premium Batteries and Lights Value Batteries and Lights Auto Appearance Auto Fragrance Auto Performance Auto Air conditioning Recharge

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Broad and differentiated product offerings. Our broad range of products, from Energizer Ultimate Lithium to Eveready Gold, enables us to meet the needs of more consumers in a multitude of markets around the world. The Battery Acquisition broadens our product portfolio and expands our scale across categories, including everyday batteries, hearing aid batteries, rechargeable batteries and lighting products. Spectrum Auto Care complements our existing auto care business, while further diversifying Energizer into the automotive appearance and fragrance categories and other automotive segments in which we currently do not compete. These segments are comprised of automotive performance, including automotive fuel and oil additives, and automotive air conditioning recharge, including do-it-yourself automotive air conditioner recharge products as well as refrigerant and recharge kits. The following charts present our net sales broken down by product category for fiscal year 2018 on an actual basis and pro forma for the Transactions.

FY2018 Energizer Net Sales by Product Historical Pro Forma

•	Strong market positions across the globe. Our brands maintain strong market shares supported by a presence in approximately 150 markets globally. The Battery Acquisition will strengthen our global position given the Acquired Battery Business’ presence in attractive regions in North America, Latin America and Asia Pacific. Leveraging Energizer’s extensive global distribution network, we believe we can also drive international growth for Spectrum Auto Care. We strive to have leading brands in markets where we compete. Our market positions are primarily the result of continued strong organic growth driven by geographic expansion and marketing innovation including product, packaging and retail innovation. Our net sales increased 2.4% for fiscal year 2018, with organic growth increasing 1.3%. Excluding the year over year impact of hurricanes, organic sales increased 2.2%.

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Focus on cost management. We believe the success of our multi-year working capital initiatives and of the 2013 restructuring project led by the combined company prior to the spin-off from Edgewell Personal Care has contributed to a culture that facilitates a relentless focus on costs and productivity improvements. For example, we continue to enhance our supply chain operations, including optimizing our manufacturing footprint to help cut costs and maximize utilization. As of September 30, 2018, we have streamlined our manufacturing footprint and reduced our packaging facilities from four to one and our distribution centers from 41 to 25, compared to September 30, 2009, while continuing to meet the demand we have seen for our products. In fiscal year 2018, we have further consolidated our operations by moving our Shenzhen, China plant into our existing facility in Singapore. As a result of strategic execution, we have delivered gross margin and adjusted gross margin expansion including 260 and 190 basis points, respectively, of improvement through fiscal year 2018 as compared to fiscal year 2016. Additional initiatives that have been identified in order to maximize profitability include increased focus on SKUs that drive the most volume and profitability and revenue management refinement through pricing architecture, trade spending ROI and mix optimization. In addition to the focus on a more efficient supply chain through improved productivity, we are also focused on effective cost control of our selling, general and administrative (“SG&A”) expenses. During our separation from Edgewell, we initiated Go-to Market changes utilizing distributors or exiting several sub-scale markets to improve profitability. We also initiated zero based budgeting efforts to imbed a cost conscious mind set across our global organization. In addition, we executed continuous improvement initiatives globally, including reorganizing our international operations. These combined efforts have reduced SG&A expense as a percent of net sales, excluding acquisition, integration and spin related expenses, by 90 basis points from fiscal year 2016 to fiscal year 2018. We will continue to focus on optimizing our cost structure. The following charts illustrate the savings achieved from the 2013 restructuring project and the optimization of our manufacturing footprint as compared to September 30, 2009.

2013 Restructuring Project $218mm+ Run-Rate Savings Achieved Manufacturing Highlights Manufacturing Plants Packaging Facilities Distribution Centers FY09 FY18% 16 9* (44%) 4 1 (75%) 41 25 (39%)

*	This figure includes one facility acquired through the HandStands acquisition. Organically, Energizer reduced manufacturing facilities to eight, or by 50%, from fiscal year 2009 to fiscal year 2018.

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Successful track record of separating, acquiring and integrating businesses. Energizer successfully completed its spin-off from Edgewell Personal Care in 2015, as evidenced by the minimal customer interruptions after the spin. We have also opportunistically pursued acquisitions that enhance our product portfolio and create operational benefits, including the successful acquisition and integration of two auto care businesses, HandStands in 2016, which is a manufacturer, marketer and supplier of auto air fresheners and auto appearance products, and Nu Finish in 2018, which is a marketer and supplier of automotive appearance products. We have been able to integrate these businesses and realize cost savings while maintaining a conservative balance sheet and consistently generating strong free cash flow.

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Strong financial performance, conservative balance sheet and significant cash generation. Energizer has grown its net sales from $1,631.6 million in fiscal year 2015 to $1,797.7 million in fiscal year 2018, representing a CAGR of 3.3%. Energizer has also grown its net income and adjusted EBITDA from ($4.0 million) and $345.5 million, respectively, in fiscal year 2015 to $93.5 million and $399.1 million, respectively, in fiscal year 2018. During this period, capital expenditures have averaged between 1% and 2.5% of net sales. We have achieved this growth while maintaining a conservative balance sheet, keeping leverage at approximately 3.0x since the spin. The Transactions are expected to create opportunities to realize incremental revenue growth as well as estimated cost synergies of $70-80 million expected to be achieved over three years. In fiscal year 2018, Energizer, Spectrum Batteries and Spectrum Auto Care generated cash from operating activities of $390.3 million on a combined basis (based on $228.7 million for Energizer, $96.3 million for Spectrum Batteries and $65.3 million for Spectrum Auto Care). Combined business adjusted free cash flow in fiscal year 2018 would have been approximately $340 million, excluding the estimated impact of the Varta Divestment Business. The estimated cost synergies of $70 - $80 million expected to be achieved over three years are expected to mostly offset the estimated additional annual interest expense from the Company’s debt financing for the Acquisitions. These favorable characteristics should allow Energizer to generate significant free cash flow that we can use to repay debt over time. Pro forma for the Transactions we expect to have net leverage of approximately 4.4x.

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Strong management team with a demonstrated commitment to disciplined operations. Led by Alan R. Hoskins, our Chief Executive Officer, who has more than 30 years of experience in our industry, our leadership team brings together a wealth of experience in the global consumer products industry. Our leadership team is made up of individuals who were integral in overseeing our cost reductions and restructuring projects, and have shown their ability to operate a disciplined, focused and results-driven enterprise.

Our Strategies

We believe that we will be attractively positioned to:

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Build our business through increased distribution and investment in effective category fundamentals. Our philosophy is that if we deliver consumers innovative products that meet their needs and help our retail partners grow their categories, we will benefit both through increased sales and better long-term customer relationships. Our sales teams have extensive experience and can provide valuable category and path to purchase insights that can greatly benefit our retail customers. We also expect to leverage our arrangements with our distributor partners to continue selling and building our brands in markets where our footprint requires a more limited presence. We believe that the Battery Acquisition and Auto Care Acquisition will strengthen our distribution relationships over time, while enabling our retail customers and consumers to benefit from our combined commercial expertise and category insights.

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Drive increased penetration in eCommerce. Energizer is the leading branded manufacturer in the U.S. online battery market with approximately 23% of eCommerce sales in the U.S., showing 75% growth in the latest twelve month period ending September 2018 according to 1010 data U.S. eCommerce. Energizer’s eCommerce value sales for fiscal year 2018 increased 297% compared to fiscal year 2015, highlighting the effectiveness of our eCommerce strategy according to 1010 data U.S. eCommerce.

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Strengthen and support our brands through relevant, consumer-led marketing innovation. Continuing to innovate will be critical to the success of our business. We plan to use our decades of experience in marketing innovation, which includes product, packaging and engagement along the path to purchase to make life better for the consumers that use our products. Through these core initiatives, we recently launched our longest-lasting Energizer Max battery, along with new products and upgrades in portable lighting. Following the Transactions, we plan to leverage our core marketing and R&D competencies to accelerate innovation across both battery and auto care categories.

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Maintain our relentless focus on challenging costs across the enterprise. We plan to constantly challenge costs in our business to strive for an optimized cost structure. We aim to enhance our supply chain operation through an optimized manufacturing footprint and implement working capital improvements. We drive productivity gains through initiatives such as portfolio optimization, focusing on simplifying product categories and optimizing our operating structure around the world. Following the Auto Care Acquisition, we plan to optimize our consolidated auto business through continuous operational improvements and create efficiencies through enhanced scale and distribution.

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Focus on integration of the Acquired Battery Business and Spectrum Auto Care businesses to drive synergies and efficiencies across the business. We have been planning the integration of Spectrum Batteries since the deal was announced in January 2018. We expect to leverage our integration plans from the Battery Acquisition in planning for the Auto Care Acquisition. In addition, Spectrum Auto Care is currently run as a standalone business unit within Spectrum, which should bolster operations stability during the transition period. During the first three years of ownership of both acquisitions, we will be focused on achieving an estimated $70-80 million of cost synergies, through facility and network optimization, SG&A reductions and procurement efficiencies. Total one-time costs to achieve these cost synergies are estimated to be 1.25x-1.50x of annual run-rate synergies.

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Bolster free cash flow to deliver long-term value to all our stakeholders. We believe that the strategies outlined above will allow us to generate significant free cash flow that we can use to both repay debt over time and deliver enhanced value to shareholders through dividends, share repurchases, reinvestment in our business and future acquisition opportunities.

The Transactions

Overview

On November 15, 2018, the Company entered into the Auto Care Acquisition Agreement with Spectrum to acquire the Acquired Auto Care Business for a purchase price of $937.5 million in cash, subject to certain purchase price adjustments described in the Auto Care Acquisition Agreement (the “Cash Purchase Price”), plus the Stock Consideration described below. Among other adjustments, the Auto Care Acquisition Agreement provides for an adjustment to the Cash Purchase Price based on the difference between the Common Stock VWAP (as defined below and used to calculate the Stock Consideration) and the volume weighted average sales price per share of the Common Stock (as defined below) for the 20 consecutive trading day period beginning on the 10th trading day immediately preceding November 15, 2018 (as more specifically described in the Auto Care Acquisition Agreement). This Cash Purchase Price adjustment will increase the Cash Purchase Price by approximately $36.8 million.

The “Stock Consideration” is that number of shares of our common stock that is equal to $312.5 million divided by the volume weighted average sales price per share of our common stock for the 10 consecutive trading days immediately preceding November 15, 2018, as more specifically described in the Auto Care Acquisition Agreement (the “Common Stock VWAP”), which is 5,278,921 shares of common stock, subject to adjustments described in the Auto Care Acquisition Agreement.

The Auto Care Acquisition Agreement

The Auto Care Acquisition Agreement provides that, upon the terms and subject to the conditions set forth in the Auto Care Acquisition Agreement, the Company will purchase the equity of certain subsidiaries of Spectrum involved in, and certain assets of Spectrum and its subsidiaries used or held for use primarily in, or that arise primarily out of, the Acquired Auto Care Business, and will assume certain liabilities arising primarily out of or relating primarily to the ownership, operation or conduct of the Acquired Auto Care Business or any acquired assets.

The consummation of the Auto Care Acquisition is subject to certain conditions to each party’s obligations, including, among other things, (i) the expiration or termination of required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the receipt of certain other antitrust approvals in certain specified foreign jurisdictions (the conditions contained in (i) and (ii) together, the “Antitrust Conditions”), (iii) the accuracy of the representations and warranties of the other party (generally subject to a customary material adverse effect standard as described in the Auto Care Acquisition Agreement) or other customary materiality qualifications, (iv) the absence of governmental restrictions on the consummation of the Auto Care Acquisition in certain jurisdictions, and (v) the compliance in all material respects by the other party with its covenants and agreements under the Auto Care Acquisition Agreement. The consummation of the Auto Care Acquisition is not subject to any financing condition. As of the date of this prospectus supplement, the Antitrust Conditions have been satisfied.

The Auto Care Acquisition Agreement also contains certain termination rights, including the right of either party to terminate the Auto Care Acquisition Agreement if the consummation of the Auto Care Acquisition has not occurred on or before July 31, 2019 (the “Outside Date”) as well as the right to terminate for certain breaches of the Auto Care Acquisition Agreement which result in the failure of certain conditions to be satisfied, subject to certain limits.

The Auto Care Acquisition will be financed pursuant to the Financing Transactions. See “The Financing Transactions.”

Shareholder Agreement

As a condition of the consummation of the Acquisition and in connection with the Stock Consideration, the Company will enter into a Shareholder Agreement (the “Shareholder Agreement”) with Spectrum. The Shareholder Agreement will contain a 24-month standstill provision applicable to Spectrum, pursuant to which, among other things, subject to certain exceptions contained in the Shareholder Agreement, Spectrum will be prohibited, either acting alone or in concert with others, from supporting or engaging in certain transactions involving the Company or seeking to knowingly or intentionally control or influence management, our board of directors or policies of the Company with respect to such matters. For a period of 18 months beginning on the closing date of the Auto Care Acquisition, subject to certain limitations and qualifications, Spectrum will be required to vote in favor of the director nominees of our board of directors and in accordance with its recommendations on all other matters at any meeting of the Company’s shareholders.

In addition, pursuant to the Shareholder Agreement, beginning after the 12 month anniversary of the closing date of the Auto Care Acquisition, the Company will be required, at the request of Spectrum, to use commercially reasonable efforts to file a shelf registration statement covering the resale by Spectrum in one or more registered offerings. Spectrum will also have certain rights to demand registration of shares in an underwritten takedown under the shelf registration and to participate in certain registered underwritten public offerings by the Company, subject to customary terms, limitations and exceptions.

Pursuant to the Shareholder Agreement, Spectrum will agree not to transfer any of its shares or other equity securities in the Company, or engage in certain hedging transactions from the closing until the day that is twelve months after the closing of the Auto Care Acquisition and, following such period, subject to certain limitations, not to transfer any such shares or other equity securities to any person or entity who would thereafter beneficially own more than 4.9% of the Company’s outstanding shares of equity securities after giving effect to such transaction. Following the 18 month anniversary of the closing date of the Auto Care Acquisition, the Company will have the right to repurchase any or all of the shares then held by Spectrum or its affiliates for a purchase price per share equal to, as more specifically described in the Shareholder Agreement, the greater of the volume-weighted average sales price per share for the ten conservative trading days beginning on the 12th trading day immediately preceding notice of the repurchase from the Company and 110% of the Common Stock VWAP.

The Spectrum Auto Care Business

Spectrum Auto Care sells a range of products in the automotive appearance, fragrance, performance, and air conditioning recharge categories under the iconic brands Armor All, STP and A/C Pro. Products are sold in 50 markets across North America (85% of sales for fiscal year 2018), in Asia Pacific (6%), Europe and the Middle East (5%), and Latin America (4%). Customers consist primarily of big-box auto, auto specialty retail, mass retailers, and food and drug retailers. During fiscal year 2018, Spectrum Auto Care generated net sales, net loss, and adjusted EBITDA of $465.6 million, ($9.5 million) and $99.3 million, respectively. The net loss in fiscal year 2018 resulted from a non-cash goodwill impairment charge of $92.5 million. We expect the Auto Care Acquisition to close by February 2019.

During the first three years of ownership of the Spectrum Auto Care Business, Energizer expects to realize approximately $15 million of annual run-rate cost synergies through network optimization, SG&A reductions and procurement efficiencies.

Spectrum Auto Care Product Categories

Spectrum Auto Care’s product portfolio includes the following categories:

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Appearance and Fragrance (48% of Spectrum Auto Care Sales for fiscal year 2018). The appearance and fragrance categories include protectants, wipes, tire and wheel care products, glass cleaners, leather care products, air fresheners and washes designed to clean, shine, refresh and protect interior and exterior automobile surfaces under the brand name Armor All. Armor All is a leader in the automotive aftermarket appearance products category based upon its recognized brand name, convenient application methods and product innovation. Armor All is the #1 brand in automotive appearance with a 24% market share in the category year to date through November 2018. Armor All has also expanded its offering into auto air fresheners, with growth of 255% year to date through November 2018, reaching a 0.7% share of the category according to NPD.

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Performance (16% of Spectrum Auto Care Sales for fiscal year 2018). The performance product category includes STP branded fuel and oil additives, functional fluids and other performance chemical products that benefit from a rich heritage in the car enthusiast and racing scenes, characterized by a commitment to technology, performance and motor sports partnerships for over 60 years. The strong brand equity of STP also provides for attractive licensing opportunities that augment our presence in our core performance categories. STP is the #5 brand in the automotive performance category with 15% market share in Fuel Additives and 8% market share in Oil Additives year to date through November 2018 according to NPD.

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Air Conditioning Recharge (36% of Spectrum Auto Care Sales for fiscal year 2018). The air conditioning recharge product category includes do-it-yourself automotive air conditioning recharge products led by the A/C PRO brand name, along with other refrigerant and recharge kits, sealants and accessories. A/C PRO is the #1 brand in automotive air conditioning recharge, with Spectrum Auto Care having a 61% market share in the category and 81% market share in air conditioning installation kits & accessories year to date through November 2018 according to NPD.

Transaction Rationale

We believe the combination unites product offerings that are highly complementary in nature and creates an offering of well-known global brands that will enhance Energizer’s presence in current markets in addition to expanding its reach into new categories, international markets and attractive channels. The Auto Care Acquisition creates a leading auto care company that is well positioned in several key auto care categories, with leading brands in automotive appearance, automotive performance, and automotive air conditioning recharge.

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Strengthens position in growing categories and channels. The Auto Care Acquisition establishes our position as the number one player in the U.S. auto care category, with presence across the automotive appearance, performance, air conditioning recharge and fragrance categories. The Auto Care Acquisition provides significant channel overlap where Energizer is targeting significant auto care growth and also allows Energizer to leverage the iconic Armor All, STP and A/C Pro brands into new and adjacent product categories.

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Broadens brand offerings and manufacturing capabilities. The addition of Spectrum Auto Care adds the iconic Armor All, STP and A/C Pro brands to our portfolio. With these brands, we will be able to offer our customers and consumers a wide range of auto care products across various applications and price points. The Spectrum Auto Care acquisition broadens our manufacturing and distribution footprint, with the addition of the Dayton, Ohio and Rassau, UK facilities, which will enable us to better serve our customers. Following the Transactions, Energizer’s product diversification will include a larger focus on the automotive category, which would have accounted for 20% of net sales for fiscal year 2018, as compared to 5% on a historical basis. See the chart below for further illustration.

FY2018 Energizer Net Sales by Product Historical Pro Forma

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Expanding international presence with ability to leverage Energizer’s global distribution network. Spectrum Auto Care has an existing footprint with distribution and sales in over 50 markets. The Auto Care Acquisition provides an opportunity to accelerate top line growth internationally in existing Energizer markets and expand the Armor All, STP and A/C Pro brands into new adjacencies. Pro forma for the Transactions, Energizer’s 2018 net sales increase by 71% in North America, by 105% in Latin America, by 23% in EMEA and by 17% in Asia Pacific. See the chart below for Energizer’s geographic breakout on a historical and pro forma basis for the Transactions.

FY2018 Energizer Net Sales by Geography Historical Pro Forma Latin America Battery Business roughly doubles from ~$118mm to ~240mm in Net Sales

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Driving cost efficiencies with $15 million in annual run-rate synergies estimated within three years. The integration of Spectrum Auto Care is expected to leverage Energizer’s existing asset base and eliminate redundancies to address rising costs to compete. Estimated cost synergies are expected to be driven by facility and network optimization, SG&A reductions and procurement efficiencies. Total one-time costs to achieve these cost synergies are estimated at less than 1.0x annual run-rate synergies; however, the Spectrum Auto Care integration is benefiting from IT integration efforts already under way as part of the Acquired Battery Business integration.

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Opportunity to drive productivity across the integrated global supply chain. Energizer has a strong track record of operational excellence and acquisition integration. Our management team has identified numerous opportunities to reduce costs and improve efficiency, most notably to stabilize operations at the Dayton, Ohio facility. Operational issues at the facility have led to shipment disruptions as well as working capital management issues. While significant strides have been made to remedy these issues, Energizer expects to invest additional resources to achieve further operating efficiencies, increase service level performance and drive further cost improvements at the facility.

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Leverage Energizer’s R&D capabilities to accelerate auto care innovation. We continue to leverage consumer insights to provide meaningful product improvements and introduce new and innovative products. We will lean on this expertise along with our strong customer partnerships to further innovate within the auto care category. For example, the recent introduction of “quick and easy to use wipes” highlights the opportunity to introduce new and innovative products into the auto care category.

Auto Care Industry Overview

According to NPD, the US auto care industry sales (comprising of appearance chemicals, performance chemicals, refrigerants & accessories, and air fresheners) were $2.8 billion in 2017. Based on historical growth rates and assuming no changes in the current business environment, we believe that the US auto care industry will grow at a CAGR of 1.8% through 2023. Forecasted growth in the Auto Care Industry is driven by favorable trends including an aging vehicle population, growing number of vehicles in car parc and increased annual miles driven. We believe that the Auto Care Acquisition positions Energizer to capitalize on favorable trends within various categories of the overall market. The US auto care segments are shown below:

US Auto Care - $2.8 billion +1.8 CAGR through 2023 Appearance Chemicals Interior & Exterior Cleaners, Tire Care, Wax, Soap, Cleaning Wipes, Protectants, etc. $847 million 30% of Value Sales Performance Chemicals Motor oil, Antifreeze/Coolant, Sealants, Grease & Fluids, Transmission Fluid, etc. $1.2 billion 42% of Value Sales A/C refrigerants, recharge kits, retrofit kits, etc. Refrigerants & Accessories A/C refrigerants, recharge kits, retrofit kits, etc. $363 million 13% of Value Sales Air Fresheners $406 million15% of Value Sales

Source: NPD - Calendar Year 2017. Forecasted growth is an Energizer estimate based on historical growth rates and assumes no changes in the current business environment.

Spectrum Batteries Transaction Update

On January 2, 2019, Energizer closed its previously announced acquisition of Spectrum Batteries. On December 11, 2018, the European Commission approved the acquisition of Spectrum Batteries conditioned on the divestment by Energizer of the Varta Divestment Business. Based on the original purchase price, net of anticipated divestiture proceeds of $550 million, we expect the net purchase price to be $1.45 billion for the Batteries Acquisition. In the event that actual proceeds, including specified adjustments, exceed $600 million, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay Energizer 75% of the shortfall and up to a total of $200 million. Energizer is targeting first half of calendar year 2019 to complete the disposition of the Varta Divestment Business.

The present value of the tax step up on assets acquired in the U.S. in the Battery Acquisition is expected to be approximately $110 million. Based on the historical results of Spectrum Batteries, adjusted for the financial results attributable to the Varta Divestment Business, net sales, gross profit, net income and Adjusted EBITDA of the Acquired Battery Business were $515.4 million, $164.9 million, $53.4 million and $96.2 million, respectively, for fiscal year 2018. For fiscal year 2017, net sales, gross profit, loss and adjusted EBITDA of the Acquired Battery Business were $540.0 million, $189.5 million, $63.5 million and $113.7 million, respectively. See “Summary Historical Financial Data of Spectrum Batteries and Spectrum Auto Care – Acquired Battery Business Financial Information” for the description of the methodology used in calculating these numbers. Annual run-rate synergies following the Transactions are expected to be approximately $55 million to $65 million for the Acquired Battery Business and approximately $15 million for the Acquired Auto Care Business, which Energizer expects to realize within the first three years of ownership. Total one-time costs to achieve these cost synergies are estimated to be 1.25x-1.50x of annual run-rate synergies. Certain costs have already been incurred anticipating an acquisition of the total Spectrum Batteries business, which a portion will now be unnecessary due to the required divestiture of the Varta Divestment Business.

Batteries Industry Overview

We recently revised our long-term battery category volume outlook to be flat to slightly positive (from the previous outlook of flat to slightly negative) driven by emerging devices, device power requirements and device universe stabilization. Demographic trends continue to be a positive driver for the category as well. The market size for the global battery category for the markets in which we compete was $6.0 billion, with a 4.1% growth versus prior year according to Nielsen Global Track Complete. In the US, the market size for the battery category was $2.9 billion with a 1.1% growth versus prior year according to IRI.

Below is a chart that illustrates the positive global battery volume trends that have benefited Energizer:

The Batteries Category Narrative has Changed to a Positive Story of Projected Growth Global Battery Category Volume Trends1 Shifting from repeated years of volume decline To positive gains, with an outlook from marginal volume growth

Source: Nielsen Global Track and Global Track Complete FY11—FY18. World Custom (Australia, Belgium, Canada, Chile, Colombia, Egypt, France, Germany, Great Britain, Italy, Malaysia, Mexico, New Zealand, Singapore, South Africa, South Korea, Spain, Switzerland, USA). Separate database per each year.

Volume is forecasted to shift into specialty and AA and AAA batteries due to evolving device trends and power demands. Growth in the global specialty segment was 5.3% for the twelve months ended September 2018 as compared to the twelve months ending September 2017 according to Nielsen, driven by devices requiring smaller batteries, including connected Internet of Things devices.

With the addition of Acquired Battery Business, Energizer believes it will be even better equipped to capitalize on various growth segments in the battery industry:

•	Device trends have stabilized as the transition to battery-on-board (BOB) and smartphone growth has flattened;

•	Emerging technologies, such as the Internet of Things, are expected to continue to drive growth in the number of battery-powered devices; and

•	Expected mix shift toward smaller cells driven by miniaturization of devices, leading to a heavier proportion of specialty cells relative to the overall battery market.

Recent Developments

The following is a preliminary summary of selected first fiscal quarter financial data for Energizer. All comparisons are with the first quarter of fiscal 2018 unless otherwise stated:

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Net sales were approximately $572 million, compared to $573.3 million in the prior year fiscal quarter ended December 31, 2017. Organic revenue increased by approximately 1.7% in the quarter ended December 31, 2018.

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Earnings before income taxes is expected to be in the range of $90 to $95 million, compared to $119.0 million in the prior year fiscal quarter ended December 31, 2017. Our range includes the unfavorable impact of currency movements of approximately $10 million, inclusive of approximately $4 million from our Argentina operations.

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Adjusted Earnings before income taxes is expected to be in the range of $124 to $130 million, compared to $124.7 million in the prior year fiscal quarter ended December 31, 2017. Our range includes the unfavorable impact of currency movements of approximately $10 million, inclusive of approximately $4 million from our Argentina operations.

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Adjusted EBITDA is expected to be in the range of $157 to $163 million, compared to $156.8 million in the prior year fiscal quarter ended December 31, 2017. Adjusted EBITDA for the trailing twelve months ending December 31, 2018 is expected to be in the range of $399 to $405 million.

For reconciliations of preliminary non-GAAP financial measures to preliminary GAAP financial measures, see “Summary Historical and Pro Forma Financial Data of the Company—Reconciliation of Selected Preliminary Financial Data.”

The preliminary financial data provided is subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. Accordingly, actual results may differ materially from these estimates and all of these preliminary estimates are subject to change. In addition, preliminary results for the first quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Energizer’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The Financing Transactions

In connection with financing the cash consideration of the Auto Care Acquisition, we have entered or intend to enter into the following Financing Transactions:

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the issuance of 4,076,086 shares of common stock to the public in this offering and up to an additional 611,412 shares of common stock to be issued upon the exercise of the underwriter’s option to purchase additional shares;

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the issuance of 1,875,000 shares of Mandatory Convertible Preferred Stock in a concurrent offering and up to an additional 281,250 shares of Mandatory Convertible Preferred Stock to be issued upon the exercise of the underwriters’ option to purchase additional shares solely to cover over-allotments. In connection with the Preferred Stock Offering, we expect to enter into capped call transactions. We intend to use approximately $7.8 million of the net proceeds from the Preferred Stock Offering to pay the cost of the capped call transactions. If the underwriters of the Preferred Stock Offering exercise their option to purchase additional shares to cover over-allotments, we expect to use a portion of the net proceeds from the sale of the additional shares to enter into additional capped call transactions; and

•	the issuance of $600 million aggregate principal amount of notes.

We intend to use the net proceeds from the Financing Transactions, as well as cash on hand, to fund the cash portion of the Acquisition Consideration and to pay fees and expenses related to the Transactions. See “Use of Proceeds” and “Capitalization” for more information.

Use of Proceeds; Sources and Uses

The table below sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on September 30, 2018 (except as otherwise indicated) and based on estimated amounts outstanding on that date. Actual amounts will vary from the estimated amounts shown below depending on several factors, including, among others, the amount of cash and cash equivalents balances, net working capital and other purchase price adjustments, debt (including accrued interest on such debt), changes made to the sources of the contemplated financings and differences from our estimated fees and expenses. We intend to use the net proceeds of the Financing Transactions to finance the consummation of the Auto Care Acquisition and other transactions contemplated by the Spectrum Battery and Auto Care Acquisition Agreements, including paying related fees, costs, premiums and expenses in connection with the Financing Transactions.

You should read the following together with the information included under the headings “Summary—The Acquisition,” “Capitalization,” “Use of Proceeds,” Description of Indebtedness” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement.

Battery Acquisition

Sources of Funds	($ in millions)	Uses of Funds	($ in millions)
Cash on Hand	$299.1	Purchase Price (5)	$1,956.1
Term Loan B (1)	1,000.0	Refinance Existing Credit Agreement (6)	628.0
Term Loan A (2)	200.0	Estimated Fees and Expenses (7)	169.2
6.375% Senior Notes Due 2026 (3)	500.0
4.375% Euro Senior Notes Due 2026 (4)	754.2

Total Sources	$2,753.3	Total Uses	$2,753.3

Auto Care Acquisition

	($ in millions)		($ in millions)
Debt financing (8)	$600.0	Purchase Price (12)	$1,180.0
Common Stock to Spectrum Brands (9)	247.3	Estimated Fees and Expenses (13)	74.5
Common Stock Offering (10)	187.5	Capped Call (14)	10.0
Preferred Stock Offering (11)	187.5
Cash on Hand	42.2

Total Sources	$1,264.5	Total Uses	$1,264.5

Divestiture of the Varta Divestment Business

	($ in millions)		($ in millions)
Divestiture Proceeds (15)	$550.0	Term Loan B (16)	$458.3
Cash on Hand	15.0	Term Loan A (17)	91.7
		Estimated fees and expenses	15.0

Total Sources	$565.0	Total Uses	$565.0

Aggregate Total Uses	$4,582.8	Aggregate Total Uses	$4,582.8

(1)	Represents the aggregate principal amount of the term loan B facility, without giving effect to discounts or fees to be paid to the lenders.
(2)	Represents the aggregate principal amount of the term loan A facility, without giving effect to discounts or fees to be paid to the lenders.
(3)	Represents the aggregate principal amount of the USD 2026 Senior Notes and does not reflect the initial purchasers’ discount.
(4)	Represents the U.S. dollar equivalent of the aggregate principal amount of the EUR 2026 Senior Notes offered and does not reflect the initial purchasers’ discount.
(5)

Represents net cash consideration of $1,956.1 million paid to Spectrum. This includes the $2,000.0 million contractual purchase price adjusted for allowances related to the assumed pension liability and capital lease obligation offset by working capital adjustments.

(6)	Represents the repayment in full of all outstanding debt under Energizer’s prior credit facilities excluding any accrued and unpaid interest.
(7)

Represents estimated fees, costs and expenses of Energizer associated with the Battery Acquisition, including, without limitation, certain amounts payable under the Battery Acquisition Agreement and any fees and expenses incurred in connection therewith, original issue discount on the Credit Agreement, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees, and other transactional costs and legal, accounting and other professional fees and expenses relating to the Battery Acquisition and the financing thereof.

(8)	Represents the aggregate principal amount of the debt financing and does not reflect the initial purchasers’ discount or any issue discount.
(9)	Represents the fair value of the 5,278,921 shares of our common stock expected to be issued to Spectrum, based on the closing market price of $46.84 on January 7, 2019.
(10)	Represents the gross proceeds of this offering.
(11)	Represents the gross proceeds of the Preferred Stock Offering.
(12)

Represents estimated net cash consideration of $932.7 million to be paid to Spectrum Brands and the fair value of the equity issued to Spectrum of $247.3 million. The cash consideration includes the portion of the contractual purchase price payable in cash adjusted for certain adjustments described under “—the Acquisition Agreement” as well as contractual purchase price adjustments for allowances related to the capital lease obligation offset by working capital adjustments based on the September 30, 2018 amounts.

(13)

Represents estimated fees, costs and expenses of Energizer associated with the Auto Care Acquisition and the Financing Transactions, including, without limitation, certain amounts payable under the Auto Care Acquisition Agreement and any fees and expenses incurred in connection therewith, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees, and other transactional costs including legal, accounting and other professional fees and expenses.

(14)	Represents the estimated fees associated with the capped call.
(15)

Represents the assumed sales proceeds from the sale of the Varta Divestment Business. Actual proceeds may vary significantly from this estimate based on a variety of factors, including buyer interest, due diligence and the performance of the Varta Divestment Business.

(16)

Represents the application of assumed proceeds from the sale of the Varta Divestment Business to the partial repayment of term loan B facility. Actual proceeds may vary significantly from this estimate.

(17)

Represents the application of assumed proceeds from the sale of the Varta Divestment Business to the partial repayment of term loan A facility. Actual proceeds may vary significantly from this estimate.

Corporate Information

Energizer Holdings, Inc. is a Missouri corporation organized on January 9, 2015. Its principal corporate and executive offices are located at 533 Maryville University, St. Louis, MO 63141 (telephone number 314-985-2000).

The Offering

Issuer	Energizer Holdings, Inc., a Missouri corporation

Common Stock Offered by the Issuer	4,076,086 shares

Common Stock Outstanding after this Offering	63,975,147 Shares (or up to 64,586,559 if the underwriters exercise their option to purchase additional shares). (1)

Underwriter Option to Purchase Additional Shares	We have granted the underwriters an option to purchase from us within 30 days of the date of this prospectus supplement up to an additional 611,412 shares of common stock.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $178.7 million (or approximately $205.6 million if the underwriters exercise their option to purchase additional shares of our common stock, in full).

In addition, we estimate that the net proceeds to us from the Preferred Stock Offering, after deducting issuance costs and discounts, will be approximately $181.3 million (or approximately $208.6 million if the underwriters in the Preferred Stock Offering exercise their option to purchase additional shares of our Mandatory Convertible Preferred Stock to cover over-allotments, if any, in full).

We intend to use the net proceeds from this offering and if completed, the net proceeds from the Preferred Stock Offering and the Additional Financing, as well as cash on hand, to fund the cash portion of the Acquisition Consideration and to pay fees and expenses related to the Transactions. However, this offering is not contingent on the completion of the Auto Care Acquisition, the Preferred Stock Offering or the Additional Financing, and there can be no assurance that the Auto Care Acquisition, the Preferred Stock Offering or any Additional Financing will be consummated on the terms described herein or at all. If for any reason the proposed Auto Care Acquisition has not closed or if certain acquisition termination events occur, then we expect to use the net proceeds from this offering, together with the net proceeds from the Preferred Stock Offering, for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Mandatory Convertible Preferred Stock for cash, debt repayment, capital expenditures, investments and repurchases of our common stock at the discretion of our board of directors.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies. See “Use of Proceeds.”

Material U.S. Federal Income Tax Considerations	Certain material U.S. federal income tax considerations of owning and disposing of our common stock applicable to certain non-U.S. holders are described in “Certain Material United States Federal Income Tax Considerations to Non-U.S. Holders.

Concurrent Preferred Stock Offering	Concurrently with this offering of shares of our common stock, we are also making a public offering of 1,875,000 shares of Mandatory Convertible Preferred Stock pursuant to a separate prospectus supplement. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 281,250 shares of Mandatory Convertible Preferred Stock to cover over-allotments. The shares of Mandatory Convertible Preferred Stock will initially be convertible into an aggregate of up to 4,076,063 shares of our common stock (or up to 4,687,472 shares of our common stock if the underwriters in that offering exercise their over-allotment option in full), in each case, subject to anti-dilution, make-whole and other adjustments.

We cannot assure you that the Preferred Stock Offering or the Additional Financing will be completed or, if completed, on what terms they will be completed. The closing of this offering is not conditioned upon the closing of the Preferred Stock Offering or the Additional Financing, and the closing of the Preferred Stock Offering and the Additional Financing is not conditioned upon the closing of this offering. See the section of this prospectus supplement entitled “Preferred Stock Offering” for a summary of the terms of our Mandatory Convertible Preferred Stock and a further description of the Preferred Stock Offering.

NYSE Symbol	ENR

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-33 of this prospectus supplement, page 1 of the accompanying prospectus and as well as page 8 of our 2018 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Dividends

We issued a $0.29 per share dividend in each quarter of fiscal year 2018 for a total dividend of $1.16 per share. For the first quarter of fiscal year 2019, we issued a $0.30 per share dividend. We expect to continue to pay regular quarterly dividends. Future dividends are dependent on future earnings, capital requirements and our financial condition and are declared at the sole discretions of our Board of

Directors. For more information, prospective investors should carefully consider all of the information set forth below under the caption “Risk Factors—Risks Related to Our Common Stock—We cannot guarantee the timing amount or payment of dividends or share repurchases on our common stock.”

(1)	The number of shares of common stock outstanding immediately after this offering that appears above is based on 59,899,061 shares of our common stock outstanding as of January 4, 2019, but excluding:

•	611,412 shares of our common stock issuable on the exercise of the underwriters’ option to purchase additional shares of our common stock in this offering;

•

4,076,063 shares of our common stock (and an additional 611,409 shares of our common stock upon the exercise of the underwriters’ option, to purchase additional shares of Mandatory Convertible Preferred Stock to cover over-allotments, in full by the underwriters in the Preferred Stock Offering) issuable upon conversion of the Mandatory Convertible Preferred Stock issued in the Preferred Stock Offering, in each case assuming mandatory conversion based on an “applicable market value” (as defined in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock) of our common stock equal to or less than approximately $46.00 per share and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of Mandatory Convertible Preferred Stock issued in the Preferred Stock Offering;

•

the 5,278,921 shares of our common stock expected to be issued to Spectrum pursuant to the Auto Care Acquisition Agreement at the closing of the Auto Care Acquisition, which acquisition is subject to customary closing conditions;

•	an aggregate of approximately 1,955,512 shares of our common stock available for future grants under our existing equity incentive plans as of January 4, 2019; and

•	1,558,230 shares of our common stock issuable upon vesting of restricted stock equivalents and performance restricted stock equivalents, outstanding as of January 4, 2019.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) the option we have granted to the underwriters in this offering to purchase 611,412 additional shares of common stock and the over-allotment option we have granted to the underwriters in the Preferred Stock Offering to purchase 281,250 additional shares of Mandatory Convertible Preferred Stock, in each case, are not exercised, (2) the Mandatory Convertible Preferred Stock will not be redeemed if the Auto Care Acquisition is not consummated and (3) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

At the closing of the Auto Care Acquisition, we will enter into a Shareholder Agreement with Spectrum relating to the 5,278,921 shares of common stock, subject to certain adjustments, we expect to issue to Spectrum. Among other things, the Shareholder Agreement restricts, subject to certain limited exceptions, Spectrum from transferring such shares to third parties for the 12-month period following the closing of the Auto Care Acquisition.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF THE COMPANY

The following table sets forth the Company’s summary historical and unaudited pro forma financial data for the periods ended and as of the dates indicated below.

The summary historical statement of earnings and cash flow data for the years ended September 30, 2016, 2017 and 2018 and balance sheet data as of September 30, 2017 and 2018 have been derived from the audited consolidated financial statements of the Company prepared in accordance with generally accepted accounting principles in the United States and incorporated by reference in this prospectus supplement. The summary historical balance sheet data as of September 30, 2016 has been derived from historical Annual Reports on Form 10-K filed with the SEC. Historical results are not necessarily indicative of future expected results.

The summary unaudited pro forma consolidated statement of earnings data for the fiscal year ended September 30, 2018 gives effect to the Transactions as if they had occurred on October 1, 2017. The summary unaudited pro forma consolidated balance sheet data as of September 30, 2018 gives effect to the Transactions as if they had occurred on September 30, 2018. See “Unaudited Pro Forma Condensed Combined Financial Statements.” The summary unaudited pro forma consolidated financial data for the fiscal year ended September 30, 2018 have been included in this prospectus supplement in order to provide investors with pro forma information for the latest practicable twelve-month period.

The following historical and unaudited pro forma condensed financial information is only a summary and should be read in conjunction with our historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement as well as the information included under the headings “The Acquisitions,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Selected Historical Financial Data of Energizer.”

	Energizer’s Historical Results			Pro Forma
	Fiscal Years Ended September 30,			Fiscal Year Ended September 30, 2018
($ in millions, except ratios)	2016	2017	2018
Statement of Earnings Data:
Net sales	$1,634.2	$1,755.7	$1,797.7	$2,773.7
Cost of products sold	921.8	944.4	966.8	1,621.0

Gross profit	712.4	811.3	830.9	1,152.7

Selling, general and administrative expense	361.4	361.3	421.7	492.1
Advertising and sales promotion expense	102.4	116.1	112.9	126.8
Research and development expense	26.6	22.0	22.4	35.0
Amortization of intangible assets	2.8	11.2	11.5	63.9
Write-off for impairment of goodwill	—	—	—	92.5
Spin restructuring	5.8	(3.8)	—	—
Restructuring	2.5	—	—	9.2
Gain on sale of real estate	—	(16.9)	(4.6)	(4.6)
Interest expense	54.3	53.1	98.4	181.7
Other items, net	(9.1)	(5.0)	(6.6)	15.7

Earnings before income taxes	165.7	273.3	175.2	140.4
Income tax provision	38.0	71.8	81.7	48.3

Net earnings	$127.7	$201.5	$93.5	$92.1

Mandatory convertible preferred stock dividends				$13.6

Net earnings attributable to common stockholders				$78.5

	Energizer’s Historical Results			Pro Forma
	Fiscal Years Ended September 30,			Fiscal Year Ended September 30, 2018
($ in millions, except ratios)	2016	2017	2018
Balance Sheet Data (as of period end):
Cash and cash equivalents	$287.3	$378.0	$522.1	$181.3
Restricted cash	—	—	1,246.2	—
Total assets	1,731.5	1,823.6	3,178.8	4,551.9
Total debt	1,043.1	1,086.6	1,227.4	3,020.1
Long-term debt held in escrow	—	—	1,230.7	—

Cash Flow Data:
Cash flows from operating activities	$193.9	$197.2	$228.7
Capital Expenditures	28.7	25.2	24.2
Free Cash Flow (a)	166.7	199.2	210.6
Adjusted Free Cash Flow (a)	172.3	203.5	237.8

Other Financial Data:
EBITDA (a)	$254.3	$376.6	$318.7	$435.4
Adjusted EBITDA (a)	341.5	388.6	399.1	593.7
Pro Forma Adjusted EBITDA (a)				668.7
Ratio of total debt to Adjusted Pro Forma EBITDA (b)				4.6x
Ratio of Adjusted Pro Forma EBITDA to interest expense (b)				3.7x

(a)

Free cash flow, Adjusted free cash flow, EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP measures. Refer to the definition and reconciliation of these non-GAAP measures to the closest GAAP measure included in the “Supplemental Non-GAAP Financial Information” section herein.

(b)

Ratio of total debt to pro forma Adjusted EBITDA and Ratio of Pro Forma Adjusted EBITDA to interest expense are derived from Non-GAAP measures as defined and reconciled in the “Supplemental Non-GAAP Financial Information” section herein. These ratios are calculated based on our summary unaudited pro forma consolidated financial data for the fiscal year ended September 30, 2018 which have been included in this prospectus supplement in order to provide investors with pro forma information for the latest practicable twelve-month period.

Supplemental Non-GAAP Financial Information

Free Cash Flow, Adjusted Free Cash Flow, Combined Business Adjusted Free Cash Flow, EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are supplemental measures that are not required by or presented in accordance with GAAP.

We define Free Cash Flow as Net cash flow from operating activities reduced by capital expenditures, net of the proceeds from asset sales. We define Adjusted Free Cash Flow as Free Cash Flow excluding the cash payments for acquisition and integration costs, which are net of the statutory tax benefit associated with the payment.

We define EBITDA as Net earnings before interest expense, income tax provision and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to remove the impact of the Company’s, Spectrum’s and the Acquired Businesses’ restructurings, spin-off costs and spin restructuring, gain on sale of real estate, acquisition and integration items, including the addition of HandStands pro forma EBITDA, the settlement loss on the Canadian pension plan termination, share-based payments, the carve out allocations made to the Acquired Businesses’ historical results by Spectrum, write-off for impairment of goodwill and certain other adjustments more fully described in this prospectus supplement.

We define Combined Business Adjusted Free Cash Flow as Adjusted Free Cash Flow for the Company, Spectrum Batteries and the Acquired Auto Care Business on a combined basis, adjusted for the estimated impact of the Varta Divestment Business.

We define Pro Forma Adjusted EBITDA as Adjusted EBITDA further adjusted to reflect the estimated full year impact of cost savings and annual run-rate synergies we estimate to ultimately realize by the third year following the consummation of the Acquisitions, including as a result of operating improvements and annual run-rate synergies. Investors should understand that the Company expects to incur substantial cash expenditures (in excess of the anticipated annual synergies) to realize such synergies and such expenditures are not taken into account in presenting Pro Forma Adjusted EBITDA. The actual amount of synergies that the Company ultimately realizes, and the costs of implementation, could differ materially from the estimates set forth herein. We present these adjustments as they are permitted under the Credit Agreement, the indentures that govern Existing Notes and the indenture that will cover the notes offered hereby, but you should not view these adjustments as a projection of results in any period. Our ability to realize these anticipated annual run-rate synergies and savings is subject to significant uncertainties and take a significant time to realize, and you should not place undue reliance on these adjustments.

We present Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and we believe that Adjusted EBITDA and Pro Forma Adjusted EBITDA provide useful information to investors in understanding and evaluating our operating results in the same manner as our management. Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Pro Forma Adjusted EBITDA do not reflect any cash requirements for such replacements.

Free Cash Flow, Adjusted Free Cash Flow, Combined Business Adjusted Free Cash Flow EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP. In evaluating our performance as measured by Free Cash Flow, Adjusted Free Cash Flow, Combined Business Adjusted Free Cash Flow EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA, management recognizes and considers the limitations of these measures. Other companies in our industry may calculate Free Cash Flow, Adjusted Free Cash Flow, EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA differently than we do, or may not calculate them at all, limiting their usefulness as comparative measures. Because of these limitations, Free Cash Flow, Adjusted Free Cash Flow, Combined Business Adjusted Free Cash Flow EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered in isolation or as substitutes for Net sales, Net earnings, Net cash from operating, investing or financing activities, or any other measure calculated in accordance with GAAP, as applicable, and should be considered together with our GAAP financial measures and the reconciliation set forth below.

The following table sets forth a reconciliation of Net cash from operating activities to Free Cash Flow and Adjusted Free Cash Flow:

Energizer Free Cash Flow and Adjusted Free Cash Flow Reconciliation

	Fiscal Year Ended September 30,
($ in millions)	2016	2017	2018
Net Cash From Operating Activities	$193.9	$197.2	$228.7
Capital Expenditures	(28.7)	(25.2)	(24.2)
Proceeds from Sale of Assets	1.5	27.2	6.1

Free Cash Flow	$166.7	$199.2	$210.6
Acquisition Related Payments (c)	5.6	4.3	27.2

Adjusted Free Cash Flow	$172.3	$203.5	$237.8

(c)	Acquisition related payments are the cash payments for acquisition and integration costs net of the statutory tax benefit associated with the payment.

The following table sets forth a reconciliation of the Company’s Net earnings to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA for the periods presented:

Energizer EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA Reconciliation

	Actual			Pro Forma
	Fiscal Year Ended September 30,			Fiscal Year Ended September 30, 2018
($ in millions)	2016	2017	2018
Net Earnings	$127.7	$201.5	$93.5	$92.1
Income tax provision	38.0	71.8	81.7	48.3

Earnings before taxes	$165.7	$273.3	$175.2	$140.4
Interest expense	54.3	53.1	98.4	181.7
Depreciation and Amortization	34.3	50.2	45.1	113.3

EBITDA	$254.3	$376.6	$318.7	$435.4
Energizer Adjustments
Restructuring (d)	4.9	—	—	—
Spin Costs (e)	10.4	—	—	—
Spin Restructuring (e)	5.8	(3.8)	—	—
Gain on Sale of Real Estate	—	(16.9)	(4.6)	(4.6)
Acquisition and Integration Costs (f)	18.1	8.4	42.7	—
HandStands EBITDA (g)	27.5	—	—	—
Settlement loss on Canadian Pension Plan Termination (h)	—	—	14.1	14.1
Share-Based Payments	20.4	24.3	28.2	28.2
Acquired Businesses Adjustments
Carve Out Allocations (i)				6.5
Restructuring (j)				18.5
Write-off for Impairment of Goodwill (k)				92.5
Share-Based Payments				3.1

Adjusted EBITDA	$341.5	$388.6	$399.1	$593.7

Synergy Adjustment
Estimated mid-point of annual run-rate synergies (l)				75.0

Pro Forma Adjusted EBITDA				$668.7

(d)

Restructuring costs related to enterprise-wide restructuring plans that began in fiscal year 2013. The primary objectives of the restructuring projects included reduction in workforce, consolidation of G&A functional support across the organization, reduced overhead spending, creation of a center-led purchasing function, and rationalization and streamlining of our operational facilities, product portfolio and marketing organization.

(e)	Spin and spin restructuring costs/(benefits) related to the July 1, 2015 separation of the Company from Edgewell Personal Care Company (Edgewell) via a tax free spin-off.
(f)

Acquisition and integration costs in the fiscal year ended September 30, 2016 and 2017 are related to the acquisition of HandStands Holdings Corporation (HandStands) on July 1, 2016. Acquisition and integration costs in the fiscal year ended September 30, 2018 are related to the Acquisitions. The acquisition and integration costs related to the Acquisitions had already been excluded from the pro forma net earnings as noted in the pro forma financial statements and are not included herein as an add back to pro forma Adjusted EBITDA. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

(g)	This adjustment is the pro forma Handstands EBITDA for the first three fiscal quarters of 2016 prior to the acquisition date calculated in accordance with our debt agreements.

(h)

Settlement loss on Canadian pension plan termination represents the actuarial losses that were previously recorded to other comprehensive income, and then recognized to Other items, net upon the termination of our Canadian pension plan.

(i)

Certain costs representing $5.1 million of Spectrum Batteries and $3.3 million of Acquired Auto Care Business have been allocated from Spectrum. Of the $5.1 million allocated to the Spectrum Batteries, $1.9 million was related to the Varta Divestiture Business. The net impact to the remaining Acquired Battery Business is $3.2 million. Those costs are derived from multiple levels of the organization, including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from Spectrum. These allocated costs are primarily related to corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the functional groups such as accounting and finance services, human resources, information technology, facilities, legal services and contract support, tax and treasury management, corporate compliance and risk management, and other corporate and other corporate and infrastructural services. These allocations are not directly related to the Acquired Businesses’ operations and are being removed from the Adjusted EBITDA. Actual costs may differ materially from these estimates.

(j)

These restructuring costs are related to the Acquired Auto Care Business and relate to a series of initiatives implemented by the Acquired Auto Care Business to consolidate certain operations and reduce operating costs including headcount reductions and the exit of certain facilities.

(k)

Write-off for Impairment of Goodwill is related to the Acquired Auto Care Business and primarily attributable to reduced operating results from operational changes driven by restructuring of the domestic manufacturing and distribution, increases in commodity costs, and increased market and pricing competition realized during the year.

(l)

This includes the mid-point of our estimated annual run-rate synergies of $55—$65 million for the Acquired Battery Business and estimated annual run-rate synergies of $15 million for the Acquired Auto Care Business that we estimate to realize approximately three years after the Acquisitions. We expect the cost to implement these synergies to be 1.25-1.50x the annual run-rate synergies. Actual cost savings and synergies and expenses incurred to achieve may differ materially from these estimates. See “Cautionary Statement Concerning Forward-Looking Statements.”

The Company also believes that Organic sales, Adjusted Gross Margin, Adjusted SG&A and Adjusted earnings before income taxes are key non-GAAP measures that provide users with additional meaningful comparisons to the corresponding historical or future periods. These non-GAAP financial measures exclude items that management believes are not reflective of the Company’s on-going operating performance. We believe these measures help to provide year over year comparability when excluding currency fluctuations, acquisition activity as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist in understanding our business and in performing analysis.

Organic sales is the non-GAAP financial measurement of the change in revenue that excludes or otherwise adjusts for the impact of our 2016 HandStands acquisition, our 2018 Nu Finish acquisition, the impact of our Argentina operations due to its designation of a highly inflationary economy in 2018, the change in our Venezuela results from the deconsolidation of those operations, the impact of our go to market initiatives, and the impact of currency from the changes in foreign currency exchange rates. The following table includes our reconciliation:

Energizer Sales to Organic Sales Reconciliation

	Fiscal Year Ended September 30,
($ in millions)	2016	% Chg	2017	% Chg	2018	% Chg
Net Sales—Prior Year	$1,631.6		$1,634.2		$1,755.7
Organic	49.8	3.1%	49.9	3.1%	22.5	1.3%
Impact of Acquisitions	32.3	2.0%	83.1	5.1%	2.3	0.1%
Change in Argentina Operations	(3.5)	(0.2%)	2.6	0.2%	(1.9)	(0.1%)
Change in Venezuela Operations	(8.5)	(0.5%)	—	0.0%	—	0.0%
International go to market	(14.7)	(0.9%)	—	0.0%	—	0.0%
Impact of Currency	(52.8)	(3.3%)	(14.1)	(1.0%)	19.1	1.1%

Net Sales—Current Year	$1,634.2	0.2%	$1,755.7	7.4%	$1,797.7	2.4%

Adjusted gross margin excludes the impact of costs related to restructuring activities, the spin and acquisition and integration. The following table includes our reconciliation:

Energizer Adjusted Gross Margin Reconciliation

($ in millions)	Fiscal Year Ended September 30,
	2016	2017	2018
Net Sales	$1,634.2	$1,755.7	$1,797.7
Reported Cost of Products Sold	921.8	944.4	966.8

Reported Gross Profit	$712.4	$811.3	$830.9
Reported Gross Margin	43.6%	46.2%	46.2%
Restructuring	2.4	0.0	0.0
Spin	0.4	0.0	0.0
Acquisition and Integration Costs	8.1	1.1	0.2

Adjusted Gross Profit	$723.3	$812.4	$831.1

Adjusted Gross Margin	44.3%	46.3%	46.2%

Adjusted SG&A excludes the impact of costs related to restructuring activities, the spin and acquisition and integration. The following table includes our reconciliation:

Energizer Adjusted SG&A Reconciliation

($ in millions)	Fiscal Year Ended September 30,
	2016	2017	2018
Reported SG&A	$361.40	$361.30	$421.70
Reported SG&A as a percent of sales	22.1%	20.6%	23.5%
Acquisition and Integration Costs	(10.0)	(4.0)	(62.9)
Spin costs	(10.0)	—	—

Adjusted SG&A	$341.62	$357.51	$359.03

Adjusted SG&A as a percent of sales	20.9%	20.4%	20.0%

Combined Business Adjusted Free Cash Flow Reconciliation

	Energizer	Spectrum Batteries	Acquired Auto Care Business	Combined Businesses
Net cash provided by operating activities	$228.7	$96.3	$65.3	$390.3
Capital expenditures	(24.2)	(22.3)	(6.1)	(52.6)
Proceeds from sale of assets	6.1	1.2	—	7.3

Free Cash Flow	$210.6	$75.2	$59.2	$345.0
Acquisition and integration payments	27.2	—	—	27.2

Adjusted Free Cash Flow	$237.8	$75.2	$59.2	$372.2

Less: Estimated Varta Divestment Business				(32.0)

Combined Business Adjusted Free Cash Flow (1)				$340.2

(1)

The estimated cost synergies of $70 - $80 million expected to be achieved over three years are expected to mostly offset the estimated additional annual interest expense from the debt financing for the Acquisitions.

Reconciliation of Selected Preliminary Financial Data

The preliminary financial data for the three month period ended December 31, 2018 provided in this prospectus supplement is subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. Accordingly, actual results may differ materially from these estimates and all of these preliminary estimates are subject to change. In addition, preliminary results for the first quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Energizer’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The following table sets forth a reconciliation of the Company’s earnings before income taxes to EBITDA and Adjusted EBITDA for the periods presented:

Energizer Reconciliation for EBITDA and Adjusted EBITDA

	For the Quarter Ended						For the Trailing Twelve Months Ended December 31, 2018			For the Quarter Ended December 31, 2017
	December 31, 2018			September 30, 2018	June 30, 2018	March 31, 2018
	Preliminary						Preliminary
Earnings before income taxes	$90.0	-	$95.0	6.9	31.5	17.8	$146.2	-	$151.2	119.0
Interest expense	45.9			50.8	17.7	16.5	130.9			13.4
Depreciation & amortization	11.6			11.3	11.4	10.4	44.7			12.0

EBITDA	$147.5	-	$152.5	$69.0	$60.6	$44.7	$321.8	-	$326.8	$144.4

Adjustments:
Acquisition and integration costs	3.0	-	4.0	8.0	12.5	16.5	40.0	-	41.0	5.7
Settlement loss on Canadian pension plan termination	—			14.1	—	—	14.1			—
Gain on sale of real estate	—			—	(4.6)	—	(4.6)			—
Share-based payments	6.5			7.2	7.0	7.3	28.0			6.7

Adjusted EBITDA	$157.0	-	$163.0	$98.30	$75.50	$68.50	$399.3	-	$405.3	$156.80

Adjusted earnings before income taxes excludes the impact of acquisition and integration costs. For purposes of this presentation, the Company is presenting earnings before income tax instead of net earnings as the calculations related to the income tax provision have not been completed. The following table includes our reconciliation:

Energizer Reconciliation for Adjusted Earnings Before Income Taxes

	For the Quarter Ended December 31,
	2018	2017
	Preliminary
Earnings before income taxes—GAAP	$90.0 - 95.0	$119.0
Acquisition and integration costs	34.0 - 35.0	5.7

Adjusted Earnings before income taxes—Non-GAAP	$124.0 - 130.0	$124.7

The following table includes our reconciliation of organic sales for the three month period ended December 31, 2018:

Energizer Sales to Organic Sales Reconciliation

($ in millions)	For the Quarter Ended December 31, 2018	% chg
	Preliminary
Net Sales—Prior Year	$573.3
Organic	9.9	1.7%
Impact of Acquisitions	1.0	0.2%
Change in Argentina Operations	(3.3)	(0.6%)
Impact of Currency	(9.0)	(1.5%)

Net Sales—Current Year	$571.9	(0.2)%

SUMMARY HISTORICAL FINANCIAL DATA OF SPECTRUM BATTERIES AND SPECTRUM AUTO CARE

The following table sets forth the summary historical financial data of Spectrum Batteries and Spectrum Auto Care for the periods ended and as of the dates indicated below.

The summary historical combined statement of income and cash flow data for the years ended September 30, 2016, 2017 and 2018 have been derived from the audited annual combined financial statements of Spectrum Batteries and Spectrum Auto Care incorporated by reference in this prospectus supplement.

The combined financial statements of Spectrum Batteries were prepared in accordance with accounting principles generally accepted in the United States from the combined financial statements and accounting records of Spectrum using the historical results of the Global Batteries & Lights Division of Spectrum Brands (GBL) segment operations and historical cost basis of the assets and liabilities that comprise GBL. The Spectrum Batteries audited historical results also do not contemplate the divestiture of the Varta Divestment Business.

The combined financial statements of Spectrum Auto Care were prepared in accordance with accounting principles generally accepted in the United States from the combined financial statements and accounting records of Spectrum using the historical results of Spectrum Global Auto Care Division segment operations and historical cost basis of the assets and liability that comprise Spectrum Auto Care.

Historical results are not necessarily indicative of future expected results.

	Spectrum Batteries’ Historical Results
	Fiscal Years Ended September 30,
($ in millions)	2016	2017	2018
Statement of Income Data:
Net sales	$840.7	$865.6	$870.5
Cost of goods sold	524.9	539.3	564.3

Gross profit	315.8	326.3	306.2

Selling	62.2	63.2	64.5
General and administrative	113.6	129.8	125.7
Research and development	10.9	10.9	11.8

Total operating expenses	186.7	203.9	202.0

Operating income	129.1	122.4	104.2

Interest expense	1.5	1.6	1.9
Other non-operating expense/(income), net	0.8	(0.1)	1.1

Income before income taxes	126.8	120.9	101.2
Income tax expense	67.5	36.4	21.4

Net income	$59.3	$84.5	$79.8

Other Financial Data:
EBITDA (a)	$156.3	$152.3	$136.5
Adjusted EBITDA (a)	169.1	168.0	152.0
Capital Expenditures	21.2	22.3	22.3

(a)

EBITDA and Adjusted EBITDA are non-GAAP measures. Refer to the definition and reconciliation of these non-GAAP measures to the closest GAAP measure included in the “Supplemental Non-GAAP Financial Information of Spectrum Batteries and Spectrum Auto Care” section herein.

	Spectrum Auto Care Historical Results
	Fiscal Years Ended September 30,
($ in millions)	2016	2017	2018
Statement of Income Data:
Net sales	$453.7	$446.9	$465.6
Cost of goods sold	213.9	216.0	275.6
Restructuring and related charges	—	17.6	9.2

Gross profit	239.8	213.3	180.8

Selling	15.5	16.9	17.1
General and administrative	91.3	91.9	89.8
Research and development	3.6	4.0	4.1
Restructuring and related charges	5.3	6.7	9.2
Write-off for impairment of goodwill	—	—	92.5

Total operating expenses	115.7	119.5	212.7

Operating income/(loss)	124.1	93.8	(31.9)

Interest expense	—	1.5	2.1
Other non-operating expense, net	1.6	—	0.2

Income/(loss) before income taxes	122.5	92.3	(34.2)
Income tax expense/(benefit)	41.9	30.9	(24.7)

Net income/(loss)	$80.6	$61.4	$(9.5)

Other Financial Data:
EBITDA (a)	$139.9	$114.8	$(15.7)
Adjusted EBITDA (a)	153.2	148.4	99.3
Capital Expenditures	2.0	14.1	6.1

(a)

EBITDA and Adjusted EBITDA are non-GAAP measures. Refer to the definition and reconciliation of these non-GAAP measures to the closest GAAP measure included in the “Supplemental Non-GAAP Financial Information of Spectrum Batteries and Spectrum Auto Care” section herein.

Supplemental Non-GAAP Financial Information of Spectrum Batteries and Spectrum Auto Care

EBITDA and Adjusted EBITDA are supplemental measures that are not required by or presented in accordance with GAAP.

We define EBITDA as Net income/(loss) before interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to remove the impact of carve out allocations made to Spectrum Batteries’ and Spectrum Auto Care’s historical results by Spectrum, Spectrum Batteries’ and Spectrum Auto Care’s restructurings, the write-off for impairment of goodwill, acquisition and integration items and share-based payments.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing the performance of Spectrum Batteries and Spectrum Auto Care across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance and we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating their operating results in the same manner as our management. Adjusted EBITDA does not reflect certain cash expenses that Spectrum Batteries and Spectrum Auto Care were obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP. In evaluating the performance of Spectrum Batteries and Spectrum Auto Care as measured by EBITDA and Adjusted EBITDA, management recognizes and considers the limitations of these measures. Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, or may not calculate them at all, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for Net sales, Net income/(loss), Net cash from operating, investing or financing activities, or any other measure calculated in accordance with GAAP, as applicable, and should be considered together with the GAAP financial measures of Spectrum Batteries and Spectrum Auto Care and the reconciliation set forth below.

The following table sets forth a reconciliation of Spectrum Batteries’ Net earnings to EBITDA and Adjusted EBITDA for the periods presented:

	Spectrum Batteries EBITDA and Adjusted EBITDA Reconciliation
	Fiscal Year Ended September 30,
($ in millions)	2016	2017	2018
Net income (loss)	$59.3	$84.5	$79.8
Income tax expense	67.5	36.4	21.4

Earnings before taxes	$126.8	$120.9	$101.2
Interest	1.5	1.6	1.9
Depreciation and amortization	28.0	29.8	33.4

EBITDA	$156.3	$152.3	$136.5
Carve Out Allocations (b)	4.3	5.3	5.1
Restructuring (c)	—	1.7	0.1
Acquisition and integration	0.2	0.4	7.3
Share-Based Payments	8.3	8.3	3.0

Adjusted EBITDA	$169.1	$168.0	$152.0

(b)

Certain costs related to Spectrum Batteries have been allocated from Spectrum. Those costs are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from Spectrum. These allocated costs are primarily related to corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the functional groups such as accounting and finance services, human resources, information technology, facilities, legal services and contract support, tax and treasury management, corporate compliance and risk management, and other corporate and other corporate and infrastructural services. These allocations are not directly related to Spectrum Batteries’ operations and are being removed from the Adjusted EBITDA.

(c)	These are restructuring costs allocated to Spectrum Batteries from Spectrum’s overall restructuring activity.

	Spectrum Auto Care EBITDA and Adjusted EBITDA Reconciliation
	Fiscal Year Ended September 30,
($ in millions)	2016	2017	2018
Net income (loss)	$80.6	$61.4	$(9.5)
Income tax expense/(benefit)	41.9	30.9	24.7)

Earnings/(loss) before taxes	$122.5	$92.3	$(34.2)
Interest	—	1.5	2.1
Depreciation and amortization	17.4	21.0	16.4

EBITDA	$139.9	$114.8	$(15.7)
Carve Out Allocations (d)	2.2	3.3	3.3
Restructuring (e)	5.3	24.3	18.4
Write-off for impairment of goodwill (f)	—	—	92.5
Share-Based Payments	5.8	6.0	0.8

Adjusted EBITDA	$153.2	$148.4	$99.3

(d)

Certain costs related to Spectrum Auto Care have been allocated from Spectrum. Those costs are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from Spectrum. These allocated costs are primarily related to corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the functional groups such as accounting and finance services, human resources, information technology, facilities, legal services and contract support, tax and treasury management, corporate compliance and risk management, and other corporate and other corporate and infrastructural services. These allocations are not directly related to Spectrum Auto Care operations and are being removed from the Adjusted EBITDA.

(e)

These costs relate to a series of initiatives implemented by Spectrum Auto Care to consolidate certain operations and reduce operating costs including headcount reductions and the exit of certain facilities.

(f)

Write-off for Impairment of Goodwill is related to Spectrum Auto Care and primarily attributable to reduced operating results from operational changes driven by restructuring of the domestic manufacturing and distribution, increases in commodity costs, and increased market and pricing competition realized during the year.

Acquired Battery Business Financial Information

The net sales, gross profit, and net income of the Acquired Battery Business for fiscal years 2017 and 2018 are unaudited estimates prepared by management by deducting from the net sales, gross profit and net income of Spectrum Batteries (as set forth in the audited annual combined financial statements of Spectrum Batteries) the net sales, gross profit and net income, respectively, attributable to the Varta Divestment Business.

The following table provides the reconciliation of Adjusted EBITDA of the Acquired Battery Business to net income of Spectrum Batteries as set forth in the audited annual combined financial statements of Spectrum Batteries incorporated by reference into this prospectus supplement.

	Acquired Battery Business Adjusted EBITDA Reconciliation
	Fiscal Year Ended September 30,
($ in millions)	2017	2018
Net income	$84.5	$79.8
Income tax expense	36.4	21.4

Earnings before income taxes	120.9	101.2
Interest expense	1.6	1.9
Depreciation and amortization	29.8	33.4

EBITDA	$152.3	$136.5
Carve out allocations	5.3	5.1
Restructuring	1.7	0.1
Acquisition and integration	0.4	7.3
Share-Based Payments	8.3	3.0

Spectrum Batteries Adjusted EBITDA	$168.0	$152.0
Less: Varta Divestment Business’ Adjusted EBITDA	(54.3)	(55.8)

Acquired Battery Business Adjusted EBITDA	$113.7	$96.2

RISK FACTORS

An investment in our common stock involves risks. You should consider carefully the following risks, as well as the risks described under “Risk Factors” in Item 1A of our 2018 Form 10-K, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in our common stock.

Risks Relating to the Acquired Businesses

The Acquired Businesses face risks associated with global economic conditions.

Unfavorable global economic conditions and uncertainty about future economic prospects could reduce consumer demand for the Acquired Businesses’ products. This could occur as a result of a reduction in discretionary spending or a shift of purchasing patterns to lower cost options such as private label brands sold by retail chains or price brands. This shift could drive the market towards lower margin products or force the Acquired Businesses to reduce prices for products in order to compete. Similarly, retailer customers could reduce their inventories, shift to different products or require them to lower their prices to retain the shelf placement of our products. Declining financial performance by certain retailer customers could impact their ability to pay the Acquired Businesses on a timely basis, or at all. Worsening economic conditions could harm its sales and profitability.

Competition in the industries in which the Acquired Businesses operate may hinder their ability to execute their business strategies, achieve profitability, or maintain relationships with existing customers.

The categories in which the Acquired Businesses operate are mature and highly competitive, both in the United States and globally, as a limited number of large manufacturers compete for consumer acceptance, limited retail shelf space and e-commerce opportunities. Because of the highly competitive environment, as well as increasing retailer concentration, retailer customers, including online retailers, frequently seek to obtain pricing concessions or better trade terms, resulting in either reduction of margins or losses of distribution to lower-cost competitors.

Competition is based upon brand perceptions, innovation, product performance, customer service and price. The Acquired Businesses’ ability to compete effectively may be affected by a number of factors, including:

•

competitors may have substantially greater financial, marketing, research and development and other resources and greater market share in certain segments, which could provide them with greater scale and negotiating leverage with retailers and suppliers;

•	competitors may have lower production, sales and distribution costs, and higher profit margins, which may enable them to offer aggressive retail discounts and other promotional incentives;

•	competitors have obtained, and may in the future be able to obtain, exclusivity or sole source at particular retailers or favorable in-store placement; and

•

the Acquired Businesses may lose market share to certain retailers, including club stores, grocery, dollar stores, mass merchandisers and internet-based retailers, which may offer “private label” brands that are typically sold at lower prices and compete with their products in certain categories.

The operations and profitability of the Acquired Auto Care Business is highly dependent on the efficient operation of its Dayton, Ohio facility.

In 2017, the Acquired Auto Care Business opened a new manufacturing and distribution facility in Dayton, Ohio. Due to deficiencies in planning and execution, including flawed planning assumptions and insufficient devotion of resources, the transition to the Dayton facility led to business disruptions, including shipment disruptions, and working capital management issues that are continuing which have led to an adverse impact on the Auto Care Business’ recent results. Despite Spectrum’s significant expenditures to improve the operations at the Dayton facility, we expect to invest approximately an additional $25 million in such facility to remedy the issues. Spectrum has been unable to and it is unlikely that we will be able to pass all of such costs through to the Auto Care Business’ customers, and therefore, such expenditures may have an adverse impact on our results. There is no guarantee that such investments will result in future benefits, that such amounts will be sufficient to remedy the issues or that the Dayton facility will achieve its projected normal state operating model on the expected timeline, or at all. Any failure to achieve such projected normal state operating model and improve operating efficiencies, increase service level performance and drive cost improvement will continue to negatively affect operations and profitability of the Acquired Auto Care Business.

Loss of any principal customers as well as the changing retail environment could affect the Acquired Businesses’ financial condition and results of operations.

Generally, sales to the Acquired Businesses’ top customers are made pursuant to purchase orders and it does not receive guarantees of minimum purchases from them. As a result, these customers may cancel their purchase orders or reschedule or decrease their level of purchases at any time. In fiscal 2018, Wal-Mart Stores, Inc. represented 17% of the Acquired Battery Business’ net sales and 26% of the Acquired Auto Care Business’ net sales. Pro forma for the Transactions, our net sales to Wal-Mart Stores in fiscal 2018 amounted to 15% of our total net sales. The loss or a substantial decrease in the volume of purchases by any top customers would harm sales and profitability. Additionally, increasing retailer customer concentration could result in reduced sales outlets for our products, as well as greater negotiating pressures and pricing requirements on the Acquired Businesses.

The sales of the Acquired Businesses are largely concentrated in the traditional mass retail, auto care, warehouse club, dollar store and grocery store channels. The retail environment is changing with the growth of alternative retail channels and this could significantly change the way traditional retailers do business. Alternative retail channels, including hard discounters, e-commerce retailers and subscription services, have become more prevalent and consumer products are increasingly being sold through such alternative retail channels. Although the Acquired Businesses are engaged in e-commerce with respect to many of their products, if they are not successful in expanding sales in such alternative retail channels, our business, financial condition and results of operations may be negatively impacted. In addition, growth of the alternative retail channels that are focused on limiting the number of items they sell and selling predominantly “private label” products may reduce the Acquired Businesses’ ability to market and sell their products through such retailers. If these alternative retail channels were to take significant market share away from traditional retailers and/or the Acquired Businesses are not successful in these alternative retail channels, margins and results of operations may be negatively impacted.

As a result of retailers maintaining tighter inventory control, the Acquired Businesses face risks related to meeting demand and storing inventory.

As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, the Acquired Businesses may be required to shorten their lead-time for production and more closely anticipate their retailers’ and customers’ demands, which could in the future require them to carry additional inventories and increase their working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if their retailers significantly change their inventory management strategies, the Acquired Businesses may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.

Furthermore, the Acquired Businesses primarily sells branded products and a move by one or more of their large customers to sell significant quantities of private label products, which the Acquired Businesses do not produce on their behalf and which directly compete with the Acquired Businesses’ products, could have a material adverse effect on our business, financial condition and results of operations.

In addition, sales of certain products tend to be seasonal. As a result of this seasonality, the inventory and working capital needs fluctuate significantly throughout the year. Orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If we are unable to accurately forecast and prepare for customer orders, or there is a general downturn in business or economic conditions during these periods, the financial condition and results of operations of the Acquired Businesses could be materially and adversely affected.

The Acquired Businesses are subject to seasonal volatility.

Sales of certain of the Acquired Businesses’ products tend to be seasonal. With respect to the Acquired Auto Care Business in particular, historically, sales typically have peaked during the first six months of the calendar year due to customer seasonal purchasing patterns and the timing of promotional activities. The Acquired Battery Business has similar seasonality and fluctuations in demand as our existing batteries business. As a result of this seasonality, the inventory and working capital needs fluctuate significantly throughout the year. Orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. Further, purchases of our Acquired Auto Care Business products, especially our auto appearance and A/C recharge products, can be significantly impacted by unfavorable weather conditions during the summer period, and as a result we may suffer decreases in net sales if conditions are not favorable for use of our products. If we are unable to accurately forecast and prepare for customer orders, or there is a general downturn in business or economic conditions during these periods, the financial condition and results of operations of the Acquired Businesses could be materially and adversely affected.

Sales of battery products may be impacted by further changes in technology and device trends, which could impair the Acquired Battery Business’ operating results and growth prospects.

We have been assessing volume and device trends in the battery category over the last several years, and although baseline emerging device and demographic trends combined with the stabilization of the device universe lead us to believe the long term outlook for category volume will be flat to slightly positive, there is no assurance this trend will continue. An increasing number of devices are using built-in battery systems, particularly in developed markets, leading to potential declining volume trend in the battery category. Additionally, there could be a negative impact on the demand for primary batteries and could put additional pressure on results of the Acquired Battery Business going forward, both directly through reduced consumption and indirectly as manufacturers aggressively price and promote their products to seek to retain market share or gain battery shelf space.

The Acquired Businesses are subject to risks related to international operations, including currency fluctuations, which could adversely affect results of operations.

The Acquired Businesses, particularly the Acquired Battery Business, are currently conducted on a worldwide basis, with approximately 41% of the sales of the Acquired Battery Business and 19% of the sales of the Acquired Auto Care Business in fiscal year 2018 arising from foreign countries, and a significant portion of their combined production capacity and cash located overseas. Consequently, the Acquired Businesses are subject to a number of risks associated with doing business in foreign countries, including:

•	the possibility of expropriation, confiscatory taxation or price controls;

•

the inability to repatriate foreign-based cash for strategic needs in the U.S., either at all or without incurring significant income tax and earnings consequences, as well as the heightened counterparty, internal control and country-specific risks associated with holding cash overseas;

•	the effect of foreign income taxes, value-added taxes and withholding taxes, including the inability to recover amounts owed to us by a government authority without extended proceedings or at all;

•	the effect of the U.S. tax treatment of foreign source income and losses, and other restrictions on the flow of capital between countries;

•	adverse changes in local investment, local employment, local training or exchange control regulations;

•	restrictions on and taxation of international imports and exports;

•	currency fluctuations, including the impact of hyper-inflationary conditions in certain economies, particularly where exchange controls limit or eliminate our ability to convert from local currency;

•

political or economic instability, government nationalization of business or industries, government corruption and civil unrest, including political or economic instability in the countries of the Eurozone, Egypt, Russia, the Middle East and certain markets in Latin America;

•	legal and regulatory constraints, including tariffs and other trade barriers including current uncertainty;

•	difficulty in enforcing contractual and intellectual property rights; and

•

a significant portion of sales are denominated in local currencies but reported in U.S. dollars, and a high percentage of product costs for such sales are denominated in U.S. dollars. Therefore, although we may hedge a portion of the exposure, the strengthening of the U.S. dollar relative to such currencies can negatively impact reported sales and operating profits.

The reliance of the Acquired Businesses on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.

The ability of the Acquired Businesses to maintain consistent quality throughout their operations depends in part upon their ability to acquire certain products in sufficient quantities. Supply shortages for a particular component can delay production and thus delay shipments to customers and the associated revenue of all products using that component. This could cause the Acquired Businesses to experience a reduction in sales, increased inventory levels and costs and could adversely affect relationships with existing and prospective customers. In some cases, the Acquired Businesses may have only one supplier for a product or service. Their dependence on single-source suppliers subjects them to the possible risks of shortages, interruptions and price fluctuations, and possible litigation when they change vendors because of performance issues. Global economic factors and the weak economic recovery continue to put significant pressure on suppliers, with some suppliers facing financial distress and others attempting to rebuild profitability, all of which tends to make the supply environment more expensive. In addition, the content and enforcement of environmental, health and safety regulations have tightened in China, which has resulted in the closure of facilities without notice. The shutdown of one or more of our vendors could disrupt the supply of products necessary to our operations. If any of our vendors is unable to fulfill its obligations due to any of these factors, or if the Acquired Businesses are unable to find replacement suppliers in the event of such a supply disruption, our vendors could encounter supply shortages and/or incur higher costs to secure adequate supplies, either of which could materially harm their businesses.

The Acquired Businesses are subject to increasing regulation in the U.S. and abroad that may cause us to incur significant costs and liabilities and adversely affect our business.

The manufacture, content, packaging, labeling, storage, distribution, advertising and sale of the Acquired Businesses’ products are subject to extensive regulation in the U.S., including by the Consumer Product Safety Commission, the Environmental Protection Agency, and by the Federal Trade Commission with respect to advertising. Similar regulations have been adopted by authorities in foreign countries, and by state and local authorities in the U.S. In order to conduct the operations of the Acquired Businesses in compliance with these laws and regulations we must obtain and maintain numerous permits, approvals and certificates from various federal, foreign, state and local governmental authorities. Legislation is continually being introduced in the

United States, the European Union and other countries, and new or more restrictive regulations or more restrictive interpretations of existing regulations, particularly in the consumer chemical products and battery industries, are likely and could have an adverse impact on their businesses.

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits bribery of public officials to obtain or retain business in foreign jurisdictions. The FCPA also requires the Acquired Businesses to keep accurate books and records and to maintain internal accounting controls to detect and prevent bribery and to ensure that transactions are properly authorized.

The Acquired Businesses are subject to competition laws in the various jurisdictions where they operate, including the Sherman Antitrust Act and related federal and state antitrust laws in the U.S. These laws and regulations generally prohibit competitors from fixing prices, boycotting competitors, or engaging in other conduct that unreasonably restrains competition. In many jurisdictions, compliance with these competition laws is of special importance to the Acquired Businesses, and their operations may come under special scrutiny by competition law authorities, due to their and our competitive position in those jurisdictions.

Outside the U.S., the Acquired Businesses are subject to numerous similar statutes and regulations, as well as other legal and regulatory requirements. For example, they are subject to legal and regulatory requirements of the European Union (the EU), as well as those of EU countries where they conduct business, which requirements relate to, among other things, competition, product composition, packaging, labeling, advertisement and the safety of their products, as well as the health, safety and working conditions of employees.

The Acquired Businesses are subject to privacy laws in the EU, including the new regulation that became effective in May 2018, the General Data Protection Regulation (GDPR), which requires companies to meet new requirements regarding the handling of personal data, including, for example, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and onerous new obligations on service providers. The implementation of the GDPR may require substantial amendments to procedures and policies, and these changes could impact our business by increasing operational and compliance costs.

In addition, our business is subject to the U.K. Bribery Act 2010, an anti-corruption law that restricts the offer or payment of anything of value to both government officials as well as to other non-governmental persons with the intent of gaining favorable government action, business or an advantage.

All of the Acquired Businesses’ facilities and other operations in the U.S. and elsewhere around the world are subject to various environmental protection statutes and regulations. See the risk factor entitled “The Acquired Businesses are subject to laws and regulations governing the handling and disposal of hazardous substances and wastes and the investigation and remediation of contamination that may expose it to material costs and liabilities” below.

A finding that either of the Acquired Businesses is in violation of, or not in compliance with, applicable laws or regulations in the areas above, as well laws or regulations related to environmental issues, occupational safety, employment practices, competition/antitrust, anti-corruption, trade compliance, data privacy, and other areas, could subject us to material civil remedies, including fines, damages, injunctions, product recalls, or criminal sanctions. Even if a claim is unsuccessful, is not merited or is not fully pursued, the negative publicity surrounding such assertions could jeopardize our reputation and brand image and have a material adverse effect on our businesses, as well as require resources to rebuild our reputation.

A change in governmental regulations regarding the use of refrigerant gas R-134a or its potential future substitutes could have a material adverse effect on the ability of the Acquired Auto Care Business to sell its aftermarket A/C products.

The refrigerant R-134a is critical component of the Acquired Auto Care Business’ aftermarket A/C products. Older generation refrigerants such as R-12 (Freon) have been regulated for some time in the United

States and elsewhere, due to concerns about their potential to contribute to ozone depletion. In recent years, refrigerants such as R-134a, which is an approved substitute for R-12, have also become the subject of regulatory focus due to their potential to contribute to global warming.

The European Union has passed regulations that essentially phased out of R-134a in automotive cooling systems in new vehicles by 2017. Canada has also implemented similar regulations, phasing into effect beginning in 2021. In the United States, while such regulations are not currently in effect, the applicable regulations could be implemented and if so, depending on the scope and timing of the regulations, could have a materially adverse impact on our business.

In addition, regulations may be enacted governing the packaging, use and disposal of the Acquired Auto Care Business’ products containing refrigerants. For example, regulations are currently in effect in California that govern the sale and distribution of products containing R-134a. If the future use of R-134a is phased out or is limited or prohibited in jurisdictions in which we do business, or if substitutes for R-134a become widely used in A/C systems and their use for DIY and retrofit purposes is not approved by the EPA or other regulatory bodies, the future market for Acquired Auto Care Business’ products containing R-134a may be limited, which could have a material adverse impact on its results of operations, financial condition, and cash flows.

In addition, any alternatives to R-134a for use in the A/C systems of new vehicles will likely be at a higher cost than that of R-134a and access to supply may be limited. If an alternative becomes widely used, we may be unable to obtain sufficient supply or we may obtain supply at a cost that impacts our net sales and gross margins if we are unable to price products to reflect the increased cost of the alternatives.

The Acquired Businesses are subject to laws and regulations governing the handling and disposal of hazardous substances and wastes and the investigation and remediation of contamination that may expose it to material costs and liabilities.

The Acquired Businesses must comply with various environmental laws and regulations in the jurisdictions in which they operate, including those relating to the handling and disposal of solid and hazardous wastes, recycling of batteries, the remediation of contamination associated with the use and disposal of hazardous substances, chemicals in products and product safety. A release of such substances due to accident or an intentional act or the presence of contamination that predates the Acquired Businesses’ ownership or operation of its facilities could result in substantial liability to governmental authorities or to third parties. Pursuant to certain environmental laws, we could be subject to joint and several strict liability for contamination relating to the Acquired Businesses’ or their predecessors’ current or former properties or any of their respective third-party waste disposal sites. In addition to potentially significant investigation and remediation costs, any such contamination can give rise to claims from governmental authorities or other third parties for natural resource damage, personal injury, property damage or other liabilities. Contamination has been identified at certain of the Acquired Businesses’ current and former facilities as well as third-party waste disposal sites, and the Acquired Businesses are conducting investigation and remediation activities in relation to such properties. The discovery of additional contamination or the imposition of further cleanup obligations at these or other properties or the assertion of tort claims related to such contamination could have a material adverse effect on our businesses, results of operations or financial condition. The Acquired Businesses have incurred, and will continue to incur, capital and operating expenses and other costs in complying with environmental laws and regulations. As new laws and regulations are introduced, the Acquired Businesses could become subject to additional environmental liabilities in the future that could cause a material adverse effect on our results of operations or financial condition.

A failure of a key information technology system could adversely impact the ability of the Acquired Businesses to conduct business.

The Acquired Businesses rely extensively on information technology systems, including some that are managed by third-party service providers, in order to conduct business. These systems include, but are not limited to, programs and processes relating to internal and external communications, ordering and managing materials from suppliers, converting materials to finished products, shipping products to customers, processing transactions, summarizing and reporting results of operations, and complying with regulatory, legal or tax requirements. These information technology systems could be damaged or cease to function properly due to the poor performance or failure of third party service providers, catastrophic events, power outages, security breaches, network outages, failed upgrades or other similar events. If its business continuity plans do not effectively resolve such issues on a timely basis, we may suffer interruptions in conducting our business, which may adversely impact our operating results. In addition, we plan to continuously assess and implement upgrades of the Acquired Businesses to improve our information technology systems globally. As such, during these implementation periods, we face a heightened risk of system interruptions and deficiencies or failures in our internal controls involving the Acquired Businesses’ information systems and processes.

The Acquired Businesses are vulnerable to the availability of raw materials, their ability to forecast customer demand and their ability to manage production capacity.

The ability of the Acquired Businesses to meet customer demand depends, in part, on their production capacity and on obtaining supplies, a number of which can only be obtained from a single supplier or a limited number of suppliers. A reduction or disruption in their production capacity or their supplies could delay products and fulfillment of orders and otherwise negatively impact their businesses.

The Acquired Businesses must accurately predict both the demand for their products and the lead times required to obtain the necessary components and materials. If they overestimate demand, they may experience underutilized capacity and excess inventory levels. If they underestimate demand, they may miss delivery deadlines and sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities. Additionally, their production capacity could be affected by manufacturing problems, including, with respect to the Acquired Auto Care Business, relating to the Dayton facility. See the risk factor entitled “The operations and profitability of the Acquired Auto Care Business is highly dependent on the efficient operation of its Dayton, Ohio facility” above. Difficulties in the production process could reduce yields or interrupt production, and, as a result, the Acquired Businesses may not be able to deliver products on time or in a cost-effective, competitive manner. Their failure to adequately manage their capacity could have a material adverse effect on our business, financial condition and results of operations.

The ability of the Acquired Businesses to meet customer demand also depends on their ability to obtain timely and adequate delivery of materials, parts and components from their suppliers. From time to time, suppliers may extend lead times, limit the amounts supplied to the Acquired Businesses or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials. In addition, a number of their raw materials are obtained from a single supplier. Many of their suppliers must undertake a time-consuming qualification process before they can incorporate their raw materials into their production process. If the Acquired Businesses are unable to obtain materials from a qualified supplier, it can take up to a year to qualify a new supplier, assuming an alternative source of supply is available. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our business, financial condition and results of operations.

The operations of the Acquired Businesses depend on the use of information technology systems that are subject to data privacy regulations, including recently effective European Union requirements, and could be the target of cyberattack.

The systems and networks of the Acquired Businesses, as well as those of its retailer customers, suppliers, service providers, and banks, have and may in the future become the target of cyberattacks or information security breaches, which in turn could result in the unauthorized release and misuse of confidential or proprietary information about the Acquired Businesses, our company, employees, customers or consumers, as well as disrupt their and our operations or damage their and our facilities or those of third parties. Additionally, their and our systems are subject to regulation to preserve the privacy of certain data held on those systems. Laws and regulations in several countries restrict certain collection, processing, storage, use, disclosure and security of personal information, require notice to individuals of privacy practices, and provide individuals with certain rights to prevent use and disclosure of protected information. Several foreign countries and governmental bodies, including the countries of the EU and Canada, have laws and regulations which are often more restrictive than those in the United States.

The recently effective General Data Protection Regulation, or GDPR, imposes more stringent operational requirements for processors and controllers of personal data, including, for example, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and onerous new obligations on service providers. The implementation of the GDPR may require substantial amendments to procedures and policies, and these changes could impact our business by increasing operational and compliance costs. For example, the Acquired Businesses and we may be required to implement new technical and organizational measures to protect data from unauthorized access, revise their and our mechanisms of obtaining consent from EU data subjects, offer new controls to EU users with respect to their data (including by enabling them to exercise their rights to erasure and data portability) and devote additional resources to violation notification.

A failure to comply with applicable regulations or an unauthorized breach or cyberattack could negatively impact our revenues and increase our operating and capital costs. In particular, the GDPR significantly increases penalties for non-compliance. Non-compliance could also damage the reputation of the Acquired Businesses or our company with retailer customers and consumers and diminish the strength and reputation of their and our brands, or require the payment of monetary penalties. We may also be required to incur additional costs to modify or enhance their or our systems or in order to try to prevent or remediate any such attacks.

Changes in production costs, including raw material prices, could erode profit margins and negatively impact operating results. Additionally, the manufacturing facilities, supply channels or other business operations of the Acquired Businesses may be subject to disruption from other events beyond our control.

Pricing and availability of raw materials, energy, shipping and other services needed for the Acquired Businesses can be volatile due to general economic conditions, labor costs, production levels, import duties and tariffs and other factors beyond our control. There is no certainty that we will be able to offset future cost increases. This volatility can significantly affect our production cost and may, therefore, have a material adverse effect on our business, results of operations and financial condition.

Operations of the Acquired Businesses’ distribution, manufacturing and packaging facilities worldwide, and the methods they use to obtain supplies and to distribute products, may be subject to disruption for a variety of reasons, including availability of raw materials, work stoppages, industrial accidents, disruptions in logistics, loss or impairment of key manufacturing sites, product quality or safety issues, licensing requirements and other regulatory issues, trade disputes between countries in which we have operations, such as the U.S. and China, and acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. The supply of raw materials may be similarly disrupted. There is also a possibility that third-party manufacturers, which produce a significant portion of certain of its products, could discontinue production with little or no advance notice, or experience financial problems or problems with product quality or timeliness of product delivery, resulting in manufacturing delays or disruptions, regulatory sanctions, product liability claims or consumer complaints. If a major disruption were to occur, it could result in delays in shipments of products to customers or suspension of operations.

* * * * *

In addition to the factors discussed above, the financial condition and operating results of the Acquired Businesses can also be affected by the risks and uncertainties that Energizer faces with respect to its business, financial condition or results of operations.

Risks Relating to our Business

For a description of risks relating to Business, please see “Risk Factors” in Item 1A of our annual report on Form 10-K, filed with the SEC on November 16, 2018 for the fiscal year ended September 30, 2018, and in the other documents incorporated by reference in this prospectus supplement (which risk factors are incorporated by reference herein).

Risks Relating to the Acquisitions and Divestiture of the Varta Divestment Business

The proposed Auto Care Acquisition may not be completed on the anticipated terms and there are uncertainties and risks to consummating the Auto Care Acquisition and integrating the Acquisitions.

On November 15, 2018, we entered into the Acquisition Agreement with Spectrum to purchase the Acquired Auto Care Business for a purchase price of $1.25 billion, subject to certain purchase price adjustments. The purchase price is comprised of $937.5 million in cash and $312.5 million of newly-issued common stock to Spectrum (based on the volume weighted average sales price per share of the common stock for the 10 consecutive trading days immediately preceding the date of the Auto Care Acquisition Agreement, as more specifically described in the Auto Care Acquisition Agreement), subject to certain purchase price adjustments. Our obligation to consummate the Auto Care Acquisition is subject to the satisfaction or waiver of a number of conditions.

On January 2, 2019, we completed the Battery Acquisition for a purchase price of $1,956.1 million in cash, taking into account certain purchase price adjustments.

If the Auto Care Acquisition is completed, the successful integration of the Acquired Auto Care Business and operations, along with the Acquired Battery Business and operations, into those of our own and our ability to realize the expected synergies and benefits of the transactions are subject to a number of risks and uncertainties, many of which are outside of our control. These risks and uncertainties include, among other things:

•

our ability to complete the timely integration of organizations, operations, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of Energizer and the Acquired Businesses and retention of key personnel;

•	our ability to minimize the diversion of management attention from ongoing business concerns during the process of integrating the Acquired Businesses into Energizer; and

•	our ability to preserve customer, supplier and other important relationships of both Energizer and the Acquired Businesses and resolve potential conflicts that may arise.

We have or will incur substantial expenses to consummate the Acquisitions but may not realize the anticipated cost synergies and other benefits of the Acquisitions. Given the size and significance of the Acquisitions, we may encounter difficulties in the integration of the operations of the Acquired Businesses, which could adversely affect our combined business and financial performance. Any failure to realize the full benefits and synergies of the Acquisitions could adversely impact our business, results of operation and financial condition.

We may be unable to integrate the Acquired Businesses successfully and realize the anticipated benefits of the Acquisitions.

The Acquisitions involve the combination of three businesses that have operated independently. We will be required to devote significant management attention and resources to integrating business practices, cultures and operations of each business. Potential difficulties we may encounter as part of the integration process include the following:

•	the inability to successfully combine our respective businesses in a manner that permits us to achieve the cost savings, synergies and other anticipated benefits from the Acquisitions;

•

the challenge of integrating complex systems, operating procedures, compliance programs, technology, networks and other assets of the Acquired Businesses in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	difficulties in retaining key management and other key employees;

•	the challenge of managing the expanded operations of a significantly larger and more complex company and coordinating geographically separate organizations; and

•

potential unknown liabilities, liabilities that are significantly larger than we currently anticipate, and unforeseen increased expenses or delays associated with the Acquisitions, including cash costs to integrate the two businesses that may exceed the cash costs that we currently anticipate.

Any one of these factors could result in increased costs, decreases in the amount of anticipated benefits and diversion of management’s attention, which could materially impact our business, financial condition and results of operations. In addition, even if we are able to integrate the Acquired Businesses successfully, the anticipated benefits of the pending Acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

We may not realize the anticipated synergies, cost savings and growth opportunities from the Acquisitions.

The benefits that we expect to achieve as a result of the Acquisitions will depend, in part, on our ability to realize anticipated growth opportunities and synergies due to cost reductions, alignment of purchase terms and logistics and pricing optimization. Our success in realizing these growth opportunities and synergies, and the timing of this realization, depends on the successful integration of the businesses and operations of the Acquired Businesses. Even if we successfully integrate the Acquired Businesses with our existing operations, this integration may not result in the realization of the full benefits of the growth opportunities and annual run-rate synergies of $55 million to $65 million for the Acquired Battery Business and $15 million for the Acquired Auto Care Business that we currently expect from this integration within the estimated three year anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs, or could lose suppliers or customers if we fail to maintain our business relationships. Moreover, we expect to incur substantial one-time expenses of approximately 1.25x-1.50x expected annual run-rate synergies to achieve such synergies. This estimate is based on our historical experience in integrating acquisitions and such expenses are difficult to estimate accurately and actual expenses may significantly exceed this estimate. Accordingly, the benefits from the Acquisitions may be offset by costs or delays incurred in integrating the Acquired Businesses.

The Acquired Businesses may have liabilities that are not known to us and the Acquisition Agreements may not provide us with sufficient indemnification with respect to such liabilities.

The Acquired Businesses may have liabilities that we failed, or were unable, to discover in the course of performing Energizer’s due diligence investigations of the Acquired Businesses. We cannot assure you that the indemnification available to us under the Acquisition Agreements in respect of the Acquisitions will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business of the Acquired Businesses or property that we will assume upon consummation of the Acquisitions, or that the terms of the Acquisition Agreements will be complied with. We may learn additional information about the Acquired Businesses that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on Energizer’s business, financial condition and results of operations.

Purchase price accounting adjustments could adversely affect our financial results.

We will account for the completion of the Acquisitions using the purchase method of accounting. We will initially allocate the total estimated purchase prices to net tangible assets, amortizable intangible assets and indefinite-lived intangible assets, and based on their fair values as of the date of completion of the Acquisitions record the excess, if any, of the purchase price over those fair values as goodwill. Energizer’s financial results could be adversely affected by a number of adjustments required in the future, such as additional amortization expense or goodwill impairment.

This offering is not contingent upon the completion of the Auto Care Acquisition. If the Auto Care Acquisition is not completed, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not contingent upon the completion of the Auto Care Acquisition. Accordingly, your purchase of shares of our common stock in this offering may be an investment in Energizer on a stand-alone basis without any of the assets of the Auto Care Business or anticipated benefits of the Auto Care Acquisition. We will have broad discretion to use the net proceeds of this offering if the Auto Care Acquisition does not occur. If for any reason the proposed Auto Care Acquisition is not consummated, then we expect to use the net proceeds of this offering for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Mandatory Convertible Preferred Stock for cash, debt repayment, capital expenditures, investments in our business, dividends, repurchases of our common stock at the discretion of our board of directors, or mergers and acquisitions. See “Use of Proceeds.”

If the proposed Auto Care Acquisition is consummated and the Preferred Stock Offering is not completed (or if this offering or the Preferred Stock Offering results in aggregate net cash proceeds significantly less than contemplated by this prospectus supplement), we may incur a substantially greater amount of debt than we anticipate, including borrowings under the Backstop Facilities. This additional debt could adversely affect our business, including by restricting our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to our credit rating.

In connection with the proposed Auto Care Acquisition, we expect to incur up to approximately $600 million of additional indebtedness as part of the Acquisition Debt Financing, and if and to the extent the Preferred Stock Offering is not completed or this offering or the Preferred Stock Offering are completed for less proceeds than anticipated, we would fund any shortfall with additional indebtedness, including potentially under the Incremental Facility. In all cases, following the completion of the proposed Auto Care Acquisition, we will continue to have a significant amount of debt outstanding. Our net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the debt, taxes and other factors.

Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our credit ratings at any time will reflect each rating organization’s then opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Any reduction in our credit ratings may increase our cost of debt, limit our ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the proposed Auto Care Acquisition, and may subject us to additional covenants under our debt instruments and ultimately the risk that we would default on our outstanding debt. Any impairment of our ability to obtain future financing on favorable terms could have an adverse effect on our ability to refinance the Backstop Facilities, if drawn with the issuance of debt securities or alternatives to the Backstop Facilities on terms more favorable than under the Backstop Facilities.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations of the combined company would have been had the Transactions been completed on the dates assumed for purposes of that pro forma information, nor does it represent the actual financial position or results of operations of the combined company following the Transactions.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only, is based on numerous adjustments, assumptions and estimates, is subject to numerous other uncertainties and does not purport to reflect what the combined company’s financial position or results of operations would have been had the Battery Acquisition, the Auto Care Acquisition and the divestiture of the Varta Divestment Business been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Battery Acquisition, the Auto Care Acquisition, if consummated, and the divestiture of the Varta Divestment Business. Our and the Acquired Businesses’ actual financial positions and results of operations prior to the Auto Care Acquisition and that of the combined company following the Battery Acquisition, the Auto Care Acquisition, if consummated, and the divestiture of the Varta Divestment Business, may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and may be affected by a broad range of factors.

For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition Consideration has been preliminarily allocated to the identifiable assets acquired and liabilities assumed based on limited information presently available to estimate fair values. The Acquisition Consideration will be allocated among the relative fair values of the identifiable assets acquired and liabilities assumed based on their estimated fair values as of the date of the Auto Care Acquisition. The relative fair values of the assets acquired and liabilities assumed are estimates, which are subject to change pending further review. The actual amounts recorded at the completion of the Auto Care Acquisition, if completed, may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared on the assumption that the net proceeds to Energizer from the sale of the Varta Divestment Business equal $550 million and such proceeds will be used to repay existing indebtedness. There can be no assurance that the net proceeds will not be significantly lower than such estimate, or that the sale of the Varta Divestment Business can be completed at all. In such cases, we may not be able to reduce our indebtedness to the same extent as set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Auto Care Acquisition and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Statements.” The actual number of shares of our common stock sold in this offering or the actual number of shares of Mandatory Convertible Preferred Stock sold in the Preferred Stock Offering, the actual public offering prices, the actual dividend rate on the Mandatory Convertible Preferred Stock, the net proceeds or any of the other actual terms of this offering, the Preferred Stock Offering or the Acquisition Debt Financing may differ materially from the estimates used for the preparation of the pro forma financial information. See “Summary—The Financing Transactions” for a description of the actual terms of this offering and the Preferred Stock Offering. It is also possible that we are unable to complete the Acquisition Debt Financing or the Acquisition Debt Financing will not generate the anticipated amount of net proceeds, which may require us to obtain additional or alternative financing or use interim bridge financing in the amount of up to $600 million. We may not be able to obtain additional or alternative financing on terms we consider acceptable, or at all. Although the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement includes sensitivity analyses that are intended to assist you in quantifying the impact of changes in certain of the assumptions used in preparing such pro forma information, those sensitivity analyses reflect the pro forma impact of only a limited number of those assumptions and therefore do not allow you to quantify the impact of changes in any of the other assumptions made in calculating this pro forma information and changes in certain of those other assumptions may have a material impact on the unaudited pro forma condensed combined financial information. Likewise, the sensitivity analyses we have provided do not necessarily address the impact of all possible changes in the relevant assumptions.

As a result of the foregoing, purchasers of shares of our common stock should not place undue reliance on unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

We may not be able to successfully complete the divestiture of the Varta Divestment Business and the Varta Divestment Business has contributed disproportionately to the performance of Spectrum Batteries

On January 2, 2019, we completed the Battery Acquisition in a transaction valued at approximately $2,000 million. The approval of the European Commission to the consummation of the Battery Acquisition was conditioned on the divestiture by us of the Varta Divestment Business within six months of closing (with the possibility of limited extensions in the discretion of the European Commission). In the event that actual proceeds from the sale of the Varta Divestment Business, including specified adjustments, exceed $600 million, we have agreed to pay Spectrum 25% of such excess, reducing the overall proceeds to us from the divestiture. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay us the lesser of (i) 75% of the shortfall and (ii) $200 million.

Divestitures involve significant risks and uncertainties, including:

•

inability to find potential buyers on favorable terms, within the timeline required, or that would meet the European Commission’s requirements, including that the buyer be currently participating in or able to operate a business effectively in the consumer products industry;

•	failure to effectively transfer liabilities, contracts, operations, facilities and employees to buyers;

•	requirements that we retain or indemnify buyers against certain liabilities and obligations;

•	the possibility that we will become subject to third-party claims arising out of such divestiture;

•	challenges in identifying and separating the intellectual property and data to be divested from the intellectual property and data that we wish to retain;

•	inability to reduce fixed costs previously associated with the divested assets or business;

•	challenges in collecting the proceeds from any divestiture;

•	ability to reduce costs to achieve expected synergies for the rest of our business;

•	disruption of our ongoing business and distraction of management;

•	difficulties with transition services following the divestiture that result in material impacts to our ongoing operations;

•	loss of key employees who leave the Company as a result of a divestiture; and

•

if customers or partners of the divested business do not receive the same level of service from the new owners, our other businesses may be adversely affected, to the extent that these customers or partners also purchase other products offered by us or otherwise conduct business with our retained business.

We may not be able to complete the divestiture on terms favorable to us. The unaudited pro forma condensed combined financial information included in this prospectus supplement has been prepared on the assumption that the net proceeds to Energizer from the sale of the Varta Divestment Business equal $550 million and such proceeds will be used to repay existing indebtedness. There can be no assurance that the net proceeds will not be significantly lower than such estimate, or that the sale of the Varta Divestment Business can be completed at all. In such cases, we may not be able to reduce our indebtedness to the same extent as set forth in the unaudited pro forma condensed combined financial information. If we are unable to complete the divestiture within the timeframe allotted or find a purchaser that meets the criteria required by the European Commission, the European Commission will assume responsibility for the divestiture, which could result in significantly lower proceeds to us than we would otherwise receive. In addition, the divestiture may result in significant asset impairment charges, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition and results of operations.

Additionally, the Varta Divestment Business has contributed disproportionately to the performance of Spectrum Batteries. The recent performance of Spectrum Batteries after excluding the impact of the Varta Divestment Business has been flat to negative and such weakness may continue in the future. Therefore, you should not place undue reliance on the historical financial information of Spectrum Batteries included in this prospectus supplement, because such information is not necessarily indicative of the Acquired Batteries Business’ future performance.

The buyer of the Varta Divestment Business will own and/or have the right to use the Varta brand for consumer batteries, portable lights, and chargers, in EMEA. Several factors, including consumer perception, adverse events and publicity about the products marketed under the brand, the buyer’s failure to maintain the quality of products sold under Varta brand, the buyer’s failure to properly prosecute intellectual property rights related to the brand, or the supply shortages or other operational issues in countries where we do not operate, could diminish the value of this brand with varying degrees of significance, including in countries where we operate and use it. Additionally, Energizer will enter into an exclusive supply agreement with the purchaser of the Varta Divestment Business under which Energizer will exclusively supply Rayovac-branded hearing aid batteries to the purchaser of the Varta Divestment Business, which the purchaser of the Varta Divestment Business will be entitled to resell solely to non-audiologist mass retailers in EMEA for five years, with a possible two year extension. For a period of at least ten years following the effective date of the supply agreement, Energizer will be required to refrain from selling Rayovac branded hearing aid batteries in the aforementioned channel. The lack of control over the sales and distribution of the Rayovac-branded hearing aid batteries in such channel could result in reduced customer loyalty and awareness which could have an adverse impact on the value of the Rayovac brand and our future revenues.

We cannot assure you that we will be successful in managing these or any other significant risks that we encounter in divesting the Varta Divestment Business, and such divestiture could materially and adversely affect our business, financial condition, results of operations and cash flows, and may also result in a diversion of management attention, operational difficulties and losses.

Further, the divestiture will result in transition services being provided between us and the buyer as well as between us and Spectrum and Spectrum and the buyer, resulting in an increased risk of potential disruption to our business from the failure by a party to provide services in a timely fashion.

Risks Related to Our Common Stock

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell your shares at or above the price at which you purchased them.

The trading price of our common stock has fluctuated in the past. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	market conditions in the broader stock market in general;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our common stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our common stock;

•	acquisitions and integration of companies or assets, including the Acquisitions;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets including the divestiture of the Varta Divestment Business;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	stock performance of comparable companies;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses;

•	litigation and governmental investigations; and

•	any decision to pursue a spin-off of a portion of our assets.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock. When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

We cannot guarantee the timing, amount or payment of dividends or share repurchases on our common stock.

Although we expect to pay regular cash dividends and conduct periodic share repurchase programs, the timing, declaration, amount and payment of future dividends to shareholders or repurchases of the Company’s common stock will fall within the discretion of our Board of Directors (or an authorized committee thereof).

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under such agreements.

In addition, under applicable Missouri law, our board of directors (or an authorized committee thereof) may not declare and pay dividends on shares of our capital stock when our net assets are less than our stated capital, or when the payment of the dividend would reduce the net assets below our stated capital. Further, even if we are permitted under Missouri law to declare and pay cash dividends on the shares of our capital stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of our capital stock.

Additionally, except under limited circumstances, we will not declare or pay, or set aside for payment, dividends on any of our common stock unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of our Mandatory Convertible Preferred Stock and any other preferred stock that ranks senior to our common stock with respect to the payment of dividends, through the most recently completed respective dividend periods.

The Board’s decisions regarding the payment of dividends or repurchase of shares will depend on many factors, such as our financial condition, earnings, growth prospects, other uses of cash, capital requirements, debt service obligations, covenants associated with certain of our debt service obligations, industry practice, legal requirements, regulatory constraints, applicable Missouri law and other factors that our Board of Directors deems relevant. Our ability to pay dividends and repurchase shares will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend or repurchase shares in the future or continue to pay any dividend or conduct share repurchase programs.

The concurrent Preferred Stock Offering, and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock by us or other shareholders.

Concurrently with this offering, we are offering 1,875,000 shares of our Mandatory Convertible Preferred Stock, plus up to 281,250 additional shares of Mandatory Convertible Preferred Stock if the underwriters in that offering exercise their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock in full. This offering is not conditioned on the closing of the Preferred Stock Offering, and the Preferred Stock Offering is not conditioned on the closing of this offering.

We are not restricted other than as described in “Underwriting,” from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, including any common stock that may be issued upon the conversion of the Mandatory Convertible Preferred Stock. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We also expect to issue shares upon exercise of options or warrants or the vesting of restricted stock units. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, warrants, the voting of restricted stock units or upon conversion of the Mandatory Convertible Preferred Stock. Any of these events may dilute your ownership interest in our Company and any of these events or the perception that these sales and/or conversions or exchanges could occur may have an adverse impact on the price of our common stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

At the closing of the Auto Care Acquisition, we expect to issue 5,278,921 shares of common stock to Spectrum and enter into a Shareholder Agreement with Spectrum. Following the expiration of a 12-month period from closing the Auto Care Acquisition during which Spectrum is restricted, subject to certain exceptions, from transferring such shares, Spectrum may require us to file a registration statement relating to the resale of such shares. Spectrum is also entitled to sell the common stock in the open market following the initial restricted period in compliance with Rule 144 under the Securities Act or another exemption from registration requirements. Accordingly, Spectrum may sell a significant portion of its shares. Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock, or the perception that these sales may occur, or other equity-related securities would have on the market price of our common stock.

The capped call transactions may affect the value of our common stock.

In connection with the pricing of the Mandatory Convertible Preferred Stock in the concurrent Preferred Stock Offering, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the Mandatory Convertible Preferred Stock, with such reduction subject to a cap. If the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock to cover over-allotments, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or affiliates thereof expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Mandatory Convertible Preferred Stock. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the option counterparties or affiliates thereof may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Mandatory Convertible Preferred Stock and prior to the mandatory conversion date (and are likely to do so during the settlement period). This activity could also increase (or reduce the size of any decrease in) the market price of our common stock.

In addition, if any such capped call transactions fail to become effective, whether or not the offering of Mandatory Convertible Preferred Stock is completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the Mandatory Convertible Preferred Stock has been issued, the value of the Mandatory Convertible Preferred Stock.

Your percentage of ownership in Energizer may be diluted in the future.

In the future, your percentage ownership in Energizer may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we grant to our directors, officers and employees. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

In addition, our amended and restated articles of incorporation authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our Board of Directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock.

If issued, the Mandatory Convertible Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock;

•

possible sales of our common stock by investors who view the shares of the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the shares of Mandatory Convertible Preferred Stock and our common stock.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid on all our Mandatory Convertible Preferred Stock, if issued, through the most recently completed dividend period, no dividends may be declared or paid on our common stock and we will not be permitted to repurchase any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock, if issued, a liquidation preference equal to $100 per share plus accumulated and unpaid dividends.

Holders of our Mandatory Convertible Preferred Stock, if issued, will have the right to elect two directors in the case of certain dividend arrearages.

If dividends on any shares of our Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of shares of our Mandatory Convertible Preferred Stock, if issued, voting together as a single class with holders of any and all other series of our capital stock on a parity with our Mandatory Convertible Preferred Stock, if issued, (as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of our affairs) upon which like voting rights have been conferred and are exercisable will be entitled to vote for the election of a total of two additional members of our Board of Directors, subject to certain terms and limitations. This right to elect directors will dilute the representation of the holders of our common stock on our Board of Directors and may adversely affect the market price of our common stock.

Certain rights of the holders of the Mandatory Convertible Preferred Stock, if issued, could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to January 15, 2022, holders of the Mandatory Convertible Preferred Stock, if issued, may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a make-whole amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock as described in the certificate of designation. These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

Our issuance of preferred stock may cause the price of our common stock to decline, which may negatively impact your investment.

Our Board of Directors is authorized to issue series of shares of preferred stock without any action on the part of the holders of our common stock. Our Board of Directors also has the power, without the approval of the holders of our common stock, to set the terms of any such series of shares of preferred stock that may be issued, including the designations, preferences, limitations and relative rights, voting, redemption and other rights over our common stock with respect to dividends or if we liquidate, dissolve or wind up our affairs and other terms. Our Mandatory Convertible Preferred Stock we are offering in the Preferred Stock Offering, if issued, and any other preferred stock we may issue in the future will rank senior to all of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs. If we issue preferred stock in the future that has preference over common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, which may negatively impact your investment.

Certain provisions in our amended and restated articles of incorporation and bylaws, and of Missouri law, may deter or delay an acquisition of Energizer.

Our amended and restated articles of incorporation and amended and restated bylaws contain, and the General and Business Corporation Law of Missouri, which we refer to as “Missouri law,” contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our Board of Directors rather than to attempt a hostile takeover by making the replacement of incumbent directors more time-consuming and difficult. These provisions include, among others:

•	limitations on the ability of our shareholders to call a special meeting;

•	rules regarding how we may present proposals or nominate directors for election at shareholder meetings;

•	the right of our Board of Directors to issue preferred stock without shareholder approval;

•

a provision that our shareholders may only remove directors “for cause” and with the approval of the holders of a majority of our outstanding voting stock at a special meeting of shareholders called expressly for that purpose; and

•	the ability of our directors, and not shareholders, to fill vacancies on our Board of Directors.

In addition, because we have not chosen to opt out of coverage of Section 351.459 of Missouri law, which we refer to as the “business combination statute,” these provisions could also deter or delay a change of control. The business combination statute restricts certain business combination transactions between us and an “interested shareholder,” generally any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of our voting stock, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our Board on or before the date the interested shareholder obtains such status. The business combination statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless (i) the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination or (ii) the business combination satisfies certain detailed fairness and procedural requirements.

We believe that these provisions will help to protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could deter or delay an acquisition that our Board of Directors determines is not in our best interests or the best interests of our shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

THE ACQUISITIONS

Overview

On January 15, 2018, Energizer entered into the Battery Acquisition Agreement with Spectrum. On the terms and subject to the conditions set forth in such agreement, Energizer agreed to acquire from Spectrum the Acquired Battery Business for an aggregate purchase price of $2,000 million in cash (the “Purchase Price”), subject to customary purchase price adjustments. On November 15, 2018, Energizer entered into an Amended and Restated Acquisition Agreement (the “Battery Amended Agreement”), pursuant to which the Company agreed that it would, to the extent required to obtain regulatory approval of the proposed transaction, divest the Varta Divestment Business. In the event that actual proceeds from the sale of the Varta Divestment Business, including specified adjustments, exceed $600 million, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay Energizer the lesser of 75% of the shortfall and $200 million.

On November 15, 2018, Energizer entered into the Auto Care Acquisition Agreement with Spectrum. On the terms and subject to the conditions set forth in the Auto Care Acquisition Agreement, Energizer will acquire from Spectrum the Acquired Auto Care Business for a purchase price of $937.5 million in cash, subject to certain purchase price adjustments, plus 5,278,921 shares of common stock, which represent the number of shares equal to $312.5 million divided by the volume-weighted average sales price per share of common stock for the 10 consecutive trading days immediately preceding the date of the Auto Care Acquisition Agreement, subject to certain adjustments and as more specifically described in the Auto Care Acquisition Agreement. The Auto Care Acquisition is subject to customary closing conditions. As of the date of this prospectus, all required regulatory approvals to the Auto Care Acquisition, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, have been obtained.

The Acquired Battery Business

The Acquired Battery Business produces and markets a diversified range of products globally, including primary, hearing aid, watch & electronic, and photo batteries, as well as battery chargers and portable lighting products such as flashlights and lanterns. The Acquired Business’ product offerings are anchored by the Rayovac and VARTA brands. The Acquired Battery Business also manufactures alkaline and hearing aid batteries for third parties who sell under their own private labels, and offers portable lighting products under other proprietary brand names pursuant to licensing arrangements with third parties.

The Acquired Battery Business sells primarily to large retailers, online retailers, wholesalers, distributors, warehouse clubs, food and drug chains and specialty trade or retail outlets such as consumer electronics stores, department stores, discounters and other audiologists. The Acquired Battery Business maintains separate sales teams to service (i) its retail sales and distribution channels; (ii) its hearing aid professionals channel; and (iii) its industrial distributors and original equipment manufacturers sales and distribution channel. International distribution varies by region and is often executed on a country-by-country basis. The Acquired Battery Business also utilizes a network of independent brokers to service participants in selected distribution channels.

On January 2, 2019, Energizer closed its previously announced acquisition of the Acquired Battery Business. On December 11, 2018, the European Commission approved the acquisition of the Acquired Batteries Business conditioned on the divestment by Energizer of the Varta Divestment Business. Based on the original purchase price, net of anticipated divestiture proceeds of $550 million, we expect the net purchase price to be $1.45 billion for the Batteries Acquisition. In the event that actual proceeds, including specified adjustments, exceed $600 million, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600 million, Spectrum has agreed to pay Energizer 75% of the shortfall and up to a total of $200 million. Energizer is targeting first half of calendar year 2019 to complete the disposition of the Varta Divestment Business.

The present value of the tax step up on assets acquired in the U.S. in the Battery Acquisition is expected to be approximately $110 million. Based on the historical results of Spectrum Batteries, adjusted for the financial results attributable to the Varta Divestment Business, net sales, gross profit, net income and adjusted EBITDA of the Acquired Battery Business were $515.4 million, $164.9 million, $53.4 million and $96.2 million, respectively, for fiscal year 2018. For fiscal year 2017, net sales, gross profit, loss and adjusted EBITDA of the Acquired Battery Business were $540.0 million, $189.5 million, $63.5 million and $113.7 million, respectively. See “Summary Historical Financial Data of Spectrum Batteries and Spectrum Auto Care – Acquired Battery Business Financial Information” for the description of the methodology used in calculating these numbers. Annual run-rate synergies following the Transactions are expected to be approximately $55 million to $65 million for the Acquired Battery Business and approximately $15 million for the Acquired Auto Care Business, which Energizer expects to realize within the first three years of ownership. Total one-time costs to achieve these cost synergies are estimated to be 1.25x-1.50x of annual run-rate synergies. Certain costs have already been incurred anticipating an acquisition of the Spectrum Batteries business, which a portion will now be unnecessary due to the required divestiture of the Varta Divestment Business.

The following lists the Acquired Battery Business’ principal owned or leased administrative, manufacturing, packaging and distribution facilities at September 30, 2018 acquired through the Battery Acquisition (excluding facilities that will be sold as part of the Varta Divestment Business):

Location	Function / Use	Owned / Leased
U.S. Locations
Fennimore, Wisconsin	Battery Manufacturing	Owned
Portage, Wisconsin	Battery Manufacturing	Owned
Dixon, Illinois	Distribution	Leased
Middleton, Wisconsin	Research & Development	Leased
Non-U.S. Locations
Guatemala City, Guatemala	Battery Manufacturing	Owned
Cavaleiro, Brazil	Battery Manufacturing	Owned
Washington, UK	Battery Manufacturing	Leased
Santo Domingo, Dominican Republic	Distribution	Owned

Batteries Industry Overview

We recently revised our long-term battery category volume outlook to be flat to slightly positive (from the previous outlook of flat to slightly negative) driven by emerging devices, device power requirements and device universe stabilization. Demographic trends continue to be a positive driver for the category as well. The market size for the global battery category for the markets in which we compete was $6.0 billion, with a 4.1% growth versus prior year according to Nielson Global Track Complete. In the US, the market size for the battery category was $2.9 billion with a 1.1% growth versus prior year according to IRI.

Below is a chart that illustrates the positive global battery volume trends that have benefited Energizer:

The Batteries Category Narrative has Changed to a Positive Story of Projected Growth Global Battery Category Volume Trends1 Shifting from repeated years of volume decline To positive gains, with an outlook from marginal volume growth

Source: Nielsen Global Track and Global Track Complete FY11 – FY18. World Custom (Australia, Belgium, Canada, Chile, Colombia, Egypt, France, Germany, Great Britain, Italy, Malaysia, Mexico, New Zealand, Singapore, South Africa, South Korea, Spain, Switzerland, USA). Separate database per each year.

Volume is forecasted to shift into specialty and AA and AAA batteries due to evolving device trends and power demands. Growth in the global specialty segment was 5.3% for the twelve months ended September 2018 as compared to the twelve months ending September 2017 according to Nielson, driven by devices requiring smaller batteries, including connected Internet of Things devices.

With the addition of the Acquired Battery Business, Energizer believes it will be even better equipped to capitalize on various growth segments in the battery industry:

•	Device trends have stabilized as the transition to battery-on-board (BOB) and smartphone growth has flattened;

•	Emerging technologies, such as the Internet of Things, are expected to continue to drive growth in the number of battery-powered devices; and

•	Expected mix shift toward smaller cells driven by miniaturization of devices, leading to a heavier proportion of specialty cells relative to the overall battery market.

The Acquired Auto Care Business

The Acquired Auto Care Business sells a range of products in the automotive appearance, fragrance, performance, and air conditioning recharge categories under the iconic brands Armor All, STP and A/C Pro. Products are sold in 50 markets across North America (85% of sales for fiscal year 2018), in Asia Pacific (6%), Europe and the Middle East (5%), and Latin America (4%). Customers consist primarily of big-box auto, auto specialty retail, mass retailers, and food and drug retailers. During fiscal year 2018, the Acquired Auto Care Business generated net sales, net loss, and adjusted EBITDA of $465.6 million, ($9.5 million) and $99.3 million, respectively. The net loss in fiscal year 2018 resulted from a non-cash goodwill impairment charge of $92.5 million. We expect the Auto Care Acquisition to close by February 2019.

During the first three years of ownership of the Acquired Auto Care Business, Energizer expects to realize approximately $15 million of annual run-rate cost synergies through network optimization, SG&A reductions and procurement efficiencies.

The Acquired Auto Care Business Product Categories

The Acquired Auto Care Business’ product portfolio includes the following categories:

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Appearance and Fragrance (48% of Acquired Auto Care Business Sales for fiscal year 2018). The appearance and fragrance categories include protectants, wipes, tire and wheel care products, glass cleaners, leather care products, air fresheners and washes designed to clean, shine, refresh and protect interior and exterior automobile surfaces under the brand name Armor All. Armor All is a leader in the automotive aftermarket appearance products category based upon its recognized brand name, convenient application methods and product innovation. Armor All is the #1 brand in automotive appearance with a 24% market share in the category year to date through November 2018. Armor All has also expanded its offering into auto air fresheners, with growth of 255% year to date through November 2018, reaching a 0.7% share of the category according to NPD.

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Performance (16% of Acquired Auto Care Business Sales for fiscal year 2018). The performance product category includes STP branded fuel and oil additives, functional fluids and other performance chemical products that benefit from a rich heritage in the car enthusiast and racing scenes, characterized by a commitment to technology, performance and motor sports partnerships for over 60 years. The strong brand equity of STP also provides for attractive licensing opportunities that augment our presence in our core performance categories. STP is the #5 brand in the automotive performance category with 15% market share in Fuel Additives and 8% market share in Oil Additives year to date through November 2018 according to NPD.

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Air Conditioning Recharge (36% of Acquired Auto Care Business Sales for fiscal year 2018). The air conditioning recharge product category includes do-it-yourself automotive air conditioning recharge products led by the A/C PRO brand name, along with other refrigerant and recharge kits, sealants and accessories. A/C PRO is the #1 brand in automotive air conditioning recharge, with the Acquired Auto Care Business having a 61% market share in the category and 81% market share in air conditioning installation kits & accessories year to date through November 2018 according to NPD.

The following lists the Acquired Auto Care Business’ principal owned or leased administrative, manufacturing, packaging and distribution facilities at September 30, 2018 being acquired through the Auto Care Acquisition:

Location	Function / Use	Owned / Leased
U.S. Locations
Dayton, Ohio	Manufacturing & Distribution	Leased
Non-U.S. Locations
Ebbw Vale, Gwent, Wales	Manufacturing & Distribution	Leased

The Auto Care Acquisition Agreement

The Auto Care Acquisition Agreement provides that, upon the terms and subject to the conditions set forth in the Auto Care Acquisition Agreement, the Company will purchase the equity of certain subsidiaries of Spectrum involved in, and certain assets of Spectrum and its subsidiaries used or held for use primarily in, or that arise primarily out of, the Acquired Auto Care Business, and will assume certain liabilities arising primarily out of or relating primarily to the ownership, operation or conduct of the Acquired Auto Care Business or any acquired assets.

The consummation of the Auto Care Acquisition is subject to certain conditions to each party’s obligations, including, among other things, (i) the Antitrust Conditions (ii) the accuracy of the representations and warranties of the other party (generally subject to a customary material adverse effect standard as described in the Auto Care Acquisition Agreement) or other customary materiality qualifications, (iii) the absence of governmental restrictions on the consummation of the Auto Care Acquisition in certain jurisdictions, and (iv) the compliance in all material respects by the other party with its covenants and agreements under the Auto Care Acquisition Agreement. The consummation of the Auto Care Acquisition is not subject to any financing condition. As of the date of this prospectus supplement, the Antitrust Conditions have been satisfied.

The Auto Care Acquisition Agreement also contains certain termination rights, including the right of either party to terminate the Auto Care Acquisition Agreement if the consummation of the Auto Care Acquisition has not occurred on or before the Outside Date as well as the right to terminate for certain breaches of the Auto Care Acquisition Agreement which result in the failure of certain conditions to be satisfied, subject to certain limits.

The Auto Care Acquisition will be financed pursuant to the Financing Transactions. See “Summary-The Transactions-The Financing Transactions.”

Shareholder Agreement

As a condition of the consummation of the Acquisition and in connection with the Stock Consideration, the Company will enter into the Shareholder Agreement with Spectrum. The Shareholder Agreement will contain a 24-month standstill provision applicable to Spectrum, pursuant to which, among other things, subject to certain exceptions contained in the Shareholder Agreement, Spectrum will be prohibited, either acting alone or in concert with others, from supporting or engaging in certain transactions involving the Company or seeking to knowingly or intentionally control or influence management, our board of directors or policies of the Company with respect to such matters. For a period of 18 months beginning on the closing date of the Auto Care Acquisition, subject to certain limitations and qualifications, Spectrum will be required to vote in favor of the director nominees of our board of directors and in accordance with its recommendations on all other matters at any meeting of the Company’s shareholders.

In addition, pursuant to the Shareholder Agreement, beginning after the 12 month anniversary of the closing date of the Auto Care Acquisition, the Company will be required, at the request of Spectrum, to use commercially reasonable efforts to file a shelf registration statement covering the resale by Spectrum in one or more registered offerings. Spectrum will also have certain rights to demand registration of shares in an underwritten takedown under the shelf registration and to participate in certain registered underwritten public offerings by the Company, subject to customary terms, limitations and exceptions.

Pursuant to the Shareholder Agreement, Spectrum will agree not to transfer any of its shares or other equity securities in the Company, or engage in certain hedging transactions from the closing until the day that is twelve months after the closing of the Auto Care Acquisition and, following such period, subject to certain limitations, not to transfer any such shares or other equity securities to any person or entity who would thereafter beneficially own more than 4.9% of the Company’s outstanding shares of equity securities after giving effect to such transaction. Following the 18 month anniversary of the closing date of the Auto Care Acquisition, the Company will have the right to repurchase any or all of the shares then held by Spectrum or its affiliates for a purchase price per share equal to, as more specifically described in the Shareholder Agreement, the greater of the volume-weighted average sales price per share for the ten conservative trading days beginning on the 12th trading day immediately preceding notice of the repurchase from the Company and 110% of the Common Stock VWAP.

Transaction Rationale

We believe the combination unites product offerings that are highly complementary in nature and creates an offering of well-known global brands that will enhance Energizer’s presence in current markets in addition to expanding its reach into new categories, international markets and attractive channels. The Auto Care Acquisition creates a leading auto care company that is well positioned in several key auto care categories, with leading brands in automotive appearance, automotive performance, and automotive air conditioning recharge.

•	Strengthens position in growing categories and channels. The Auto Care Acquisition establishes our position as the number one player in the U.S. auto care category, with presence across the automotive appearance, performance, air conditioning recharge and fragrance categories. The Auto Care Acquisition provides significant channel overlap where Energizer is targeting significant auto care growth and also allows Energizer to leverage the iconic Armor All, STP and A/C Pro brands into new and adjacent product categories.

•

Broadens brand offerings and manufacturing capabilities. The addition of the Acquired Auto Care Business adds the iconic Armor All, STP and A/C Pro brands to our portfolio. With these brands, we will be able to offer our customers and consumers a wide range of auto care products across various applications and price points. The Acquired Auto Care Business broadens our manufacturing and distribution footprint, with the addition of the Dayton, Ohio and Rassau, UK facilities, which will enable us to better serve our customers. Following the Transactions, Energizer’s product diversification will include a larger focus on the automotive category, which would have accounted for 20% of net sales for fiscal year 2018, as compared to 5% on a historical basis. See the chart below for further illustration.

FY2018 Energizer Net Sales by Product Historical Pro Forma

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Expanding international presence with ability to leverage Energizer’s global distribution network. The Acquired Auto Care Business has an existing footprint with distribution and sales in over 50 markets. The Auto Care Acquisition provides an opportunity to accelerate top line growth internationally in existing Energizer markets and expand the Armor All, STP and A/C Pro brands into new adjacencies. Pro forma for the Transactions, Energizer’s 2018 net sales increase by 71% in North America, by 105% in Latin America, by 23% in EMEA and by 17% in Asia Pacific. See the chart below for Energizer’s geographic breakout on a historical and pro forma basis for the Transactions.

FY2018 Energizer Net Sales by Geography Historical Pro Forma Latin America Battery Business roughly doubles from ~$118mm to ~240mm in Net Sales

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Driving cost efficiencies with $15 million in annual run-rate synergies estimated within three years. The integration of the Acquired Auto Care Business is expected to leverage Energizer’s existing asset base and eliminate redundancies to address rising costs to compete. Estimated cost synergies are expected to be driven by facility and network optimization, SG&A reductions and procurement efficiencies. Total one-time costs to achieve these cost synergies are estimated at less than 1.0x annual run-rate synergies; however, the Acquired Auto Care Business integration is benefiting from IT integration efforts already under way as part of the Acquired Battery Business integration.

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Opportunity to drive productivity across the integrated global supply chain. Energizer has a strong track record of operational excellence and acquisition integration. Our management team has identified numerous opportunities to reduce costs and improve efficiency, most notably to stabilize operations at the Dayton, Ohio facility. Operational issues at the facility have led to shipment disruptions as well as working capital management issues. While significant strides have been made to remedy these issues, Energizer expects to invest additional resources to achieve further operating efficiencies, increase service level performance and drive further cost improvements at the facility.

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Leverage Energizer’s R&D capabilities to accelerate auto care innovation. We continue to leverage consumer insights to provide meaningful product improvements and introduce new and innovative products. We will lean on this expertise along with our strong customer partnerships to further innovate within the auto care category. For example, the recent introduction of “quick and easy to use wipes” highlights the opportunity to introduce new and innovative products into the auto care category.

Auto Care Industry Overview

According to NPD, the US auto care industry sales (comprising of appearance chemicals, performance chemicals, refrigerants & accessories, and air fresheners) were $2.8 billion in 2017. Based on historical growth rates and assuming no changes in the current business environment, we believe that the US auto care industry will grow at a CAGR of 1.8% through 2023. Forecasted growth in the Auto Care Industry is driven by favorable trends including an aging vehicle population, growing number of vehicles in car parc and increased annual miles driven. We believe that the Auto Care Acquisition positions Energizer to capitalize on favorable trends within various categories of the overall market. The US auto care segments are shown below:

US Auto Care - $2.8 billion +1.8 CAGR through 2023 Appearance Chemicals Interior & Exterior Cleaners, Tire Care, Wax, Soap, Cleaning Wipes, Protectants, etc. $847 million 30% of Value Sales Performance Chemicals Motor oil, Antifreeze/Coolant, Sealants, Grease & Fluids, Transmission Fluid, etc. $1.2 billion 42% of Value Sales A/C refrigerants, recharge kits, retrofit kits, etc. Refrigerants & Accessories A/C refrigerants, recharge kits, retrofit kits, etc. $363 million 13% of Value Sales Air Fresheners $406 million15% of Value Sales

Source: NPD - Calendar Year 2017. Forecasted growth is an Energizer estimate based on historical growth rates and assumes no changes in the current business environment.

Forecasted growth in the Auto Care Industry is driven by favorable trends including an aging vehicle population, growing number of vehicles in car parc and increased annual miles driven.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting issuance costs and discounts, will be approximately $178.7 million (or approximately $205.6 million if the underwriters exercise their option to purchase additional shares of our common stock, in full).

In addition, we estimate that the net proceeds to us from the Preferred Stock Offering, after deducting issuance costs and discounts, will be approximately $181.3 million (or approximately $208.6 million if the underwriters in the Preferred Stock Offering exercise their option to purchase additional shares of our Mandatory Convertible Preferred Stock to cover over-allotments, if any, in full).

We intend to use the net proceeds from this offering and if completed, the net proceeds from the Preferred Stock Offering and the Additional Financing, as well as cash on hand, to fund the cash portion of the Acquisition Consideration and to pay fees and expenses related to the Transactions. However, this offering is not contingent on the completion of the Auto Care Acquisition, the Preferred Stock Offering or the Additional Financing, and there can be no assurance that the Auto Care Acquisition, the Preferred Stock Offering or any Additional Financing will be consummated on the terms described herein or at all. If for any reason the proposed Auto Care Acquisition has not closed or if certain acquisition termination events occur, then we expect to use the net proceeds from this offering, together with the net proceeds from the Preferred Stock Offering, for general corporate purposes, which may include, in our sole discretion, exercising our option to redeem our Mandatory Convertible Preferred Stock for cash, debt repayment, capital expenditures, investments and repurchases of our common stock at the discretion of our board of directors.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to use the net proceeds to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

The table below sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on September 30, 2018 (except as otherwise indicated) and based on estimated amounts outstanding on that date. Actual amounts will vary from the estimated amounts shown below depending on several factors, including, among others, the amount of cash and cash equivalents balances, net working capital and other purchase price adjustments, debt (including accrued interest on such debt), changes made to the sources of the contemplated financings and differences from our estimated fees and expenses.

You should read the following together with the information included under the headings “Summary—Acquisition of Spectrum Auto Care,” “Summary—Spectrum Batteries Transaction Update,” “Summary—The Financing Transactions,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement.

Battery Acquisition

Sources of Funds	($ in millions)	Uses of Funds	($ in millions)
Cash on Hand	$299.1	Purchase Price (5)	$1,956.1
Term Loan B (1)	1,000.0	Refinance Existing Credit Agreement (6)	628.0
Term Loan A (2)	200.0	Estimated Fees and Expenses (7)	169.2
6.375% Senior Notes Due 2026 (3)	500.0
4.375% Euro Senior Notes Due 2026 (4)	754.2

Total Sources	$2,753.3	Total Uses	$2,753.3

Auto Care Acquisition

	($ in millions)		($ in millions)
Debt financing (8)	$600.0	Purchase Price (12)	$1,180.0
Common Stock to Spectrum Brands (9)	247.3	Estimated Fees and Expenses (13)	74.5
Common Stock Offering (10)	187.5	Capped Call (14)	10.0
Preferred Stock Offering (11)	187.5
Cash on Hand	42.2

Total Sources	$1,264.5	Total Uses	$1,264.5

Divestiture of the Varta Divestment Business

	($ in millions)		($ in millions)
Divestiture Proceeds (15)	$550.0	Term Loan B (16)	$458.3
Cash on Hand	15.0	Term Loan A (17)	91.7
		Estimated fees and expenses	15.0

Total Sources	$565.0	Total Uses	$565.0

Aggregate Total Uses	$4,582.8	Aggregate Total Uses	$4,582.8

(1)	Represents the aggregate principal amount of the term loan B facility, without giving effect to discounts or fees to be paid to the lenders.
(2)	Represents the aggregate principal amount of the term loan A facility, without giving effect to discounts or fees to be paid to the lenders.
(3)	Represents the aggregate principal amount of the USD 2026 Senior Notes and does not reflect the initial purchasers’ discount.
(4)	Represents the U.S. dollar equivalent of the aggregate principal amount of the EUR 2026 Senior Notes offered and does not reflect the initial purchasers’ discount.
(5)

Represents net cash consideration of $1,956.1 million paid to Spectrum. This includes the $2,000.0 million contractual purchase price adjusted for allowances related to the assumed pension liability and capital lease obligation offset by working capital adjustments.

(6)	Represents the repayment in full of all outstanding debt under Energizer’s prior credit facilities excluding any accrued and unpaid interest.
(7)

Represents estimated fees, costs and expenses of Energizer associated with the Battery Acquisition, including, without limitation, certain amounts payable under the Battery Acquisition Agreement and any fees and expenses incurred in connection therewith, original issue discount on the Credit Agreement, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees, and other transactional costs and legal, accounting and other professional fees and expenses relating to the Battery Acquisition and the financing thereof.
(8)	Represents the aggregate principal amount of the debt financing and does not reflect the initial purchasers’ discount or any issue discount.
(9)	Represents the fair value of the 5,278,921 shares of our common stock expected to be issued to Spectrum, based on the closing market price of $46.84 on January 7, 2019.
(10)	Represents the gross proceeds of this offering.
(11)	Represents the gross proceeds of the Preferred Stock Offering.
(12)

Represents estimated net cash consideration of $932.7 million to be paid to Spectrum Brands and the fair value of the equity issued to Spectrum of $247.3 million. The cash consideration includes the portion of the contractual purchase price payable in cash adjusted for certain adjustments described under “—the Acquisition Agreement” as well as contractual purchase price adjustments for allowances related to the capital lease obligation offset by working capital adjustments based on the September 30, 2018 amounts.

(13)

Represents estimated fees, costs and expenses of Energizer associated with the Auto Care Acquisition and the Financing Transactions, including, without limitation, certain amounts payable under the Auto Care Acquisition Agreement and any fees and expenses incurred in connection therewith, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees, and other transactional costs including legal, accounting and other professional fees and expenses.

(14)	Represents the estimated fees associated with the capped call.
(15)

Represents the assumed sales proceeds from the sale of the Varta Divestment Business. Actual proceeds may vary significantly from this estimate based on a variety of factors, including buyer interest, due diligence and the performance of the Varta Divestment Business.

(16)

Represents the application of assumed proceeds from the sale of the Varta Divestment Business to the partial repayment of term loan B facility. Actual proceeds may vary significantly from this estimate.

(17)

Represents the application of assumed proceeds from the sale of the Varta Divestment Business to the partial repayment of term loan A facility. Actual proceeds may vary significantly from this estimate.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of September 30, 2018:

•	on an actual basis;

•	on a pro forma basis, as adjusted to give effect to the Battery Acquisition, the sale of the Varta Divestment Business and related financing transactions;

•	on a pro forma basis, as further adjusted to give effect to this offering and the Preferred Stock Offering (but not the application of proceeds therefrom); and

•	on a pro forma basis, as adjusted to give effect to the Transactions, including the Auto Care Acquisition and the Additional Financing (including the application of proceeds).

As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering, as well as the net proceeds from the Preferred Stock Offering and the Additional Financing, as well as cash on hand, to fund the cash portion of the Acquisition Consideration and to pay fees and expenses related to the Transactions. However, this offering is not contingent on the completion of the Auto Care Acquisition, the Preferred Stock Offering, the capped call transactions or the Additional Financing, and there can be no assurance that the Auto Care Acquisition, the Preferred Stock Offering, the capped call transactions or any Additional Financing will be consummated on the terms described herein or at all.

This table should be read in conjunction with our consolidated financial statements and related notes thereto, incorporated by reference in this prospectus supplement, as well as the unaudited pro forma condensed combined financial statements included in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Statements” included in this prospectus supplement.

The pro forma adjustments were prepared prior to the pricing of this offering and the Preferred Stock Offering and include assumptions relating to such offerings. See “Summary-The Financing Transactions” for a description of the actual terms of each offering.

	September 30, 2018
	Actual	Pro Forma Battery Acquisition	Pro Forma Offerings	Pro Forma Transactions
Cash and cash equivalents (a)	$522.1	$223.5	$223.5	$181.3
Restricted cash	1,246.2	—	—	—

Capitalization:
Debt Outstanding
Prior Credit Facility (b)	628.0	—	—	—
Revolving Credit Facility (c)	—	—	—	—
Term Loan A (d)	—	108.3	108.3	108.3
Term Loan B (e)	—	541.7	541.7	541.7
5.500% Senior Notes Due 2025	600.0	600.0	600.0	600.0
6.375% Senior Notes Due 2026	500.0	500.0	500.0	500.0
4.625% Senior Notes Due 2026 (€650.0 principal amount)	754.2	754.2	754.2	754.2
Debt Financing	—	—	—	600.0

Total Debt (f)	$2,482.2	$2,504.2	2,504.2	$3,104.2

	September 30, 2018
	Actual	Pro Forma Battery Acquisition	Pro Forma Offerings	Pro Forma Transactions
Equity
Preferred stock, $0.01 par value, 10.0 million shares authorized, none outstanding, actual; of which 2.2 million shares are designated as Series A Mandatory Convertible Preferred Stock, Pro Forma Offerings and Pro Forma Transactions; no shares of Series A Mandatory Convertible Preferred Stock outstanding, actual and Pro Forma Battery Acquisition; 1.9 million shares of Series A Mandatory Convertible Preferred Stock outstanding, Pro Forma Offerings and Pro Forma Transactions. (g)	—	—	170.5	170.5
Common stock, $0.01 par value, 300.0 million shares authorized, actual and pro forma; 59.9 million shares outstanding, actual and Pro Forma Battery Acquisition; 64.0 million shares outstanding, Pro Forma Offerings, and 69.3 million shares outstanding, Pro Forma Transactions	0.6	0.6	0.7	0.7
Additional paid-in capital (h)	217.8	217.8	398.3	645.5
Retained earnings (i)	177.3	129.1	129.1	90.5
Treasury stock	(129.4)	(129.4)	(129.4)	(129.4)
Accumulated other comprehensive (loss)/income	(241.8)	(241.8)	(241.8)	(241.8)

Total equity	$24.5	$(23.7)	$322.4	$536.0

Total capitalization	$2,506.7	$2,480.5	$2,831.6	$3,640.2

(a)

In connection with the Battery Acquisition, cash on hand was reduced by $299.1 million and is expected to be further reduced by $15.0 million in connection with the divestiture of the Varta Divestment Business and $42.2 million in connection with the Auto Care Acquisition. Additional cash of $15.5 million was adjusted due to the difference in the September 30, 2018 Restricted cash balance and Long-term debt in escrow.

(b)	Our prior credit facility was repaid at the closing of the Battery Acquisition.
(c)	We have $400.0 million of availability under the revolving credit facility available, excluding letters of credit totaling approximately $7.6 million.
(d)

Represents the term loan A facility of $200.0 million less the $91.7 million of proceeds from the sale of the Varta Divestment Business that are assumed to be utilized to pay down a portion of the term loan A facility.

(e)

Represents the term loan B facility of $1,000.0 million less the $458.3 million of proceeds from the sale of the Varta Divestment Business that are assumed to be utilized to pay down a portion of the term loan B facility.

(f)	Excludes unamortized debt discount and issuance fees of $31.4 million and $84.1 million on an actual and pro forma basis, respectively, as of September 30, 2018.
(g)	Represents the assumed net proceeds of $187.5 million from the Preferred Stock Offering less the $7.0 million of estimated issuance fees and $10.0 million paid for the related capped call.
(h)

Represents the assumed net proceeds of $187.5 million from this offering less the $7.0 million of estimated issuance fees and the issuance of 5,278,921 shares issued to Spectrum based on the closing market price of $46.84 per share on January 7, 2019.

(i)

The adjustment of $97.8 million reflects the anticipated transaction costs incurred and expected to be incurred following September 30, 2018, (i) of $50.6 million in connection with the Battery Acquisition, (ii) of $35.9 million in connection with the Auto Care Acquisition and (iii) of $11.4 million in connection with the sale of the Varta Divestment Business, as well as the $0.9 million elimination of profit from the sales between Energizer and the Acquired Battery Business in fiscal 2018 and the removal of $11.0 million of interest income and foreign currency gains previously recognized in retained earnings related to the restricted cash balance from the Battery Acquisition.

SELECTED HISTORICAL FINANCIAL DATA OF ENERGIZER

We derived the selected statement of earnings data for the years ended September 30, 2016, 2017 and 2018 and balance sheet data as of September 30, 2017 and 2018 from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement. We derived the selected statement of earnings data for the years ended September 30, 2014 and 2015 and balance sheet data as of September 30, 2014, 2015 and 2016 from our accounting records. The historical results do not necessarily indicate the results expected for any future period. To ensure a full understanding, you should read the selected historical financial data presented below in conjunction with the consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Fiscal Years Ended September 30,
($ in millions)	2014	2015	2016	2017	2018
Statement of Earnings Data:
Net sales	$1,840.4	$1,631.6	$1,634.2	$1,755.7	$1,797.7
Cost of products sold	990.0	875.4	921.8	944.4	966.8

Gross profit	850.4	756.2	712.4	811.3	830.9
Selling, general and administrative expense	391.5	429.4	361.4	361.3	421.7
Advertising and sales promotion expense	121.7	132.3	102.4	116.1	112.9
Research and development expense	25.3	24.9	26.6	22.0	22.4
Amortization of intangible assets	—	—	2.8	11.2	11.5
Venezuela deconsolidation charge	—	65.2	—	—	—
Spin restructuring	—	39.1	5.8	(3.8)	—
Restructuring	43.5	9.6	2.5	—	—
Gain on sale of real estate	—	—	—	(16.9)	(4.6)
Interest expense	52.7	77.9	54.3	53.1	98.4
Other items, net	0.5	(21.5)	(9.1)	(5.0)	(6.6)

Earnings/(loss) before income taxes (a)	215.2	(0.7)	165.7	273.3	175.2
Income tax provision	57.9	3.3	38.0	71.8	81.7

Net earnings/(loss) (b)	$157.3	$(4.0)	$127.7	$201.5	$93.5

Balance Sheet Data (as of period end):
Cash and cash equivalents	$89.6	$502.1	$287.3	$378.0	$522.1
Working capital (c)	323.5	610.5	356.4	438.2	419.9
Property, plant and equipment, net	212.5	205.6	201.7	176.5	166.7
Total assets (d)	1,194.7	1,618.6	1,731.5	1,823.6	3,178.8
Long-term debt	—	992.5	1,043.1	1,086.6	1,227.4
Long-term debt held in escrow (e)	—	—	—	—	1,230.7
Restricted Cash	—	—	—	—	1,246.2
Cash Flow Data:
Cash flows from operating activities	$219.9	$161.8	$193.9	$197.2	$228.7
Depreciation and amortization expense	42.2	41.8	34.3	50.2	45.1
Capital Expenditures	28.4	40.4	28.7	25.2	24.2

(a)	Earnings/(loss) before income taxes were (reduced)/increased by the following items:

	Fiscal Years Ended September 30,
($ in millions)	2014	2015	2016	2017	2018
Acquisition and integration costs	$—	$(1.6)	$(19.3)	$(8.4)	$(84.6)
Settlement loss on Canadian pension plan termination (f)	—	—	—	—	(14.1)
Gain on sale of real estate	—	—	—	16.9	4.6
Restructuring (g)	(50.4)	(13.0)	(4.9)	—	—
Spin restructuring (h)	—	(39.1)	(5.8)	3.8	—
Spin costs (h)	(21.3)	(98.1)	(10.4)	—	—
Cost of early debt retirement (i)	—	(26.7)	—	—	—
Venezuela deconsolidation (j)	—	(65.2)	—	—	—

Total	$(71.7)	$(243.7)	$(40.4)	$12.3	$(94.1)

(b)	Net earnings/(loss) were (reduced)/increased by the following items:

	Fiscal Years Ended September 30,
($ in millions)	2014	2015	2016	2017	2018
Acquisition and integration costs	$—	$(1.2)	$(14.0)	$(4.2)	$(61.6)
Acquisition withholding tax (k)	—	—	—	—	(6.0)
Settlement loss on Canadian pension plan termination (f)	—	—	—	—	(10.4)
Gain on sale of real estate	—	—	—	16.5	3.5
Restructuring (g)	(34.1)	(6.5)	(3.1)	—	—
Spin restructuring (h)	—	(27.0)	(4.2)	2.4	—
Spin costs (h)	(16.5)	(68.7)	(7.0)	—	—
Cost of early debt retirement (i)	—	(16.7)	—	—	—
Venezuela deconsolidation (j)	—	(65.2)	—	—	—
One-time impact of the new U.S. Tax Legislation	—	—	—	—	(39.1)
Income tax adjustments	—	4.0	11.4	—	—

Total	$(50.6)	$(181.3)	$(16.9)	$14.7	$(113.6)

(c)	Working capital is defined as current assets less current liabilities.
(d)	At September 30, 2018, total assets included $1.2 billion of restricted cash associated with the escrowed debt from the Battery Acquisition.
(e)	At September 30, 2018, long-term debt held in escrow includes the debt related to the Battery Acquisition which was funded into escrow on July 6, 2018.
(f)

Settlement loss on Canadian pension plan termination represents the actuarial losses that were previously recorded to other comprehensive income, and then recognized to Other items, net upon the termination of our Canadian pension plan.

(g)

Restructuring costs related to enterprise-wide restructuring plans that began in fiscal year 2013. The primary objectives of the restructuring projects included reduction in workforce, consolidation of G&A functional support across the organization, reduced overhead spending, creation of a center-led purchasing function, and rationalization and streamlining of our operational facilities, product portfolio and marketing organization.

(h)	Spin and spin restructuring (costs)/income related to the July 1, 2015 separation of the Company from Edgewell Personal Care Company (Edgewell) via a tax free spin-off.
(i)

Cost of early debt retirement was recorded in conjunction with the spin-off from Edgewell, and the allocation of the debt breakage fees related to the April 2015 notice of prepayment to the holders of Edgewell’s outstanding notes.

(j)

On March 31, 2015, Edgewell deconsolidated its Venezuelan subsidiary due to the severe currency controls imposed by the government there. At that time, Edgewell recorded a one-time charge of $144.5 million as a result of deconsolidating their Venezuelan subsidiaries, which had no accompanying tax benefit. Energizer was allocated $65.2 million of this one-time charge.
(k)	The acquisition tax withholding expense is related to cash movement to fund the Battery Acquisition.

SELECTED HISTORICAL FINANCIAL DATA OF SPECTRUM BATTERIES AND SPECTRUM AUTO CARE

We derived the selected statement of income data for the years ended September 30, 2016, 2017 and 2018, and balance sheet as of September 30, 2017 and 2018 from the audited annual combined financial statements of Spectrum Batteries and Spectrum Auto Care which are incorporated by reference into this prospectus supplement.

The combined financial statements of Spectrum Batteries were prepared in accordance with accounting principles generally accepted in the United States from the combined financial statements and accounting records of Spectrum using the historical results of the Global Batteries & Lights Division of Spectrum Brands segment operations and historical cost basis of the assets and liabilities that comprise Spectrum Batteries. The Spectrum Batteries audited historical results also do not contemplate the required divestiture of the Varta Business.

The combined financial statements of Spectrum Auto Care were prepared in accordance with accounting principles generally accepted in the United States from the combined financial statements and accounting records of Spectrum using the historical results of Spectrum Global Auto Care Division segment operations and historical cost basis of the assets and liability that comprise Spectrum Auto Care.

Historical results are not necessarily indicative of future expected results.

	Spectrum Batteries’ Historical Results
	Fiscal Years Ended September 30,
($ in millions)	2016	2017	2018
Statement of Income Data:
Net sales	$840.7	$865.6	$870.5
Cost of goods sold	524.9	539.3	564.3

Gross profit	315.8	326.3	306.2
Selling	62.2	63.2	64.5
General and administrative	113.6	129.8	125.7
Research and development	10.9	10.9	11.8

Total operating expenses	186.7	203.9	202.0

Operating income	129.1	122.4	104.2
Interest expense	1.5	1.6	1.9
Other non-operating expense/(income), net	0.8	(0.1)	1.1

Income before income taxes	126.8	120.9	101.2
Income tax expense	67.5	36.4	21.4

Net income	$59.3	$84.5	$79.8

Balance Sheet Data as of period end
Working capital (a)		$68.6	$78.2
Property, plant and equipment, net		141.7	142.9
Total assets		936.0	897.5

(a)	Working capital is defined as current assets less current liabilities.

	Spectrum Auto Care Historical Results
	Fiscal Years Ended September 30,
($ in millions)	2016	2017	2018
Statement of Income Data:
Net sales	$453.7	$446.9	$465.6
Cost of goods sold	213.9	216.0	275.6
Restructuring and related charges	—	17.6	9.2

Gross profit	239.8	213.3	180.8
Selling	15.5	16.9	17.1
General and administrative	91.3	91.9	89.8
Research and development	3.6	4.0	4.1
Restructuring and related charges	5.3	6.7	9.2
Write-off for impairment of goodwill	—	—	92.5

Total operating expenses	115.7	119.5	212.7

Operating income/(loss)	124.1	93.8	(31.9)
Interest expense	—	1.5	2.1
Other non-operating expense, net	1.6	—	0.2

Income/(loss) before income taxes	122.5	92.3	(34.2)
Income tax expense/(benefit)	41.9	30.9	(24.7)

Net/(loss) income	$80.6	$61.4	$(9.5)

Balance Sheet Data as of period end
Working capital (a)		$69.4	$63.1
Property, plant and equipment, net		58.4	58.2
Total assets		1,523.6	1,424.4

(a)	Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited Pro Forma Condensed Combined Financial Statements have been prepared giving effect to the Transactions pursuant to Article 11 of Regulation S-X. The assets acquired and liabilities assumed in the Battery Acquisition and Auto Care Acquisition will be measured at their respective fair values with any excess purchase price reflected as goodwill. The valuation is preliminary and estimated asset values and assumed liabilities will be adjusted as final purchase price allocations are completed. The Pro Forma Condensed Combined Financial Statements also contemplate the Company’s ultimate issuance of debt financing, term loans, common stock, mandatory convertible preferred stock and new equity to be issued to Spectrum, net of the assumed proceeds of the Varta Divestment Business. The unaudited Pro Forma Condensed Combined Financial Statements presented assume that the Acquired Battery Business and Acquired Auto Care Business are wholly owned subsidiaries of the Company.

The unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2018 is presented on a basis to reflect the Transactions as if they had occurred on September 30, 2018. The following unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended September 30, 2018 is presented on a basis to reflect the Transactions as if they had occurred on October 1, 2017.

The unaudited Pro Forma Condensed Combined Statement of Earnings includes interest and financing costs related to the Transactions and preliminary purchase accounting adjustments, such as depreciation and amortization expense on acquired tangible and intangible assets, which are expected to have continuing impact on the combined results. The impact from any of the operating results from the Varta Divestment Business has been removed as a pro forma adjustment to exclude those results as they will not have a continuing impact on the combined results. The impacts of any revenue or cost synergies that may result from combining Energizer and the Acquired Battery Business or Acquired Auto Care Business are not included herein. We expect to generate synergies through network optimization, selling, general and administrative reductions and procurement efficiencies. These savings are projected to be achieved over a period of three years following the close of the Transactions.

This financial information should be read in conjunction with the Company’s financial statements and accompanying notes, including the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 16, 2018, as well as the Acquired Battery Business’ and the Acquired Auto Care Business’ audited annual combined financial statements as of September 30, 2018 and 2017 and for the fiscal years ended September 30, 2018, 2017 and 2016, and the notes related thereto, accompanying these Pro Forma Condensed Combined Financial Statements.

The pro forma adjustments are based upon available information and assumptions that management of Energizer believes reasonably reflect the Transactions. The pro forma adjustments were prepared prior to the pricing of this offering and the Preferred Stock Offering. See “Summary—The Financing Transactions” for a description of the actual terms of each offering. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (U.S. GAAP). Accordingly, the assets, liabilities and commitments of the Acquired Battery Business and the Acquired Auto Care Business are adjusted to their estimated fair values on the assumed acquisition date of September 30, 2018. The historical condensed combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Transactions and, with respect to the Pro Forma Condensed Combined Statement of Earnings only, expected to have a continuing impact on the combined results of operations. The unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Energizer would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or the financial position of Energizer.

ENERGIZER HOLDINGS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2018

(In millions, except per share data—Unaudited)

	Energizer	Acquired Battery Business					Energizer and Acquired	Acquired Auto Care Business
	Historical September 30, 2018	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma	Battery Combined Business	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma	Combined Pro Forma Business
Assets
Current assets
Cash and cash equivalents	$522.1	$—	$—	$(298.6)	(a)	$(298.6)	$223.5	$—	$—	$(42.2)	(a)	$(42.2)	$181.3
Trade receivables	230.4	98.5	—	(41.3)	(b)	57.2	287.6	55.3	—	—		55.3	342.9
Inventories	323.1	127.8	—	(27.3)	(c)	100.5	423.6	74.4	—	17.2	(c)	91.6	515.2
Prepaid expenses and other assets	—	28.5	(28.5)	—		—	—	3.9	(3.9)	—		—	—
Other receivables	—	23.0	(23.0)	—		—	—	4.6	(4.6)	—		—	—
Other current assets	95.5	—	51.5	(18.7)	(d)	32.8	128.3	—	8.5	—		8.5	136.8

Total current assets	1,171.1	277.8	—	(385.9)		(108.1)	1,063.0	138.2	—	(25.0)		113.2	1,176.2
Restricted cash	1,246.2	—	—	(1,246.2)	(e)	(1,246.2)	—	—	—	—		—	—
Property, plant and equipment, net	166.7	142.9		(0.9)	(f)	142.0	308.7	58.2	—	6.9	(f)	65.1	373.8
Goodwill	244.2	195.5		381.9	(g)	577.4	821.6	841.8	—	(631.6)	(g)	210.2	1,031.8
Other intangible assets	232.7	269.5		408.6	(h)	678.1	910.8	384.4	—	545.0	(h)	929.4	1,840.2
Deferred charges and other	—	9.5	(9.5)	—		—	—	1.8	(1.8)	—		—	—
Deferred tax asset	36.9	2.3	—	—	(i)	2.3	39.2	—	—	—	(i)	—	39.2
Other assets	81.0	—	9.5	(1.6)	(j)	7.9	88.9	—	1.8	—		1.8	90.7

Total assets	$3,178.8	$897.5	$—	$(844.1)		$53.4	$3,232.2	$1,424.4	$—	$(104.7)		$1,319.7	$4,551.9

Liabilities and Shareholder’s Equity
Current liabilities
Current maturities of long-term debt	$4.0	$—	$—	$(4.0)	(k)	$(4.0)	$—	$—	$—	$—		$—	$—
Current portion of capital lease obligations	—	5.9	(5.9)	—		—	—	0.4	(0.4)	—		—	—
Notes payable	247.3	—	—	(240.0)	(k)	(240.0)	7.3	—	—	—		—	7.3
Accounts payable	228.9	131.5	—	(56.2)	(l)	75.3	304.2	54.6	—	—		54.6	358.8
Accrued wages and salaries	—	24.5	(24.5)	—		—	—	3.7	(3.7)	—		—	—
Other current liabilities	271.0	37.7	30.4	(113.4)	(m)	(45.3)	225.7	16.4	4.1	(12.9)	(m)	7.6	233.3

Total current liabilities	751.2	199.6	—	(413.6)		(214.0)	537.2	75.1	—	(12.9)		62.2	599.4
Long-term debt	976.1	—	—	1,453.0	(k)	1,453.0	2,429.1	—	—	591.0	(k)	591.0	3,020.1
Long-term debt held in escrow	1,230.7	—	—	(1,230.7)	(k)	(1,230.7)	—	—	—	—		—	—
Capital lease obligations, net of current portion	—	39.5	(39.5)	—		—	—	32.3	(32.3)	—		—	—
Deferred income taxes	—	62.0	(62.0)	—		—	—	72.4	(72.4)	—		—	—
Other liabilities	196.3	16.5	101.5	(24.7)	(n)	93.3	289.6	2.1	104.7	—		106.8	396.4

Total liabilities	3,154.3	317.6	—	(216.0)		101.6	3,255.9	181.9	—	578.1		760.0	4,015.9
Shareholders’ equity
Series A mandatory convertible preferred stock	—	—	—	—		—	—	—	—	170.5	(o)	170.5	170.5
Common stock	0.6	—	—	—		—	0.6	—	—	0.1	(p)	0.1	0.7
Additional paid-in capital	217.8	—	—	—		—	217.8	—	—	427.7	(p)	427.7	645.5
Retained earnings	177.3	—	—	(48.2)	(q)	(48.2)	129.1	—	—	(38.6)	(q)	(38.6)	90.5
Treasury stock	(129.4)	—	—	—		—	(129.4)	—	—	—		—	(129.4)
Accumulated other comprehensive loss	(241.8)	(57.8)	—	57.8	(r)	—	(241.8)	(6.3)	—	6.3	(r)	—	(241.8)
Net parent investment	—	637.7	—	(637.7)	(r)	—	—	1,248.8	—	(1,248.8)	(r)	—	—

Total shareholder’s equity	24.5	579.9	—	(628.1)		(48.2)	(23.7)	1,242.5	—	(682.8)		559.7	536.0

Total liabilities and shareholder’s equity	$3,178.8	$897.5	$—	$844.1		$53.4	$3,232.2	$1,424.4	$—	$(104.7)		$1,319.7	$4,551.9

ENERGIZER HOLDINGS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended September 30, 2018

(In millions, except per share data—Unaudited)

	Energizer	Acquired Battery Business					Energizer and Acquired Battery Combined Business	Acquired Auto Care Business
	Historical September 30, 2018	Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma		Historical September 30, 2018	Reclassifications (Note 2)	Pro Forma Adjustments (Note 5)		Total Pro Forma		Combined Pro Forma Business
Net sales	$1,797.7	$870.5	$—	$(360.1)	(s)	$510.4	$2,308.1	$465.6	$—	$—		$465.6		$2,773.7
Cost of products sold	966.8	564.3	44.5	(267.2)	(t)	341.6	1,308.4	275.6	38.9	(1.9)	(t)	312.6		1,621.0
Restructuring and related charges	—	—	—	—		—	—	9.2	(9.2)	—		—		—

Gross profit	830.9	306.2	(44.5)	(92.9)		168.8	999.7	180.8	(29.7)	1.9		153.0		1,152.7
Selling, general and administrative expense	421.7	—	130.1	(117.3)	(u)	12.8	434.5	—	57.6	—		57.6		492.1
Selling expense	—	64.5	(64.5)	—		—	—	17.1	(17.1)	—		—		—
General and administrative expense	—	125.7	(125.7)	—		—	—	89.8	(89.8)	—		—		—
Advertising and sales promotion expense	112.9	—	5.7	(1.0)	(v)	4.7	117.6	—	9.2	—		9.2		126.8
Research and development expense	22.4	11.8	—	(3.3)	(w)	8.5	30.9	4.1	—	—		4.1		35.0
Amortization of intangible assets	11.5	—	9.9	20.9	(x)	30.8	42.3	—	10.4	11.2	(x)	21.6		63.9
Write-off for goodwill impairment	—	—	—	—		—	—	92.5	—	—		92.5		92.5
Restructuring	—	—	—	—		—	—	9.2	—	—		9.2		9.2
Gain on sale of real estate	(4.6)	—	—	—		—	(4.6)	—	—	—		—		(4.6)
Interest expense	98.4	1.9	—	40.7	(y)	42.6	141.0	2.1	—	38.6	(y)	40.7		181.7
Other items, net	(6.6)	—	1.1	21.0	(z)	22.1	15.5	—	0.2	—		0.2		15.7
Other non-operating income, net	—	1.1	(1.1)	—		—	—	0.2	(0.2)	—		—		—

Earnings/(loss) before income taxes	175.2	101.2	—	(53.9)		47.3	222.5	(34.2)	—	(47.9)		(82.1)		140.4
Income tax provision/(benefit)	81.7	21.4	—	(17.8)	(aa)	3.6	85.3	(24.7)	—	(12.3)	(aa)	(37.0)		48.3

Net earnings/(loss)	$93.5	$79.8	$—	$(36.1)		$43.7	$137.2	$(9.5)	$—	$(35.6)		$(45.1)		$92.1

Mandatory convertible preferred stock dividends	—						—						(bb)	13.6

Net earnings attributable to common shareholders	$93.5						$137.2							$78.5

Earnings Per Share
Basic net earnings per share	$1.56						$2.29						(bb)	$1.14
Diluted net earnings per share	$1.52						$2.23						(bb) (cc)	$1.11
Weighted-Average Shares—Basic	59.8						59.8					9.3	(bb)	69.1
Weighted-Average Shares—Diluted	61.4											9.3	(bb)	70.7

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

1.	Basis of Presentation

The historical results of Energizer have been derived from the audited Consolidated Balance Sheet and Statement of Earnings as of and for the year ended September 30, 2018. The historical results of the Acquired Battery Business and Acquired Auto Care Business have been derived from their respective audited Combined Balance Sheet and Combined Statement of Earnings as of and for the year ended September 30, 2018. The impact of removing the Varta Divestiture Business is reflected within the Acquired Battery Business pro forma adjustments and are derived from the unaudited financial records of Spectrum based on the results of that business as of and for the year ended September 30, 2018.

The unaudited pro forma condensed combined financial information reflects adjustments to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under ASC 805, which requires, among other things, the assets and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date.

2.	Significant Accounting Policies

The unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Earnings have been prepared using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended September 30, 2018. Adjustments have been made to the historical results for the Acquired Battery Business and Acquired Auto Care Business to be consistent with the presentation of Energizer’s Consolidated Balance Sheet and Statement of Earnings. The most significant adjustments to the balance sheet are:

1) reclassification of $32.4 of Prepaid expenses and other assets and $27.6 of Other receivables to Other current assets;

2) reclassification of $11.3 of Deferred charges and other to Other assets;

3) reclassification of $6.3 of Current portion of capital lease obligations and $28.2 of Accrued wages and salaries to Other current liabilities; and

4) reclassification of $134.4 of Deferred income taxes and $71.8 of Capital lease obligations, net of current portion to Other liabilities.

The most significant adjustments to the statement of earnings was the reclassification of $81.6 of Selling expense and $215.5 of General and administrative expense to Selling, general and administrative expense (SG&A). Reclassification out of SG&A offset this increase and include the following significant items:

1) $74.2 of shipping and handling costs out of SG&A to Cost of products sold;

2) $14.9 of advertising expense out of SG&A to Advertising and sales promotion expense (A&P); and

3) $20.3 of amortization expense out of SG&A to Amortization of intangible assets.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

Restructuring and related charges of $9.2 incurred by the Acquired Auto Care Business was also reclassified to Cost of products sold.

3.	Preliminary Purchase Consideration and Purchase Price Allocation

The Company utilized or expects to utilize cash on hand and issued or expects to issue long-term debt and equity consideration to fund the Transactions. As of September 30, 2018, the adjustments to the $2,000.0 contractual purchase price for the Acquired Battery Business and the adjustments to the $1,250.0 contractual purchase price for the Acquired Auto Care Business included the following:

	Acquired Battery Business	Acquired Auto Care Business
Preliminary Purchase Consideration
Initial contractual cash consideration	$2,000.0	$937.5
Initial contractual equity consideration (1)	—	312.5
Less: Adjustment to fair value of equity issued (1)	—	(65.2)
Less: Contractual purchase price adjustments (2)	(43.9)	(4.8)

Total consideration to be transferred	$1,956.1	$1,180.0
Plus: Assumed capital lease liability	45.4	32.3
Plus: Assumed pension liability	42.6	—

Total purchase price to be allocated	$2,044.1	$1,212.3

(1)

The contractual value of the stock expected to be issued to Spectrum was $312.5. Per the acquisition agreement, the actual number of shares was determined based on the 10 day VWAP calculation and resulted in 5,278,921 shares issued to Spectrum. As of January 7, 2019, the closing stock price was $46.84 per share and the fair value of the stock to be issued to Spectrum for pro forma purposes was based on this closing value resulting in a net fair value of $247.3 for the equity consideration.

(2)

The Acquired Battery Business’ adjustments related to the contractually assumed amount of the pension liability and capital lease obligations offset by actual working capital adjustments. The Acquired Auto Care Business’ adjustments related to the contractually assumed capital leases obligation and working capital adjustments offset by the additional cash consideration paid as a result of the 20 day VWAP calculation.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at the acquisition date fair values. The purchase price allocation is preliminary and based on estimates of the fair value as of September 30, 2018. Upon final completion of the fair value assessment, the ultimate purchase price may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

	Acquired Battery Business	Acquired Auto Care Business
Preliminary Purchase Price Allocation
Preliminary purchase price of the Acquired Businesses	$2,044.1	$1,212.3
Less: Carrying value of net assets acquired	(76.2)	(16.3)
Less: Fair value of Other intangible assets	(678.1)	(929.4)
Less: Increase in fair value of Inventory	(21.3)	(17.2)
Less: Increase in fair value of PP&E, net	(53.1)	(6.9)
Less: Assumed pension liability	(42.6)	—
Less: Assumed capital leases	(45.4)	(32.3)
Less: Fair value of net assets divested (including excess goodwill of $10.6)	(550.0)	—

Residual goodwill	$577.4	$210.2

Reconciliation of Carrying Value of Net Assets Acquired
Carrying value of the Acquired Business at September 30, 2018	$579.9	$1,242.5
Less: Pension liability not included at September 30, 2018 (footnote n below)	(38.7)	—
Less: Historical goodwill	(195.5)	(841.8)
Less: Historical intangible assets	(269.5)	(384.4)

Total Carrying value of net assets acquired	$76.2	$16.3

4.	Transactions Sources and Uses

Acquired Battery Business

To fund the Battery Acquisition, the Company utilized cash on hand as well as the proceeds from the issuance of long-term debt. In addition, the Company utilized the proceeds to refinance current debt outstanding and pay acquisition related costs including debt issuance costs. An estimate of the sources and uses of funds for the Battery Acquisition are as follows:

Sources:		Uses:
Cash on hand	$299.1	Consideration to be transferred	$1,956.1
Term loan A (1)	200.0	Refinance Notes payable (3)	240.0
Term loan B (1)	1,000.0	Refinance current term loan (3)	388.0
6.375% Senior Notes Due 2026 (2)	500.0
4.375% Senior Notes Due 2026 (Euro Notes of €650.00) (2)	754.2	Estimated fees and expenses—including debt issuance costs (4)	169.2

Total Sources	$2,753.3	Total Uses	$2,753.3

(1)	On January 2, 2019, the Company completed the Battery Acquisition and the proceeds of a new senior secured first lien credit agreement were released from escrow. The credit agreement includes a 5-year

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

$400.0 undrawn revolving credit facility and also provided for $1,200.0 of borrowings under a $200.0 3-year term loan A facility and $1,000.0 7-year term loan B facility. These term loans are expected to be partially repaid with $550.0 of assumed proceeds from the Varta Divestment Business.
(2)

On July 6, 2018, the Company completed two senior note offerings due in 2026 of $500.0 at 6.375% and €650.0 (USD equivalent of $754.2) at 4.625% for a total of $1,254.2. The funds were held in escrow until closing of the Battery Acquisition and were recorded on the balance sheet as Restricted cash. As of September 30, 2018, the Restricted cash associated with these funds was $1,246.2. The net long-term debt related to the escrowed funds was $1,230.7, which included $23.5 of debt issuance costs. The closing of the Battery Acquisition resulted in the Restricted cash funds being utilized to fund the acquisition and the reclassification of the $1,230.7 from Long-term debt held in escrow to Long-term debt.

(3)	Represents borrowings under the Company’s previous senior secured revolving credit facility that were outstanding as of September 30, 2018 and repaid with the proceeds from the debt issuance.
(4)

This includes the payment of debt issuance costs and transaction costs already incurred as of September 30, 2018 and to be incurred through the closing of the Battery Acquisition. The costs not yet incurred to complete the Battery Acquisition are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Other current liabilities of $66.1 and a reduction to retained earnings of $35.9 as well as payment of deferred financing fees of $67.2.

Acquired Auto Care Business

To fund the Auto Care Acquisition, the Company intends to utilize the proceeds from the issuance of long-term debt, the issuance of equity to Spectrum and capital markets, as well as cash on hand. In addition, the Company utilized the proceeds to pay acquisition related costs, including debt issuance costs. An estimate of the sources and uses of funds for the Auto Care Acquisition are as follows:

Sources:		Uses:
Debt financing	$600.0	Consideration to be transferred	$1,180.0
Equity to Spectrum (5)	247.3	Estimated fees and expenses—including debt and equity issuance costs (8)	84.5
Common stock issuance (6)	187.5
Mandatory convertible preferred stock issuance (7)	187.5
Cash on hand	42.2

Total Sources	$1,264.5	Total Uses	$1,264.5

(5)

Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the $247.3 equity consideration represents the fair value of 5,278,921 shares of Energizer common stock expected to be issued to Spectrum in accordance with the Auto Care Acquisition Agreement. A sensitivity analysis related to the fluctuation in Energizer common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of Energizer common stock on January 7, 2019 would have on the estimated purchase price for accounting purposes and goodwill as of the closing date. A 10% increase to the Energizer share price would increase the purchase price by $24.7, and a 10% decrease in share price would decrease the purchase price by $24.7, both with a corresponding change to goodwill; however, any such changes in share price would not change the calculation of the number of shares issuable under the agreement.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

(6)

Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the $187.5 of common stock issuance represents an assumed number of 4.0 million shares of Energizer common stock. A sensitivity analysis related to the fluctuation in Energizer common stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of Energizer common stock on January 7, 2019 would have on the number of shares issued. A 10% increase to the Energizer share price would decrease the number of shares issued by 0.4 million, and a 10% decrease in share price would increase the number of common stock issued by 0.4 million.

(7)

We expect to issue $187.5 of Mandatory convertible preferred stock and we expect that those shares will provide for us to pay dividends at a rate of 7.25% per annum. We have assumed that we will pay those dividends in cash, although we expect to retain the right to pay those dividends in shares of our common stock. In addition, we have further assumed that none of the shares of the Mandatory convertible preferred stock have been converted during the periods presented.

(8)

This includes the payment of debt and equity issuance costs and transaction costs to be incurred through the closing of the Auto Care Acquisition. The costs not yet incurred to complete the Auto Care Acquisition are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Other current liabilities of $12.9 and a reduction to retained earnings of $38.6 as well as payment of deferred financing fees of $9.0, equity issuance fees of $14.0 and a capped call of $10.0.

Varta Divestment Business

The Company will utilize the assumed proceeds from the Divestiture to repay a portion of the new term loans issued to finance the Battery Acquisition. An estimate of the Divestiture sources and uses of funds are as follows:

Sources:		Uses:
Assumed Divestiture proceeds (9)	$550.0	Repayment on term loan A	$91.7
Cash on hand	15.0	Repayment on term loan B	458.3
		Estimated fees and expenses (10)	15.0

Total Sources	$565.0	Total Uses	$565.0

(9)

The Company has assumed $550.0 in proceeds; however, actual proceeds may differ materially based on a variety of factors, including buyer interest, due diligence and the performance of the Varta Divestment Business. In the event that actual proceeds, including specified adjustments, exceed $600.0, Energizer has agreed to pay Spectrum 25% of such excess. In the event that actual proceeds, including specified adjustments, are less than $600.0, Spectrum has agreed to pay Energizer 75% of the shortfall up to a total of $200.0. The assumed proceeds of $550.0 includes Spectrum’s portion of the shortfall.

(10)

This includes the payment of fees and expenses anticipated to be incurred related to closing of the Divestiture. The costs not yet incurred to complete the Divestiture are one-time in nature and have been excluded from adjustments to the Pro Forma Condensed Combined Statement of Earnings, but have been included as an adjustment to retained earnings on the Pro Forma Condensed Combined Balance Sheet. The impact of these transaction costs are a reduction to Retained earnings of $11.4 and a reduction to Other current liabilities of $3.6.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

5.	Pro Forma Adjustments

(a) The cash impact of $340.8 is a result of the cash utilized for the Battery Acquisition of $299.1, the cash expected to be utilized for the Varta Divestment Business of $15.0 and the cash expected to be utilized for the Auto Care Acquisition of $42.2. Refer to Note 4, Transactions Sources and Uses, for further discussion of these adjustments.

The adjustment also includes additional cash of $15.5 related to the difference between the September 30, 2018 Restricted cash balance of $1,246.2 and the Long-term debt held in escrow of $1,230.7.

(b) Trade receivables was reduced by $41.3. This included $36.3 related to balances of the Varta Divestment Business and a $5.0 reduction for outstanding accounts receivables for sales made between Energizer and the Acquired Battery Business in fiscal 2018. These receivables are eliminated as they would have been intercompany if the acquisition had occurred on September 30, 2018.

(c) The Acquired Battery Business pro forma adjustment $27.3 reflects the removal of inventories of the Varta Divestment Business and the removal of profit in inventory from the elimination of sales between Energizer and Spectrum ($0.9), partially offset by the full increase in inventory fair value. The fair value adjustment for all inventory in the Acquired Battery Business was $44.8, of which $23.5 was related to the Varta Divestment Business and $21.3 is related to the retained business. The preliminary fair value of the retained business’ inventory was $101.4 and the fair value of the Varta Divestment Business’ inventory was $71.2 based on the preliminary valuation.

The fair value adjustment for the Acquired Auto Care Business was $17.2 with a preliminary fair value of $91.6. Finished goods were valued at estimated selling prices less the sum of estimated costs of disposal and reasonable profit allowance for selling effort and will yield lower margins as inventory is sold over the next three months.

(d) Other current assets were reduced by $18.7 related to balances of the Varta Divestment Business.

(e) The Restricted cash balance represented the proceeds from the Company’s July 6, 2018 issuance of the debt financing issued to fund the Battery Acquisition. Refer to Note 4, Transactions Sources and Uses, for further discussion.

(f) The Acquired Battery Business pro forma net adjustment of $0.9 to Property, plant and equipment, net represents the removal of the Varta Divested Business’ assets partially offset by the fair market value increase for the acquire PP&E. The fair market value increase for all Property, plant and equipment, net in the Acquired Battery Business was $83.1, of which $53.1 related to the retained business and $30.0 related to the Varta Divestment Business. The estimated fair value of the retained assets was $142.0 and the fair value for the Varta Divestment Business was $84.0 based on the preliminary valuation.

The fair market value increased for all Property, plant and equipment in the Acquired Auto Care Business was $6.9 and the fair value of the assets was $65.1.

(g) Reflects the net adjustment to remove the acquired business’ historical goodwill and record the residual goodwill based on the preliminary purchase price allocation discussed in Note 3, Preliminary Purchase Consideration and Purchase Price Allocation.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

(h) Reflects adjustments for the net effect of eliminating the acquired business’ historical intangible assets balance and recording the identifiable intangible assets retained in the Transactions. The preliminary fair values of the intangible assets retained included the following:

	Acquired Battery Business		Acquired Auto Care Business
	Preliminary Fair Value	Weighted Average Life	Preliminary Fair Value	Weighted Average Life
Trade names	$468.0	Indefinite	$664.1	Indefinite
Trade names—definite lived	—		22.0	15 years
Customer relationships	154.1	15 years	133.2	15 years
Proprietary technology	56.0	5.9 years	110.1	9.8 years

Total Other intangible assets	$678.1		$929.4

The amortizable intangible assets will be amortized on a straight-line basis over their estimated useful lives. The fair value of the Varta Divestment Business’ Other intangible assets was $485.9 at the date of the Battery Acquisition. These assets were excluded from the combined pro forma business.

(i) The Company is still evaluating the current and deferred tax implications of the Transactions. The Company is acquiring businesses from around the world and the acquisition agreements have determined each jurisdiction to be either a stock or asset acquisition. Due to the accounting implications of the asset versus stock deal by legal jurisdiction, as well as the varying statutory tax rates across the global business, the Company’s best estimate of deferred taxes for this pro forma is the deferred tax balances of the Acquired Battery Business and Acquired Auto Care Business as of September 30, 2018.

(j) Other assets was reduced by $1.6 related to balances of the Varta Divestment Business.

(k) The net impact of the financing transactions to Current maturities of long-term debt, Notes Payable, Long-term debt and Long-term debt held in escrow are summarized below:

	Current maturities of long- term debt	Notes Payable	Long- term debt	Long- term debt held in escrow	Total
Term loans relating to the Battery Acquisition	$—	$—	$1,200.0	$—	$1,200.0
Senior notes relating to the Battery Acquisition	—	—	1,254.2	(1,254.2)	—
Payment of senior secured revolving credit facility	(4.0)	(240.0)	(384.0)	—	(628.0)
Payment of new term loans with Divestiture proceeds	—	—	(550.0)	—	(550.0)
Less deferred financing fees and debt discounts	—	—	(67.2)	23.5	(43.7)

Total Acquired Battery Business pro forma adjustments	$(4.0)	$(240.0)	$1,453.0	$(1,230.7)	$(21.7)

Debt financing	$—	$—	$600.0	$—	$600.0
Less deferred financing fees	—	—	(9.0)	—	(9.0)

Total Acquired Auto Care Business pro forma adjustments	$—	$—	$591.0	$—	$591.0

(l) Accounts payable was reduced by $56.2. This includes the removal of $51.2 related to balances of the Varta Divestment Business and a $5.0 reduction for outstanding accounts payable for sales made between

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

Energizer and the Acquired Battery Business in fiscal 2018. These payables are eliminated as they would have been intercompany if the acquisition had occurred on September 30, 2018.

(m) Other current liabilities Acquired Battery Business’ pro forma adjustment was a reduction of $113.4 which included $43.7 related to balances of the Varta Divestment Business. The remaining decrease is due to the payment of accrued transaction costs related to the Acquired Battery Business of $66.1 and the Varta Divestment Business of $3.6 paid from the funding sources. The Acquired Auto Care Business also had an adjustment of $12.9 related to its funding sources. Refer to Note 4, Transactions Sources and Uses above for additional information

(n) Other liabilities was reduced by $24.7 which represented the total Other liabilities included in the Acquired Battery Business’ historical results related to the Varta Divestment Business. In addition to those Other liabilities, the Varta Divestment Business will also assume an unfunded pension liability of $38.7. This pension plan was a multi-employer plan with other Spectrum businesses and was not recorded on the Acquired Battery Business’ historical balance sheet. This balance was not included in the historical results of the Acquired Battery Business and will not be retained by the Company after the divestiture. As a result, no pro forma adjustment was required to remove this liability balance from the historical results.

(o) Series A Mandatory convertible preferred stock increased by $170.5 which reflects the assumed proceeds of the $187.5 issuance less the $7.0 of estimated fees to issue the stock and the expenses related to the capped call of $10.0. In addition, if the underwriters exercise in full their option to purchase an additional 15% of shares representing Series A mandatory convertible preferred stock, it would result in an additional $28.1 of proceeds, subject to issuance costs. However, no such exercise is reflected in these pro forma financial statement.

(p) Common stock increased by $0.1 for the $0.01 per share par value of the assumed number of newly issued common shares of 9.3 million and APIC increased $427.7 related to the new common share issuances. Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the newly issued shares of Energizer common stock resulted in an increase to APIC of $434.7. This increase was offset by the estimated expenses to issue the common equity of $7.0.

In addition, if the underwriters exercise in full their option to purchase an additional 15% of Common stock, it would result in an additional $28.1 of proceeds, subject to issuance costs, and 0.6 million additional shares based on the closing price of Energizer common stock of $46.84 on January 7, 2019. However, no such exercise is reflected in these pro forma financial statement.

(q) The Retained earnings adjustment of $48.2 reflects adjustment for the anticipated transaction costs still to be incurred after September 30, 2018 for the Battery Acquisition of $35.9 and the Divestiture of $11.4 discussed in Note 4, Transactions Sources and Uses above, as well as the elimination of profit from the sales between Energizer and the Acquired Battery Business in fiscal 2018.

The Auto Care Acquisition adjustment of $38.6 also relates to the anticipated transaction costs discussed in Note 4, Transactions Sources and Uses.

(r) Reflects the elimination of the Acquired Battery Business’ and Acquired Auto Care Business’ historical equity.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

(s) The Acquired Battery Business’ Net sales for the twelve months ended September 30, 2018, was reduced by $360.1. This included a reduction of $355.1 related to the Varta Divestment Business’ operations and a $5.0 reduction for sales made between Energizer and the Acquired Battery Business in fiscal 2018. These sales would have been intercompany sales if the acquisition had occurred on October 1, 2017.

(t) The Acquired Battery Business’ Cost of products sold for the twelve months ended September 30, 2018, was reduced by $267.2 driven by the removal of:

1) $258.3 related to the operations of the Varta Divestment Business;

2) $4.1 related to the cost of goods sold on the sales made between Energizer and the Acquired Battery Business in fiscal 2018 which would have been intercompany sales if the acquisition had occurred on October 1, 2017; and

3) $4.8 associated with the adjustment to record the Acquired Battery Business’ property, plant and equipment, net at fair value as if the Transactions had occurred on October 1, 2017. The decrease in depreciation expense from the historical results is due to the Corporate allocations included in its historical results.

The Acquired Auto Care Business’s Cost of products sold was reduced by $1.9 associated with the adjustment to record its assets net at fair value. The decrease in depreciation expense from the historical results is due to the Corporate allocations included in its historical results.

The fair value adjustments related to retained inventory acquired of $21.3 related to the Acquired Battery Business and $17.2 related to the Acquired Auto Care Business were not included in the cost of products sold pro forma adjustments as they will not have a continuing impact on the operations of the combined business.

(u) The reduction to SG&A of $117.3 includes the removal of $70.2 of acquisition and integration expenses included in SG&A costs from both Energizer and the Acquired Battery Business’ historical financial statements which are related to these Transactions, and will not have a continuing impact on the operations of the combined business, and the removal of $47.1 of SG&A expenses related to the operations of the Varta Divestment Business.

(v) The reduction to A&P of $1.0 is related to the operations of the Varta Divestment Business.

(w) The reduction to R&D of $3.3 is related to the operations of the Varta Divestment Business.

(x) Includes additional intangible asset amortization expense of $24.9 and $11.2 associated with the adjustment to record the Acquired Battery Business’ and Acquired Auto Care Business’ retained intangible assets, respectively, at their preliminary fair value and the resultant full year amortization expense of $52.4 as if the Transactions had occurred on October 1, 2017. This increase was offset by the removal of $4.0 of amortization expense related to the Varta Divestment Business.

(y) The pro forma interest expense associated with these Transactions includes the annual interest expense on the long-term debt of $3,104.2 after application of the assumed proceeds from the Varta Divestment Business to reduce indebtedness (balance sheet includes the netting of debt issuance costs of $84.1) at the estimated weighted average interest rate for the debt at 5.9%. The pro forma interest expense of $181.7 was offset by the removal of Energizer, the Acquired Battery Business’ and the Acquired Auto Care Business’ historical interest expense of $98.4, $1.9, and $2.1, respectively.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

In addition, excluding the new $600.0 of debt financing for the Auto Care Acquisition, less than 2% of the long-term debt is variable when taking into account interest rate swaps the Company has in place. An 1/8% change in the interest rate on the variable portion of debt outstanding would result in a change to the annual interest expense of less than $0.1. A 1/8% change in the interest rate on the placement of the new $600.0 of debt financing would result in a change to annual interest expense of $0.8.

(z) Includes the removal of $15.2 of foreign currency gains and $5.2 of interest income recorded in Energizer’s historical results which were related to the Euro bonds issued on July 6, 2018 to fund the Battery Acquisition. These gains are associated with the restricted funds from the Battery Acquisition debt issuance, and are being removed as they are related to the Battery Acquisition and will not have a continuing impact on the operations of the combined business. The remaining adjustment is related to the removal of $0.6 of income related to the Varta Divestment Business.

(aa) The Company is still evaluating the current and deferred tax implications of the Transactions. The Company is acquiring businesses from around the world and the acquisition agreements have determined each jurisdiction to be either a stock or asset acquisition. Due to the accounting implications of the asset versus stock deal by legal jurisdiction, as well as the varying statutory tax rates across the global business, the Company’s best estimate of the income tax provision/(benefit) for the Sales, Cost of products sold, SG&A and Amortization of intangible assets pro forma adjustments is the effective tax rate of the Acquired Battery Business and Acquired Auto Care Business. The pro forma tax benefit for the Energizer SG&A and interest expense adjustment was calculated utilizing the statutory rates for the entities where the cost would be incurred.

The above pro forma adjustments to the Acquired Battery Business resulted in a reduction to income tax provision of $3.2. In addition, the Acquired Battery Business income taxes for the twelve months ended September 30, 2018, were reduced by $14.6 for the Varta Divestment Business based on the statutory rates of the Varta Divestment Business. The above pro forma adjustments to the Acquired Auto Care Business resulted in a reduction to income tax provision of $12.3.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

(bb) The following table provides the pro forma weighted average number of basic and diluted common shares outstanding for the year ended September 30, 2018. Diluted earnings per common share applies the if-converted method by adjusting for the more dilutive effect of the Mandatory convertible preferred stock as a result of either its accumulated dividend for the period in the numerator, or the assumed-converted common share equivalent in the denominator. No adjustment for the shares issuable on conversion is reflected in the computation of the pro forma diluted earnings per common share because the assumed conversion of those shares would be anti-dilutive.

For the Year Ended September 30, 2018
Numerator:
Pro forma earnings available to common shareholders—basic	$92.1
Less: Series A Mandatory convertible preferred stock dividends (1)	13.6

Pro form earnings available to common shareholders—diluted	$78.5
Denominator:
Basic:
As reported weighted average common shares outstanding	59.8
Common Stock assumed issued (2)	9.3

Pro forma weighted average common shares outstanding	69.1
Diluted:
As reported weighted average common shares outstanding	61.4
Common Stock assumed issued (2)	9.3

Pro forma weighted average common shares outstanding	70.7
Earnings per common share:
Pro forma basic earnings per common share	$1.14
Pro forma diluted earnings per common share	$1.11

(1)

Based on our reported share price of $46.84 on January 7, 2019, we will be issuing Mandatory convertible preferred stock which would result in the issuance of 4.0 million shares of Common stock upon maturity. A 10% increase to the Energizer share price at the date of issuance would decrease the number of common shares issued by 0.4 million, and a 10% decrease in share price at the date of issuance would increase the number of common stock issued by 0.4 million. If the underwriters exercise their option to purchase up to an 15% of the Mandatory convertible preferred stock, an additional 0.6 million shares would be issued based on the January 7, 2019 closing stock price.

We have assumed that the Mandatory convertible preferred stock will pay cash dividends of 7.25% per annum on $187.5 assumed proceeds, which would result in an aggregate cash dividend of $13.6 for the year ended September 30, 2018. A 1/8 percent change in the assumed dividend rate on the Mandatory convertible preferred stock would change the amount of cash dividends by approximately $0.2 for the year ended September 30, 2018. The foregoing amounts of dividends assume that we pay dividends on the Mandatory Convertible Preferred Stock in cash. However, we expect to retain the right to pay those dividends in shares of our common stock.

A 10% change in the allocation between the Mandatory convertible preferred stock and the Common stock would result in a change in the Mandatory convertible preferred stock proceeds of $18.8 million and would result in additional dividends of $1.4.

ENERGIZER HOLDINGS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Year Ended September 30, 2018

(In millions, except share and per share data—Unaudited)

(2)

Based on the closing price of Energizer common stock of $46.84 on January 7, 2019, the newly issued shares of Energizer common stock would result in 4.0 million shares. In addition, the Company expects to issue 5.3 million shares to Spectrum. In total, the Company has increased its basic and diluted shares outstanding by 9.3 million shares assuming that the transactions had occurred as of October 1, 2017.

If the underwriters exercise in full their option to purchase an additional 15% of Common stock, it would result in an additional $28.1 of proceeds, subject to issuance costs, and 0.6 million additional shares based on the closing price of Energizer common stock of $46.84 on January 7, 2019. However, no such exercise is reflected in these pro forma financial statement.

A 10% change in the allocation between the Common stock and the Mandatory convertible preferred stock would result in additional shares of approximately 0.4 million. A 10% increase to the Energizer share price would decrease the number of shares issued by 0.4 million, and a 10% decrease in share price would increase the number of common stock issued by 0.4 million.

(cc) The pro forma diluted net earnings per share of $1.11 do not include the impacts of any revenue or cost synergies that may result from combining Energizer and the Acquired Battery Business or Acquired Auto Care Business which are not included herein. We expect to generate synergies through network optimization, SG&A reductions and procurement efficiencies. These savings are projected to be achieved over a period of three years following the close of the Transactions.

BUSINESS

Our Company

Energizer, through its operating subsidiaries, is one of the world’s largest manufacturers, marketers and distributors of household batteries, specialty batteries and portable lighting products, and a leading designer and marketer of automotive fragrance and appearance products.

Energizer is the beneficiary of over 100 years of expertise in the battery and portable lighting products industries. Its brand names, Energizer® and Eveready®, have worldwide recognition for innovation, quality and dependability, and are marketed and sold around the world.

On July 1, 2015, Energizer completed its legal separation from our former parent company, now named Edgewell Personal Care Company, via a tax free spin-off.

See “The Acquisitions” with respect to the acquisitions of the Acquired Battery Business and the Acquired Auto Care Business.

Energizer operates as an independent, publicly traded company on the New York Stock Exchange, trading under the symbol “ENR.”

The following description of our business does not give effect to the Battery Acquisition. For the description of the Battery Business, see “The Acquisitions—The Acquired Battery Business.”

Our Strengths

We possess a number of competitive advantages, including:

•

Universally recognized brands. Our reputation and the strength of our globally recognized brands permit us to meet the needs of consumers around the world, leading to strong market positions in our categories and the ability to generate strong margins through the attractive pricing that our brand strength currently permits us to enjoy. Our current portfolio consists of the well-known battery brands Energizer and Eveready, which we believe have significant brand equity with consumers and retailers. The Battery Acquisition adds the leading battery brands Rayovac globally and Varta in Latin America and Asia Pacific. Spectrum Auto Care contributes the iconic brands Armor All, STP and A/C Pro, which build upon our highly complementary auto care business and provide Energizer with leading positions in the categories in which the Company competes. In addition, our portfolio also includes automotive fragrance and appearance products marketed under the Nu Finish, Refresh Your Car!, California Scents, Driven, Bahama & Co., LEXOL, and Eagle One brands.

The following table sets forth our brands by product category on pro forma for the Transactions:

Category Energizer Acquired Spectrum Brands Premium Batteries and Lights Value Batteries and Lights Auto Appearance Auto Fragrance Auto Performance Auto Air conditioning Recharge

•

Broad and differentiated product offerings. Our broad range of products, from Energizer Ultimate Lithium to Eveready Gold, enables us to meet the needs of more consumers in a multitude of markets around the world. The Battery Acquisition broadens our product portfolio and expands our scale across categories, including everyday batteries, hearing aid batteries, rechargeable batteries and lighting products. Spectrum Auto Care complements our existing auto care business, while further diversifying Energizer into the automotive appearance and fragrance categories and other automotive segments in which we currently do not compete. These segments are comprised of automotive performance, including automotive fuel and oil additives, and automotive air conditioning recharge, including do-it-yourself automotive air conditioner recharge products as well as refrigerant and recharge kits. The following charts present our net sales broken down by product category for fiscal year 2018 on an actual basis and pro forma for the Transactions.

FY2018 Energizer Net Sales by Product Historical Pro Forma

•

Strong market positions across the globe. Our brands maintain strong market shares supported by a presence in approximately 150 markets globally. The Battery Acquisition will strengthen our global position given the Acquired Battery Business’ presence in attractive regions in North America, Latin America and Asia Pacific. Leveraging Energizer’s extensive global distribution network, we believe we can also drive international growth for Spectrum Auto Care. We strive to have leading brands in markets where we compete. Our market positions are primarily the result of continued strong organic growth driven by geographic expansion and marketing innovation including product, packaging and retail innovation. Our net sales increased 2.4% for fiscal year 2018, with organic growth increasing 1.3%. Excluding the year over year impact of hurricanes, organic sales increased 2.2%.

•	Focus on cost management. We believe the success of our multi-year working capital initiatives and of the 2013 restructuring project led by the combined company prior to the spin-off from Edgewell

Personal Care has contributed to a culture that facilitates a relentless focus on costs and productivity improvements. For example, we continue to enhance our supply chain operations, including optimizing our manufacturing footprint to help cut costs and maximize utilization. As of September 30, 2018, we have streamlined our manufacturing footprint and reduced our packaging facilities from four to one and our distribution centers from 41 to 25, compared to September 30, 2009, while continuing to meet the demand we have seen for our products. In fiscal year 2018, we have further consolidated our operations by moving our Shenzhen, China plant into our existing facility in Singapore. As a result of strategic execution, we have delivered gross margin and adjusted gross margin expansion including 260 and 190 basis points, respectively, of improvement through fiscal year 2018 as compared to fiscal year 2016. Additional initiatives that have been identified in order to maximize profitability include increased focus on SKUs that drive the most volume and profitability and revenue management refinement through pricing architecture, trade spending ROI and mix optimization. In addition to the focus on a more efficient supply chain through improved productivity, we are also focused on effective cost control of our selling, general and administrative (“SG&A”) expenses. During our separation from Edgewell, we initiated Go-to Market changes utilizing distributors or exiting several sub-scale markets to improve profitability. We also initiated zero based budgeting efforts to imbed a cost conscious mind set across our global organization. In addition, we executed continuous improvement initiatives globally, including reorganizing our international operations. These combined efforts have reduced SG&A expense as a percent of net sales, excluding acquisition, integration and spin related expenses, by 90 basis points from fiscal year 2016 to fiscal year 2018. We will continue to focus on optimizing our cost structure. The following charts illustrate the savings achieved from the 2013 restructuring project and the optimization of our manufacturing footprint as compared to September 30, 2009.

2013 Restructuring Project $218mm+ Run-Rate Savings Achieved Manufacturing Highlights Manufacturing Plants Packaging Facilities Distribution Centers FY09 FY18% 16 9* (44%) 4 1 (75%) 41 25 (39%)

*	This figure includes one facility acquired through the HandStands acquisition. Organically, Energizer reduced manufacturing facilities to eight, or by 50%, from fiscal year 2009 to fiscal year 2018.

•

Successful track record of separating, acquiring and integrating businesses. Energizer successfully completed its spin-off from Edgewell Personal Care in 2015, as evidenced by the minimal customer interruptions after the spin. We have also opportunistically pursued acquisitions that enhance our product portfolio and create operational benefits, including the successful acquisition and integration of two auto care businesses, HandStands in 2016, which is a manufacturer, marketer and supplier of auto air fresheners and auto appearance products, and Nu Finish in 2018, which is a marketer and supplier of automotive appearance products. We have been able to integrate these businesses and realize cost savings while maintaining a conservative balance sheet and consistently generating strong free cash flow.

•

Strong financial performance, conservative balance sheet and significant cash generation. Energizer has grown its net sales from $1,631.6 million in fiscal year 2015 to $1,797.7 million in fiscal year 2018, representing a CAGR of 3.3%. Energizer has also grown its net income and adjusted EBITDA from ($4.0 million) and $345.5 million, respectively, in fiscal year 2015 to $93.5 million and $399.1 million, respectively, in fiscal year 2018. During this period, capital expenditures have averaged between 1% and 2.5% of net sales. We have achieved this growth while maintaining a conservative balance sheet, keeping leverage at approximately 3.0x since the spin. The Transactions are expected to create opportunities to realize incremental revenue growth as well as estimated cost synergies of $70 – 80 million expected to be achieved over three years. In fiscal year 2018, Energizer, Spectrum Batteries and Spectrum Auto Care generated cash from operating activities of $390.3 million on a combined basis (based on $228.7 million for Energizer, $96.3 million for Spectrum Batteries and $65.3 million for Spectrum Auto Care). Combined business adjusted free cash flow in fiscal year 2018 would have been approximately $340 million, excluding the estimated impact of the Varta Divestment Business. The estimated cost synergies of $70 - $80 million expected to be achieved over three years are expected to mostly offset the estimated additional annual interest expense from the Company’s debt financing for the Acquisitions. These favorable characteristics should allow Energizer to generate significant free cash flow that we can use to repay debt over time. Pro forma for the Transactions we expect to have net leverage of approximately 4.4x.

•

Strong management team with a demonstrated commitment to disciplined operations. Led by Alan R. Hoskins, our Chief Executive Officer, who has more than 30 years of experience in our industry, our leadership team brings together a wealth of experience in the global consumer products industry. Our leadership team is made up of individuals who were integral in overseeing our cost reductions and restructuring projects, and have shown their ability to operate a disciplined, focused and results-driven enterprise.

Our Strategies

We believe that we will be attractively positioned to:

•

Build our business through increased distribution and investment in effective category fundamentals. Our philosophy is that if we deliver consumers innovative products that meet their needs and help our retail partners grow their categories, we will benefit both through increased sales and better long-term customer relationships. Our sales teams have extensive experience and can provide valuable category and path to purchase insights that can greatly benefit our retail customers. We also expect to leverage our arrangements with our distributor partners to continue selling and building our brands in markets where our footprint requires a more limited presence. We believe that the Battery Acquisition and Auto Care Acquisition will strengthen our distribution relationships over time, while enabling our retail customers and consumers to benefit from our combined commercial expertise and category insights.

•

Drive increased penetration in eCommerce. Energizer is the leading branded manufacturer in the U.S. online battery market with approximately 23% of eCommerce sales in the U.S., showing 75% growth in the latest twelve month period ending September 2018 according to 1010 data U.S. eCommerce. Energizer’s eCommerce value sales for fiscal year 2018 increased 297% compared to fiscal year 2015, highlighting the effectiveness of our eCommerce strategy according to 1010 data U.S. eCommerce.

•

Strengthen and support our brands through relevant, consumer-led marketing innovation. Continuing to innovate will be critical to the success of our business. We plan to use our decades of experience in marketing innovation, which includes product, packaging and engagement along the path to purchase to make life better for the consumers that use our products. Through these core initiatives, we recently launched our longest-lasting Energizer Max battery, along with new products and upgrades in portable lighting. Following the Transactions, we plan to leverage our core marketing and R&D competencies to accelerate innovation across both battery and auto care categories.

•	Maintain our relentless focus on challenging costs across the enterprise. We plan to constantly challenge costs in our business to strive for an optimized cost structure. We aim to enhance our supply chain operation through an optimized manufacturing footprint and implement working capital improvements. We drive productivity gains through initiatives such as portfolio optimization, focusing on simplifying product categories and optimizing our operating structure around the world. Following the Auto Care Acquisition, we plan to optimize our consolidated auto business through continuous operational improvements and create efficiencies through enhanced scale and distribution.

•

Focus on integration of the Acquired Battery Business and Spectrum Auto Care businesses to drive synergies and efficiencies across the business. We have been planning the integration of Spectrum Batteries since the deal was announced in January 2018. We expect to leverage our integration plans from the Battery Acquisition in planning for the Auto Care Acquisition. In addition, Spectrum Auto Care is currently run as a standalone business unit within Spectrum, which should bolster operations stability during the transition period. During the first three years of ownership of both acquisitions, we will be focused on achieving an estimated $70 – 80 million of cost synergies, through facility and network optimization, SG&A reductions and procurement efficiencies. Total one-time costs to achieve these cost synergies are estimated to be 1.25x-1.50x of annual run-rate synergies.

•

Bolster free cash flow to deliver long-term value to all our stakeholders. We believe that the strategies outlined above will allow us to generate significant free cash flow that we can use to both repay debt over time and deliver enhanced value to shareholders through dividends, share repurchases, reinvestment in our business and future acquisition opportunities.

Our Reporting Segments

Operations for Energizer are managed via two major geographic reportable segments:

•	Americas, which is comprised of North and Latin America; and

•	International, which is comprised of Europe, Middle East and Africa (“EMEA”) and Asia Pacific.

Our Products

Energizer offers batteries using many technologies including lithium, alkaline, carbon zinc, nickel metal hydride, zinc air, and silver oxide. These products are sold under the Energizer and Eveready brands in the performance, premium and price segments and include primary, rechargeable, specialty and hearing aid products. In addition, Energizer has an extensive line of lighting products designed to meet a variety of consumer needs. We manufacture, distribute, and market lighting products including headlights, lanterns, children’s lights and area lights. In addition to the Energizer and Eveready brands, we market our flashlights under the Hard Case®, Dolphin®, and WeatherReady® sub-brands. In addition to batteries and portable lights, Energizer licenses the Energizer and Eveready brands to companies developing consumer solutions in gaming, automotive batteries, portable power for critical devices (like smart phones), LED light bulbs and other lighting products.

Energizer has a long history of innovation within our categories. Since our commercialization of the first dry-cell battery in 1893 and the first flashlight in 1899, we have been committed to developing and marketing new products to meet evolving consumer needs and consistently advancing battery technology as the universe of devices has evolved. Over the past 100+ years we have developed or brought to market:

•	the first flashlight;

•	the first dry cell alkaline battery;

•	the first mercury-free alkaline battery; and

•	Energizer Ultimate Lithium®, the world’s longest-lasting AA and AAA battery for high-tech devices.

Our product development approach is grounded in meeting the needs of consumers. In household batteries, we offer a broad portfolio of batteries that deliver long-lasting performance, reliability and quality, which we believe provide consumers the best overall experience. In addition to primary battery technology we offer consumers primary rechargeable options, as well as hearing aid and specialty batteries. This broad portfolio allows us to penetrate a wide range of markets and consumer segments.

Our innovative line of portable lighting products is designed to meet a breadth of consumer needs, from outdoor activities to emergency situations. With our experience and insight, we are bringing portable lighting solutions to market that are designed to enhance the lives of consumers worldwide.

Energizer’s portfolio of innovative products also includes automotive fragrance and appearance products marketed under the Nu Finish®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, and Eagle One® brands.

The table below sets forth our net sales by product class for the last three fiscal years:

	For the Years Ended September 30,
(dollar amounts in millions)	2016	2017	2018
Net Sales
Batteries	$1,498.0	$1,548.2	$1,612.7
Other	136.2	207.5	185.0

Total net sales	$1,634.2	$1,755.7	$1,797.7

To ensure a full understanding, you should read the selected historical financial data in the “Selected Historical Financial Data of Energizer” section above and the historical consolidated financial statements and the notes thereto incorporated by reference in the prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports incorporated by reference herein.

Our Industry

We are a branded manufacturing and distribution company that markets and sells in the battery, lights and auto care categories. These categories are highly competitive, both in the U.S. and on a global basis. We invest in our brands and innovation to meet the needs of consumers, and with our large global footprint, we both manufacture and source our products. Competition within our categories is based upon brand perceptions, product performance, price, retail execution and customer service. Key drivers of the battery business are device technology, consumer demographics and disasters. Competition in this category remains aggressive in the U.S. and other markets and could continue to put additional pressure on our results going forward, particularly as consumers shift consumption between channels such as e-commerce and discounters.

Energizer offers batteries based on carbon zinc, alkaline, lithium, nickel metal hydride, zinc air, and silver oxide technologies. These products are sold under the Energizer and Eveready brands in the performance, premium and price segments and include primary, rechargeable, specialty and hearing aid products. In the higher-price premium and performance segments, characterized by the alkaline and lithium technologies, our primary competitor is Duracell International, Inc. (“Duracell”). Duracell, which primarily produces batteries using alkaline technology, is a significant global competitor. In the price-conscious market segment, characterized by price alkaline and carbon zinc technologies, we compete with a number of local country and regional manufacturers of private-label, or “non-branded,” batteries, as well as branded battery manufacturers such as Spectrum Brands, Inc. and Panasonic Corporation, primarily in Latin America, Asia and EMEA. Alkaline and lithium batteries are generally both more technologically advanced and expensive, with a longer battery life, than carbon zinc batteries. Our sales in North America, Europe and more developed economies throughout the world are concentrated in alkaline batteries. We believe that private-label, or “non-branded,” sales by large retailers also have an impact on the market in some parts of the world, particularly in certain European markets such as Germany and Spain, among others.

The portable lights category volume is flat to slightly down due to LED technology. Our competition is highly fragmented with diverse competitors by markets, including private-label. Our portfolio includes portable lights under the Energizer and Eveready brands globally as well as the Dolphin brand in Australia and New Zealand. Across all brands we have a portfolio that includes hand-held, hands-free and area lighting.

Within the auto care category, Energizer has a broad portfolio of brands, including Refresh Your Car!, Driven, California Scents, and Bahama & Co. within the auto fragrance sub-category, and Nu Finish, Scratch Doctor, LEXOL and Eagle One within the auto appearance sub-category.

We sell to our customers, which include brick and mortar retailers as well as e-commerce retailers, through a combination of a direct sales force and exclusive and non-exclusive third party distributors and wholesalers, based on our go-to-market strategy for a particular market.

Sales and Distribution

We distribute our products to consumers through numerous retail locations worldwide, including mass merchandisers and warehouse clubs, food, drug and convenience stores, electronics specialty stores and department stores, hardware and automotive centers, e-commerce and military stores. Although a large percentage of our sales are attributable to a relatively small number of retail customers, in fiscal year 2018, only Wal-Mart Stores, Inc. accounted for ten percent or more (11.5%) of the Company’s annual sales.

Our products are marketed primarily through a direct sales force, but also through exclusive and non-exclusive distributors and wholesalers. Our products are sold through both “modern” and “traditional” trade. “Modern” trade, which is most prevalent in North America, Western Europe, and more developed economies throughout the world, generally refers to sales through large retailers with nationally or regionally recognized brands. “Traditional” trade, which is more common in developing markets in Latin America, Asia, the Middle East and Africa, generally refers to sales by wholesalers or small retailers who may not have a national or regional presence.

Because of the short period between order and shipment date (generally less than one month) for most of our orders, the dollar amount of current backlog is not material and is not considered to be a reliable indicator of future sales volume. Generally, sales to our top customers are made pursuant to purchase orders and we do not have guarantees of minimum purchases from them. As a result, these customers may cancel their purchase orders or reschedule or decrease their level of purchases from us at any time.

Sources and Availability of Raw Materials

The principal raw materials used by Energizer and Spectrum Batteries in the production of batteries and lighting products include electrolytic manganese dioxide, zinc, silver, nickel, lithium, graphite, steel, plastic, brass wire, and potassium hydroxide. The prices and availability of these raw materials have fluctuated over time. The principal raw material used by Spectrum Auto Care is refridgerant R-134a. Given Energizer’s extensive experience purchasing raw materials, we believe that adequate supplies of the raw materials required for all of our operations are available at the present time, although we cannot predict their future availability or prices. These raw materials are generally available from a number of different sources, and the prices of those raw materials are susceptible to currency fluctuations and price fluctuations due to supply and demand, transportation, government regulations, price controls, tariffs, economic climate, or other unforeseen circumstances. In the past, we have not experienced any significant interruption in availability of raw materials. We believe we have extensive experience in purchasing raw materials in the commodity markets. From time to time, our management has purchased materials or entered into forward commitments for raw materials to assure supply and to protect margins on anticipated sales volume.

Our Trademarks, Patents and Technology

Our ability to compete effectively in the battery and portable lighting categories depends, in part, on our ability to protect our brands and maintain the proprietary nature of our technologies and manufacturing processes through a combination of trademark, patent and trade secret protection. We own thousands of Energizer and Eveready trademarks globally, which we consider to be of substantial importance and which are used individually or in conjunction with other sub-brand names. As of September 30, 2018, the Energizer trademark was registered in 169 jurisdictions, and the Eveready trademark was registered in 143 jurisdictions, including in each case, in the United States. Additionally, the Energizer Bunny design trademark was registered in 48 jurisdictions, including in the United States, and the Mr. Energizer design trademark was registered in 69 jurisdictions and the European Union. As of September 30, 2018, the total number of Energizer, Eveready, Energizer bunny design, and Mr. Energizer design trademarks, including related designs, slogans and sub-brands, is currently over 2,700 worldwide. In our auto care business, as of September 30, 2018, we also have the Refresh Your Car! trademark registered in 26 jurisdictions, the California Scents trademark registered in 28 jurisdictions, the Driven trademark registered in 25 jurisdictions, the Bahama & Co. trademark registered in 24 jurisdictions, the LEXOL trademark registered in 8 jurisdictions, the Eagle One trademark registered in 101 jurisdictions and the Nu Finish trademark registered in 19 jurisdictions. Each of the referenced trademarks is registered in the United States. As of September 30, 2018, the number of trademarks making up the total of the auto care trademark portfolio globally, including related designs, slogans, and sub-brands, is currently over 400 worldwide.

We also own a number of patents, patent applications and other technology that relate primarily to battery, lighting and automotive fragrance and appearance products, which we believe are significant to our business. As of September 30, 2018, we owned approximately 541 United States utility and design patents, which have a range of expiration dates from October 2018 to July 2037, and approximately 52 United States pending patent applications. We expect to routinely prepare additional patent applications for filing in the United States and abroad. As of September 30, 2018, we owned (directly or beneficially) approximately 606 foreign patents and approximately 41 patent applications pending in foreign countries.

Seasonality

Sales and operating profit for our business tend to be seasonal, with increased purchases by consumers and increases in retailer inventories occurring for batteries during our fiscal first quarter and for automotive fragrance and appearance products during our fiscal second and third quarters. In addition, natural disasters such as hurricanes can create conditions that drive short-term increases in the need for portable power and lighting products and thereby increase our battery and flashlight sales. As a result of this seasonality, our inventory and working capital needs fluctuate throughout the year.

Employees

As of September 30, 2018, we have approximately 4,000 employees, including approximately 1,300 employees based in the U.S. Roughly 30 employees are unionized, primarily at our Marietta, Ohio facility. Overall, we consider our employee relations to be good.

Governmental Regulations and Environmental Matters

Our operations and the products we manufacture and market are subject to various federal, state, foreign and local laws and regulations intended to protect public health and the environment. We are subject to extensive regulation in the U.S., including by, among others, the Consumer Product Safety Commission, the Environmental Protection Agency, and by the Federal Trade Commission with respect to advertising. We must comply with various environmental laws and regulations in the jurisdictions in which we operate, including those relating to the handling and disposal of solid and hazardous wastes, recycling of batteries, the remediation of contamination associated with the use and disposal of hazardous substances, chemicals in products and product safety.

Contamination at current and former facilities as well as third-party waste disposal sites continues to be monitored. In connection with some sites, we are in dialogue with federal or state agencies and/or private parties seeking contributions as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act, or its state analogues. Liability under the laws can be joint and several and can be imposed without regard to fault or the legality of conduct giving rise to the contamination. The amount of our ultimate liability in connection with such facilities and sites will depend on many factors, including the type and extent of contamination, whether remediation should occur, the remediation methods and technology to be used, the extent to which other parties may share liability and, in the case of waste disposal sites, the volume and toxicity of material at the site. In fiscal year 2018, we spent approximately $1 million on environmental monitoring/remedial matters. However, these costs can fluctuate from discovery of additional contamination or the imposition of further cleanup obligations.

Total environmental capital expenditures and operating expenses continue to increase, although due to optimization efforts, the expenditures are not expected to have a material effect on total capital and operating expenditures, consolidated earnings or competitive positioning at this time. Environmental spending estimates could be modified as a result of changes in legal requirements or the enforcement or interpretation of existing requirements. Any imposition of new or more stringent environmental requirements and increased enforcement may increase the risk and expense of doing business in the jurisdictions in which we operate.

Legal Proceedings

We are parties to a number of legal proceedings in various jurisdictions arising out of our business operations. Many of these legal matters are in preliminary stages and involve complex issues of law and fact, and may proceed for protracted periods of time. The amount of liability, if any, from these proceedings cannot be determined with certainty. However, based upon present information, we believe that our liability, if any, arising from such pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, are not reasonably likely to be material to our financial position, results of operations, or cash flows, taking into account established accruals for estimated liabilities.

Properties

Our principal executive office is in St. Louis, Missouri. Below is a list of Energizer’s principal plants and facilities as of the date of this prospectus supplement. Management believes that the Company’s production facilities are adequate to support the business and the properties and equipment have been well maintained.

North America

•	Asheboro, NC (an owned manufacturing plant and an owned packaging facility)

•	Bennington, VT (an owned manufacturing plant)

•	Garrettsville, OH (an owned manufacturing plant)

•	Marietta, OH (an owned manufacturing plant)

•	Westlake, OH (an owned research facility)

•	Glenshaw, PA (a leased manufacturing facility)

International

•	Cimanggis, Indonesia (an owned manufacturing facility on leased land)

•	Jurong, Singapore (an owned manufacturing facility on leased land)

•	Shajing, People’s Republic of China (a leased manufacturing facility)

•	Alexandria, Egypt (an owned manufacturing facility)

In addition to the properties identified above, Energizer and its subsidiaries own or operate sales offices, regional offices, storage facilities, distribution centers and terminals and related properties.

Through our global supply chain and global manufacturing footprint, we strive to meet diverse consumer demands within each of the markets we serve. Our portfolio of household and specialty batteries, and portable lighting, automotive fragrance and appearance products is distributed through a global sales force and global distributor model.

DESCRIPTION OF CAPITAL STOCK

Information about our capital stock appears under “Description of Capital Stock” in the accompanying prospectus.

DESCRIPTION OF INDEBTEDNESS

The Company currently has a senior secured credit agreement (the “Credit Agreement”), which includes (i) a $400 million revolving credit facility, of which no principal amount was outstanding as of January 2, 2019 following the closing of the Battery Acquisition and (ii) term loans, of which $1,200.0 million principal amount was outstanding as of January 2, 2019. The Company has also outstanding $600 million aggregate principal amount of 5.500% Senior Notes due 2025, $500 million aggregate principal amount of 6.375% Senior Notes due 2026, and €650 million aggregate principal amount of 4.625% Senior Notes due 2026 (collectively, the “Existing Notes”) that will remain outstanding following the Transactions.

The following sets forth a brief description of the senior credit facilities (the “Senior Credit Facilities”) and the Existing Notes.

Senior Credit Facilities

On December 17, 2018, Energizer Gamma Acquisition, Inc. (which, on January 2, 2019 was merged with and into the Company with the Company as the surviving entity) entered into the Credit Agreement and related security and other agreements for a revolving credit facility in an aggregate principal amount of $400 million, a term loan A facility in an aggregate principal amount of $200 million and a term loan B facility in an aggregate principal amount of $1,000 million with certain lenders and J.P. Morgan Chase Bank, N.A., as administrative agent and collateral agent. The revolving facility includes (i) a $35 million sublimit for the issuance of letters of credit on customary terms, and (ii) a $10 million sublimit for swingline loans on customary terms. The proceeds of the term loan facilities were initially placed in escrow and subsequently released in connection with the closing of the Battery Acquisition.

The revolving facility may be used by the Company for working capital and for general corporate purposes.

Incremental Facilities. The Company has the right from time to time to increase the size or add certain incremental revolving or term loan facilities (the “Incremental Facilities”) in minimum amounts to be agreed upon. The aggregate principal amount of all such Incremental Facilities may not exceed an amount equal to the sum of (a) the greater of (x) $600 million and (y) 100% of the Company’s Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been delivered to the bank lenders plus (b) the aggregate principal amount of any voluntary prepayments of certain term loans plus (c) an additional amount, so long as after giving effect to the incurrence of such additional amount, the Company’s first lien net leverage ratio would not exceed 2.75:1.00 (or, if such debt is incurred in connection with a permitted acquisition, the first lien net leverage ratio in effect immediately prior thereto). The maximum amount of all incremental revolving loans and all incremental term loans with amortization greater than 1.0% per year may not exceed $300 million.

Interest rate. Borrowings under the credit facilities bear interest at a rate per annum equal to, at the option of the Company, (i) LIBOR plus the applicable margin of 1.50% – 2.50% for revolving loans, based on total leverage, 2.0% – 2.25% for the term loan A facility based on total leverage, and 2.25% for the term loan B facility, in each case, subject to a 0.00% LIBOR floor, or (ii) the base rate(subject to a 1.00% floor) plus the applicable margin, which is 1.00% lower than for LIBOR loans.

Maturity and Amortization. The loans and commitments under the revolving credit facility mature or terminate on January 2, 2024. No amortization is required with respect to the revolving credit facility. The loans and commitments under the term loan A facility mature or terminate on December 17, 2021 and requires quarterly principal payments at a rate of 6.25% of the original principal balance. The loans and commitments under the term loan B facility mature or terminate on December 17, 2025 and requires quarterly principal payments at a rate of 0.25% of the original principal balance.

Mandatory Prepayments. Mandatory prepayments on the term loan facilities are required, subject to customary exceptions, (i) from the receipt of net cash proceeds by the Company or any of its subsidiaries from any divestiture process under the Battery Acquisition Agreement, (ii) from the receipt of net cash proceeds by the Company or any of its subsidiaries from certain asset dispositions, other than from any divestiture process under the Battery Acquisition Agreement (with step-downs based on the Company’s first lien net leverage ratio levels), and casualty events, in each case, to the extent such proceeds are not reinvested or committed to be reinvested in assets useful in the business of the Company or any of its subsidiaries within 365 days of such disposition or casualty event or, if so committed to be reinvested within such period, reinvested within 180 days thereafter, (iii) following the receipt of net cash proceeds from the issuance or incurrence of additional debt of the Company or any of its subsidiaries other than certain permitted debt and (iv) in an amount equal to 50% of excess cash flow of the Company and its subsidiaries (with step-downs based on the Company’s first lien net leverage ratio levels).

Guarantees and security. Obligations of the Company under the Senior Credit Facilities are jointly and severally guaranteed by certain of the Company’s existing and future direct and indirectly wholly-owned U.S. subsidiaries, subject to customary exceptions.

The obligations of the Company under the Senior Credit Facilities are secured by a first priority perfected lien on substantially all of the assets and property of the Company and guarantors and proceeds therefrom excluding certain excluded assets. The liens securing the obligations of the Company under the revolving credit facility and the term loan facilities are pari passu.

Certain covenants and events of default. The Credit Agreement contains a maximum total net leverage ratio maintenance financial covenant set at 6.25 : 1.00, stepping down to 5.75 : 1.00 for any fiscal quarter ending after June 30, 2020 and on or prior to December 31, 2021, and stepping down to 5:25 : 1.00 for any fiscal quarter ending thereafter. Only lenders holding at least a majority of the revolving credit facility and the term loan A facility have the ability to amend the financial covenant, waive a breach of the financial covenant or accelerate the revolving credit facility or the term loan A facility, as applicable, upon a breach of the financial covenant, and a breach of the financial covenant does not constitute an event of default with respect to the term loan B facility or trigger a cross-default under the term loan B facility until the date on which the revolving credit facility or the term loan A facility have been accelerated and terminated.

In addition, the Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and other distributions;

•	make investments, loans and advances;

•	engage in transactions with the Company’s affiliates;

•	sell assets or otherwise dispose of property or assets;

•	alter the business the Company conducts;

•	merge and engage in other fundamental changes;

•	prepay, redeem or repurchase certain debt; and

•	incur liens.

The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. Under the Credit Agreement, if an event of default occurs, the lenders will be entitled to take various actions, including the acceleration of amounts due.

Existing Senior Notes

The following descriptions are a summary, and should be read in conjunction with, and are qualified in its entirety by, the relevant documentation evidencing the debt. The indentures governing the existing senior notes have been filed as exhibits to our filings with the SEC.

Senior Notes due 2025

On June 1, 2015, the Company issued $600 million aggregate principal amount of 5.500% Senior Notes due 2025, or the “2025 Senior Notes,” in a private placement. The 2025 Senior Notes accrue interest at the rate of 5.500% per year, and interest on such notes is payable semi-annually in arrears. The 2025 Senior Notes are guaranteed, jointly and severally, on an unsecured basis, by each of the Company’s subsidiaries that is a borrower or a guarantor under the Company’s credit facilities. The 2025 Senior Notes are the senior unsecured obligations of the Company.

The Company may redeem some or all of the 2025 Senior Notes at any time on or after June 15, 2020, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably on an annual basis to par and accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Company also has the option to redeem some or all of the 2025 Senior Notes at any time before June 15, 2020 at a redemption price of 100% of the principal amount of the notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. As of the date of this prospectus supplement, $600.0 million aggregate principal amount of the 2025 Senior Notes was outstanding.

If the Company experiences specific changes of control, the Company may be required to offer to purchase the 2025 Senior Notes at 101% of their aggregate principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. If holders of not less than 90% of the principal amount of the outstanding 2025 Senior Notes accept such offer, the Company will have the right to redeem all of the 2025 Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. The Company’s ability to purchase the 2025 Senior Notes upon a change of control may be limited by the terms of the Senior Credit Facilities.

If the Company sells certain assets, under certain circumstances the Company may be required to offer to purchase the 2025 Senior Notes at 100% of their aggregate principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

The indenture governing the 2025 Senior Notes contains restrictive covenants that are substantially similar to the covenants in the indentures governing the notes that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or repurchase or redeem capital stock or make other restricted payments;

•	limit dividends or other payments by the Company’s restricted subsidiaries to the Company or its other restricted subsidiaries;

•	incur liens;

•	enter into certain types of transactions with the Company’s affiliates; and

•	consolidate or merge with or into other companies.

During any period of time that (i) the ratings assigned to the 2025 Senior Notes by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Service are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively, and (ii) no default or event of default has occurred and is continuing under the indenture relating to the 2025 Senior Notes, the Company and its restricted subsidiaries will not be subject to most of the covenants discussed above.

USD Senior Notes due 2026

On July 6, 2018, the Company issued $500 million aggregate principal amount of 6.375% Senior Notes due 2026, or the “USD 2026 Senior Notes,” in a private placement. The USD 2026 Senior Notes accrue interest at the rate of 6.375% per year, and interest on such notes is payable semi-annually in arrears. The USD 2026 Senior Notes are guaranteed, jointly and severally, on an unsecured basis, by each of the Company’s subsidiaries that is a borrower or a guarantor under the Company’s credit facilities. The USD 2026 Senior Notes are the senior unsecured obligations of the Company.

Except as set forth in the next two paragraphs, the USD 2026 Senior Notes are redeemable at the option of the Company prior to July 15, 2021. On or after July 15, 2021, the Company may, at its option, redeem all or any portion of the USD 2026 Senior Notes, at once or over time, upon not less than 30 days nor more than 60 days prior notice. The USD 2026 Senior Notes may be redeemed at the redemption prices as set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), calculated by us. The following prices are for USD 2026 Senior Notes redeemed during the 12-month period commencing on July 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2021	103.188%
2022	102.125%
2023	101.063%
2024 and thereafter	100.000%

At any time and from time to time, prior to July 15, 2021, the Company may, on any one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of the USD 2026 Senior Notes with the proceeds of one or more equity offerings, at a redemption price equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that immediately after giving effect to any redemption of this kind, at least 60% of the original aggregate principal amount of USD 2026 Senior Notes remains outstanding. Any redemption of this kind shall be made within 90 days of such equity offering upon not less than 30 and no more than 60 days’ prior notice.

In addition, the Company may choose to redeem all or any portion of the USD 2026 Senior Notes, at once or over time, prior to July 15, 2021. If it does so, it may redeem the USD 2026 Senior Notes upon not less than 30 days nor more than 60 days prior notice. To redeem the USD 2026 Senior Notes, the Company must pay a redemption price equal to the sum of 100% of the principal amount of the USD 2026 Senior Notes to be redeemed, plus the applicable premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Company will have the right to redeem the USD 2026 Senior Notes at 101% of the principal amount thereof following the consummation of a change of control if at least 90% of the USD 2026 Senior Notes outstanding prior to such consummation are purchased pursuant to an offer to repurchase with respect to such change of control. The Company’s ability to purchase the USD 2026 Senior Notes upon a change of control may be limited by the terms of the senior credit facilities.

If the Company sells certain assets, under certain circumstances the Company may be required to offer to purchase the USD 2026 Senior Notes at 100% of their aggregate principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

The indenture governing the USD 2026 Senior Notes contains restrictive covenants that are substantially similar to the covenants in the indentures governing the notes that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or repurchase or redeem capital stock or make other restricted payments;

•	limit dividends or other payments by the Company’s restricted subsidiaries to the Company or its other restricted subsidiaries;

•	incur liens;

•	enter into certain types of transactions with the Company’s affiliates; and

•	consolidate or merge with or into other companies.

During any period of time that (i) the ratings assigned to the USD 2026 Senior Notes by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Service are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively, and (ii) no default or event of default has occurred and is continuing under the indenture relating to the USD 2026 Senior Notes, the Company and its restricted subsidiaries will not be subject to most of the covenants discussed above.

EUR Senior Notes due 2026

On July 6, 2018, the EUR Issuer issued €650 million aggregate principal amount of 4.625% Senior Notes due 2026, or the “EUR 2026 Senior Notes,” in a private placement. The EUR 2026 Senior Notes accrue interest at the rate of 4.625% per year, and interest on such notes is payable semi-annually in arrears. The EUR 2026 Senior Notes are guaranteed, jointly and severally, on an unsecured basis, by the Company and each of the Company’s subsidiaries that is a borrower or a guarantor under the Company’s credit facilities. The EUR 2026 Senior Notes are the senior unsecured obligations of the EUR Issuer.

Except as set forth in the next three paragraphs, the EUR 2026 Senior Notes will not be redeemable at the option of the EUR Issuer prior to July 15, 2021. On or after July 15, 2021, the EUR Issuer may, at its option, redeem all or any portion of the EUR 2026 Senior Notes, at once or over time, upon not less than 30 days nor more than 60 days prior notice. The EUR 2026 Senior Notes may be redeemed at the redemption prices as set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), calculated by us. The following prices are for EUR 2026 Senior Notes redeemed during the 12-month period commencing on July 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2021	102.313%
2022	101.542%
2023	100.771%
2024 and thereafter	100.000%

At any time and from time to time, prior to July 15, 2021, the EUR Issuer may, on any one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of the EUR 2026 Senior Notes with the proceeds of one or more equity offerings, at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that immediately after giving effect to any redemption of this kind, at least 60% of the original aggregate principal amount of EUR 2026 Senior Notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering upon not less than 30 and no more than 60 days’ prior notice.

In addition, the EUR Issuer may choose to redeem all or any portion of the EUR 2026 Senior Notes, at once or over time, prior to July 15, 2021. If it does so, it may redeem the EUR 2026 Senior Notes upon not less than 30 days nor more than 60 days prior notice. To redeem the EUR 2026 Senior Notes, the EUR Issuer must pay a redemption price equal to the sum of 100% of the principal amount of the EUR 2026 Senior Notes to be redeemed, plus the applicable premium plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The EUR Issuer will have the right to redeem the EUR 2026 Senior Notes at 101% of the principal amount thereof following the consummation of a change of control if at least 90% of the EUR 2026 Senior Notes outstanding prior to such consummation are purchased pursuant to an offer to repurchase with respect to such change of control.

The EUR Issuer may, at its option, redeem the EUR 2026 Senior Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the EUR 2026 Senior Notes to be redeemed, together with any accrued and unpaid interest thereon to, but excluding, the redemption date, at any time, if the EUR Issuer has or, based upon a written opinion of independent tax counsel of nationally recognized standing selected by the EUR Issuer, will become obliged to pay additional amounts with respect to the EUR 2026 Senior Notes of such series as a result of any change in, or amendment to, the laws, regulations, or rulings of the relevant tax jurisdiction or any political subdivision of or in the relevant tax jurisdiction or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, or rulings.

If the Company sells certain assets, under certain circumstances the Company may be required to offer to purchase the EUR 2026 Senior Notes at 100% of their aggregate principal amount plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. The Company’s ability to purchase the USD 2026 Senior Notes upon a change of control may be limited by the terms of the Senior Credit Facilities.

All payments of principal and interest in respect of the EUR 2026 Notes by the EUR Issuer or a paying agent on the EUR Issuer’s behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by a governmental authority in a jurisdiction in which the issuer or any guarantor is organized or resident for tax purposes, or from or through which payment is made, unless such withholding or deduction is required by law. In the event any such withholding or deduction for such taxes, subject to the limitations described in the relevant indenture, the EUR Issuer (or guarantor) will pay such additional amounts as may be necessary to ensure that the net amount received by the beneficial owner of a EUR 2026 Note, after withholding or deduction for such taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.

The indenture governing the EUR 2026 Senior Notes contains restrictive covenants that are substantially similar to the covenants in the indentures governing the Company’ other existing senior notes that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or repurchase or redeem capital stock or make other restricted payments;

•	limit dividends or other payments by the Company’s restricted subsidiaries to the Company or its other restricted subsidiaries;

•	incur liens;

•	enter into certain types of transactions with the Company’s affiliates; and

•	consolidate or merge with or into other companies.

During any period of time that (i) the ratings assigned to the EUR 2026 Senior Notes by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Service are equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent), respectively, and (ii) no default or event of default has occurred and is continuing under the indenture relating to the EUR 2026 Senior Notes, the Company and its restricted subsidiaries will not be subject to most of the covenants discussed above.

Backstop Facilities

The Company has also obtained financing commitments for the Auto Care Acquisition which include a senior secured first lien incremental term loan facility of up to $500 million and senior unsecured bridge loans in an aggregate principal amount of up to $600 million. The following sets forth a brief description of such financing commitments.

The Company obtained financing commitments for the Auto Care Acquisition pursuant to an amended and restated commitment letter (the “Commitment Letter”), dated as of December 3, 2018, with Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. Citicorp North America, Inc. and/or any of their affiliates, JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates, Standard Chartered Bank, The Toronto-Dominion Bank, New York Branch and TD Bank, N.A. (together, the “Commitment Parties”), the Commitment Parties have committed to provide the Company with, among others, the following, in each case on the terms and subject to the conditions respectively set forth therein:

•	Senior secured first lien incremental term loan facility of up to $500 million (the “Incremental Facility”); and

•	Senior unsecured bridge loans in an aggregate principal amount of up to $600 million (the “Bridge Facility”; together with the Incremental Facility, the “Backstop Facilities”).

The Incremental Facility could be used if and to the extent that gross proceeds aggregating less than $400 million are received by the Company from this offering and the Preferred Stock Offering. The Bridge Facility could be used if and to the extent that gross proceeds aggregating less than $600 million are received by the Company from the Acquisition Debt Financing.

Incremental Facility

The availability of the Incremental Facility will be reduced by the gross cash proceeds from any sale or placement of equity securities by the Company (other than the shares to be issued to Spectrum in the Auto Care Acquisition or pursuant to employee or director compensation plans).

Mandatory Prepayments. Mandatory prepayments would be the same as for term loan B facilities under the Credit Agreement, as described under “—Senior Credit Facilities” above, including with 100% (with no step-downs) from any divestiture process, and including certain loss-sharing payments under the Battery Acquisition Agreement, provided that prepayments of the term loans under the Credit Agreement shall be required on a ratable basis from net cash proceeds (up to $500 million) from the issuance of equity securities following the closing date of the Auto Care Acquisition (the “Closing Date”).

Other Terms. The guarantors, interest rate, maturity, amortization, covenants, events of default and security of or for the Incremental Facility would be the same as those for the term loan B facilities under the Credit Agreement. See “—Senior Credit Facilities” above.

Bridge Facility

The Bridge Facility would be available as a single draw (the “Bridge Loans”) on the Closing Date, with availability reduced by the gross proceeds received by the Company from any non-ordinary course sale to the extent not required to prepay loans under the Credit Agreement or from the Acquisition Debt Financing.

Maturity. The Bridge Loans would mature on the first anniversary of the closing date; provided, that so long as there is no payment or bankruptcy default and a specified fee is paid, the loan obligations would automatically convert into senior unsecured term loans maturing on the eighth anniversary of the closing date (“Rollover Loans”).

Interest Rate. The Bridge Loans would bear interest until the earlier of the first anniversary of the closing date or the date on which we have failed to replace the Bridge Loans with Acquisition Debt Financing at a floating rate, reset quarterly, as follows: (x) for the first three-month period, at a rate per annum equal to the reserve adjusted Eurodollar Rate (subject to a floor of 1.00% per annum), plus 4.00% (collectively, the “Bridge LIBOR Rate”) and (y) thereafter, interest would be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent three-month period. The “Bridge Spread” would initially be 50 basis points (commencing three months after the closing date) and increase by 50 basis points every three months until a specified cap (the “Total Cap”) thereafter.

From and after the earlier of the first anniversary of the closing date or the date on which we have failed to replace the Bridge Loans with Acquisition Debt Financing, the Bridge Loans would bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Upon a payment, bankruptcy or insolvency default or other event of default, interest on all amounts then outstanding would accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand; provided that in certain cases, such default interest rate will only apply at the request of the lenders.

Mandatory Prepayment. Prior to the first anniversary of the closing and to the extent permitted by the Credit Agreement, 100% of the net proceeds to the Company or any of its subsidiaries from (a) the sale of any debt or equity or equity-linked securities (other than the shares issued to Spectrum in the Auto Care Acquisition and issuances pursuant to employee or director compensation plans), (b) any future bank borrowings (except borrowings under the Credit Agreement or other debt to fund working capital in the ordinary course) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds, would be used to repay the Bridge Loans.

Any proceeds from the sale or other placement of certain notes funded or purchased by a bridge lender or one or more of its affiliates would be applied, first, to refinance the Bridge Loans held by such bridge lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

From and after the first anniversary of the closing, the Company would prepay the outstanding Rollover Loans, on a pro rata basis, subject to certain exceptions and reinvestment rights, with 100% of the net proceeds of any future non-ordinary course asset sales, at 100% of the principal amount of the Rollover Loans prepaid plus accrued interest to the date of prepayment; provided that holders of Rollover Loans may elect to accept or waive prepayment.

Other Terms. The guarantors, covenants and events of default of or for the Bridge Facility would be the same as those for the term loan B facilities under the Credit Agreement, as described above under “Senior Credit Facilities.”

PREFERRED STOCK OFFERING

Concurrently with this offering of shares of our common stock, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 1,875,000 shares (and up to an additional 281,250 shares if the underwriters in the Preferred Stock Offering exercise their option to purchase additional shares to cover over-allotments in full) of our 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our “Mandatory Convertible Preferred Stock.”

The shares of Mandatory Convertible Preferred Stock will initially be convertible into an aggregate of up to 4,076,063 shares of our common stock (or up to 4,687,472 shares of our common stock, if the underwriters in that offering exercise their over-allotment option in full), in each case subject to anti-dilution, make-whole and other adjustments, as described in the prospectus supplement related to the offering of our shares of Mandatory Convertible Preferred Stock.

Unless converted or redeemed earlier in accordance with the terms of the Certificate of Designations, each share of Mandatory Convertible Preferred Stock will convert automatically on the mandatory conversion date, which is expected to be January 15, 2022, into between 1.7892 and 2.1739 shares of our common stock, subject to certain anti-dilution and other adjustments. The number of shares of common stock issuable upon conversion will be determined based on the average volume weighted average price per share of common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to January 15, 2022.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 7.50% of the liquidation preference of $100.00 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2019 and ending on, and including, January 15, 2022.

We estimate that the net proceeds to us from the Preferred Stock Offering, after deducting issuance costs and discounts, will be approximately $181.3 million (or approximately $208.6 million if the underwriters in the Preferred Stock Offering exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock to cover over-allotments, if any, in full). There can be no assurance that the Preferred Stock Offering will be completed. Completion of this offering of shares of our common stock is not contingent upon the completion of the Auto Care Acquisition, the Preferred Stock Offering or the Additional Financing, and the completion of the Preferred Stock Offering is not contingent upon the completion of the Auto Care Acquisition, this offering or the Additional Financing.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up of our affairs. Subject to certain exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distributions will be declared or paid on shares of our common stock or any other class or series of stock ranking junior to the Mandatory Convertible Preferred Stock, and no common stock or any other class or series stock ranking junior or on parity with the Mandatory Convertible Preferred Stock shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set aside for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of

$100.00 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our shareholders after satisfaction of liabilities to our creditors and holders of shares of our capital stock ranking senior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding-up or dissolution, and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding-up or dissolution, including, without limitation, our common stock.

If, on or prior to the earlier of (i) the close of business on July 31, 2019, the consummation of the Auto Care Acquisition has not occurred on or prior to such time on such date, and (ii) the date the Auto Care Acquisition Agreement is terminated or our board of directors, in its good faith judgment, determines that the Auto Care Acquisition will not be consummated on or prior to July 31, 2019, we have the option to redeem the shares of the Mandatory Convertible Preferred Stock, in whole but not in part, subject to certain terms and conditions.

The holders of the Mandatory Convertible Preferred Stock will not have voting rights except as described below and as specifically required by Missouri law from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of record of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual or at a special meeting of shareholders, to vote for the election of a total of two additional members of our board of directors (“preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors.

In the event of a nonpayment, the holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of shareholders be called to elect such preferred stock directors (provided, however, to the extent permitted by our bylaws, if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred stock directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used in this prospectus supplement, “voting preferred stock” means any class or series of our capital stock, in addition to and established after the initial issuance of the Mandatory Convertible Preferred Stock, ranking on parity with the Mandatory Convertible Preferred Stock as to dividends and distribution rights upon our liquidation, winding up or dissolution and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the

Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full (a “nonpayment remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, except in the event that such vacancy is created as a result of such preferred stock director being removed or if no preferred stock director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such preferred stock directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

The Mandatory Convertible Preferred Stock will have certain other voting rights with respect to certain amendments to our amended and restated articles of incorporation or the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock or certain other transactions as described in such certificate of designations.

Because the closing of this offering is not contingent upon the completion of the Auto Care Acquisition, Preferred Stock Offering or the Additional Financing, you should not assume that Auto Care Acquisition, the Preferred Stock Offering, or the Additional Financing will take place.

The foregoing information concerning the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, a copy of which has been or will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under “Where You Can Find More Information”. In addition, a description of the proposed Mandatory Convertible Preferred Stock is set forth in the separate prospectus supplement pursuant to which such preferred stock is being offered.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to non-U.S. Holders (as defined below). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the “IRS”), as to any of the statements made and conclusions reached in the following summary. There can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to the material U.S. federal income tax consequences to non-U.S. Holders who purchase our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. The summary below does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. Holder in light of such non-U.S. Holder’s particular circumstances or that may be applicable to non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, banks or financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, persons that own, actually or constructively, more than 5% of our stock and non-U.S. Holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate tax or the “Medicare” contribution tax on certain net investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxes. Non-U.S. Holders should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Non-U.S. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Distributions on our Common Stock

If distributions are paid on our common stock, they will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted basis of a non-U.S. Holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. Holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. In addition, any such effectively connected dividends received by a foreign corporation may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

In order to obtain a reduced rate of U.S. federal withholding tax for dividends under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) certifying such non-U.S. Holder’s entitlement to benefits under the treaty. This certification must be provided to us (or our paying agent) prior to the payment of dividends and may be required to be updated periodically. Special certification and other requirements apply to certain non-U.S. Holders that act as intermediaries (including partnerships). Non-U.S. Holders are urged to consult their own tax advisors regarding the possible entitlement to benefits under an income tax treaty. A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States, and if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment, in which case the gain will be subject to tax at regular graduated U.S. federal income tax rates. In addition, a non-U.S. Holder that is a corporation may be subject to the branch profits tax at a 30% rate on its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S. source capital losses) will be subject to a flat 30% (or a lower applicable treaty rate) tax; or

•

we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes at any time during a specified testing period. We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation, for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We (or the applicable withholding agent) must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual banks, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or withhold tax on U.S. source payments made to such U.S. account holders (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g. U.S. source dividend income). Under proposed regulations promulgated by the Treasury Department on December 13, 2018, on which taxpayers may rely until final regulations are issued, withholdable payments do not include gross proceeds from any sale or other disposition of our common stock. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the common stock if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Evercore Group L.L.C. and MUFG Securities Americas Inc. are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,222,826
Barclays Capital Inc.	968,071
Citigroup Global Markets Inc.	968,071
Merrill Lynch, Pierce, Fenner & Smith Incorporated	346,467
Evercore Group L.L.C.	264,945
MUFG Securities Americas Inc.	203,804
TD Securities (USA) LLC	101,902

Total	4,076,086

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.242 per share. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 611,412 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.07 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$2.07	$2.07
Total	$8,437,498.02	$9,703,120.86

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., for a period of 90 days after the date of this prospectus, other than (1) the shares of our common stock to be sold hereunder, (2) the shares of our preferred stock to be sold in the concurrent Preferred Stock Offering and any shares of common stock issued upon conversion thereof, (3) any shares of common stock to be issued pursuant to the Auto Care Acquisition Agreement, or (4) any shares of our common stock issued pursuant to our equity-based compensation plans or agreements, including upon vesting or settlement of restricted stock equivalents, performance shares or other equity awards granted thereunder.

Each of our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

(3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) transfers of shares of common stock as a bona fide gift or gifts, (B) transfers of shares of common stock to members or stockholders of such director or executive officer, (C) entering into or amending sales plans pursuant to Rule 10b5-1 under the Exchange Act, (D) transfers or dispositions of shares of common stock acquired in open market transactions after the completion of this offering, (E) sales to or withholding by us of shares of common stock to satisfy any payment or tax withholding obligations of such director or executive officer, (F) transfers in connection with a bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors, made to all holders of the common stock involving a change of control after this offering and (G) sales pursuant to any Rule 10b5-1 plan established before the commencement of the offering by three of our executive officers; provided that in the case of any transfer or distribution pursuant to clause (A) or (B), each donee or distributee shall execute and deliver to J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), (D), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after 90 days after the date of this prospectus); provided that in the case of entering into or amending sales plans pursuant to clause (C), no sales occurred during the restricted period and no public announcement or filing under the Exchange Act is made by us or such director or executive officer; provided that in the case of sales to or withholding by us of shares of common stock to satisfy any payment or tax withholding obligations pursuant to clause (E) and sales pursuant to Rule 10b5-1 plan pursuant to clause (G), no public announcement or filing shall be made voluntarily in connection with such sale; provided, further, that in the case of sales pursuant to clause (E) and (G), any related filing required to be made during the restricted period shall indicate that it is subject to the terms of the lock-up agreements; and provided that in the case of transfers in connection with bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors pursuant to clause (F), if the transaction is not completed, the common stock owned by such director or executive officer shall remain subject to the restrictions in the lock-up agreement.

At the closing of the Auto Care Acquisition, we will enter into a Shareholder Agreement with Spectrum relating to the 5,278,921 shares of common stock, subject to certain adjustments, we expect to issue to Spectrum. Among other things, the Shareholder Agreement restricts, subject to certain limited exceptions, Spectrum from transferring such shares to third parties for the 12-month period following the closing of the Auto Care Acquisition.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “ENR.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant representative or representatives nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This document has not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”). Accordingly, this document is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”), and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this document relates is available only to and will be engaged in only with Relevant Persons. Persons who are not Relevant Persons should not take any action based upon this document and should not rely on it.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or any of their respective affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions from the Company or any of their respective affiliates Evercore Group L.L.C. acts as financial advisor to the Company in connection with the Auto Care Acquisition and the capped call transactions. In addition, affiliates of the underwriters act as lenders and/or agents under the Company’s Credit Agreement. Certain of the underwriters are also acting as underwriters of the Preferred Stock Offering and may act as initial purchasers of the expected subsequent debt financing, for which they will receive customary fees and commissions. The underwriters or their affiliates have agreed to provide the Company with interim bridge financing in the amount of up to $600 million in the event that the subsequent debt financing is not consummated.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Certain of the underwriters or their affiliates that have a lending relationship with the Company or its affiliates routinely hedge, and certain other of the initial purchasers or their affiliates may hedge, their credit exposure to the Company or their respective affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of the Company or their respective affiliates, including potentially the shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bryan Cave Leighton Paisner LLP, St. Louis, Missouri, which has represented us in connection with the offering contemplated herein. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of Energizer Holdings, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2018 have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

The combined balance sheets of Spectrum Brands Global Batteries and Lights Division as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the three-year period ended September 30, 2018, incorporated in this prospectus by reference to the amendment to our Current Report on Form 8-K, filed with the SEC on January 14, 2019, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheets of Spectrum Brands Global Auto Care Division as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the three-year period ended September 30, 2018, incorporated in this prospectus by reference to the amendment to our Current Report on Form 8-K, filed with the SEC on January 14, 2019, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive,

St. Louis, Missouri 63141

(314) 985-2000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Rights

Units

We may offer and sell from time to time our securities in one or more classes, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. Selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of such securities by any selling security holders.

We will provide specific terms of any offering in supplements to this prospectus. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We or any selling security holder may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution, the underwriter’s discounts and commissions, and the terms of any overallotment options.

Our common stock is listed on the New York Stock Exchange under the symbol “ENR.”

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus and under ‘Risk Factors” included in our Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that we or selling security holders may offer. Each time we or such security holders offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in this prospectus, any supplement to this prospectus, or any free writing prospectus that we authorize. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus, any supplement to this prospectus, or any free writing prospectus that we authorize, is accurate at any date other than the date indicated on the cover page of such document or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

Unless the context otherwise requires, in this prospectus “Energizer,” “we,” “us,” “our” and “ours” refer to Energizer Holdings, Inc. and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 16, 2018 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

ENERGIZER HOLDINGS, INC.

Energizer Holdings, Inc., a Missouri corporation organized on January 9, 2015, through our operating subsidiaries, is one of the world’s largest manufacturers, marketers and distributors of household batteries, specialty batteries and lighting products, and a leading designer and marketer of automotive fragrance and appearance products.

Our principal corporate and executive offices are located at 533 Maryville University Drive, St. Louis, Missouri 63141 (telephone number 314-985-2000).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at http://www.energizer.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus (SEC File No. 001-36837):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on November 16, 2018;

•

our Current Reports on Form 8-K, filed with the SEC on November 15, 2018 (Film No. 181188121), December 17, 2018, January 2, 2019 (together with an amendment filed with the SEC on January 14, 2019); and

•

the description of our common stock contained in our Registration Statement on Form 10, as amended, declared effective on June 1, 2015, provided under the heading “Description of New Energizer Capital Stock” in the information statement attached as Exhibit 99.1 to our Registration Statement on Form 10, together with the descriptions of amendments to our organizational documents filed with our Current Reports on Form 8-K, filed with the SEC on January 31, 2017, January 29, 2018, and any other amendments or reports filed with the SEC for the purpose of updating such description.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon request in writing or by telephone to Energizer Holdings, Inc., Attn: Corporate Secretary, 533 Maryville University Drive, St. Louis, Missouri 63141, telephone: (314) 985-2000.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include working capital additions, investments in or extensions of credit to our subsidiaries, capital expenditures, stock repurchases, debt repayment or financing for acquisitions. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Except as may otherwise be specified in the applicable prospectus supplement, we will not receive any proceeds from any sales of securities by any selling security holder.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference contain both historical and forward-looking statements. Statements in this document and the documents incorporated by reference that are not historical may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of Energizer. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The risk factors set forth or incorporated by reference above in the section entitled “Risk factors” could affect future results, causing our results to differ materially from those expressed in our forward-looking statements.

The forward-looking statements included or incorporated by reference in this document are only made as of the date of this document or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. See “Where You Can Find More Information” above.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	any proposed acquisition may not be completed on the anticipated terms and timing or at all;

•

required regulatory approvals for any such acquisition, including antitrust approvals, are not obtained, or that in order to obtain such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition,

•	a condition to closing of any proposed acquisition may not be satisfied;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of recently completed or proposed acquisitions;

•	the ability to obtain or consummate financing or refinancing related to recently completed or proposed acquisitions upon acceptable terms or at all;

•	risks associated with third party contracts containing consent and/or other provisions that may be triggered by recently completed or proposed acquisitions;

•	negative effects of the announcement or the consummation of recently completed or proposed acquisitions on the market price of Energizer’s common stock;

•

the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Energizer’s operations after the consummation of any such acquisitions and on the other conditions to the completion of any proposed acquisition;

•	the risks and costs associated with, and the ability of Energizer to, integrate the businesses successfully and to achieve anticipated synergies;

•	the risk that disruptions from recently completed or proposed acquisitions will harm Energizer’s business, including current plans and operations;

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•

our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and the provisions of our Third Amended and Restated Articles of Incorporation (our “articles of incorporation”) and Third Amended and Restated Bylaws (our “bylaws”). It also summarizes some relevant provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law or GBCL. Since the terms of our articles of incorporation, bylaws, and Missouri law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information.”

General

Energizer’s authorized capital stock consists of 310 million shares, of which:

•	300 million shares are designated as common stock, par value $.01 per share; and

•	10 million shares are designated as preferred stock, par value $.01 per share.

As of January 4, 2019, Energizer had 59,899,061 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

On November 15, 2018, we entered into a definitive Acquisition Agreement (the “Auto Care Acquisition Agreement”) with Spectrum Brands Holdings, Inc., a Delaware corporation (“Spectrum”), pursuant to which we agreed to acquire from Spectrum (the “Auto Care Acquisition”) its global auto care business (the “Acquired Auto Care Business”) for a purchase price of $937.5 million in cash, subject to adjustments described in the Acquisition Agreement (the “Cash Purchase Price”), plus 5,278,921 shares of common stock, which is subject to certain adjustments and represents the number of shares equal to $312,500,000 divided by the volume-weighted average sales price per share of our common stock for the 10 consecutive trading days immediately preceding the date of the Auto Care Acquisition Agreement, all as more specifically described in the Auto Care Acquisition Agreement.

The holders of our capital stock have no preemptive rights to purchase or subscribe for any stock or other securities and have no right to cumulative voting in the election of directors or for any other purpose.

Common Stock

The holders of our common stock are entitled to one vote per share of common stock held by such holder on all matters to be voted on by shareholders, including the election of directors. Generally, all matters on which shareholders vote must be approved by the affirmative vote of the holders of shares constituting a majority of the voting power represented at the meeting and entitled to vote on the subject matter, unless the vote of a greater number of shares is required by our articles of incorporation or bylaws, subject to any voting rights granted to holders of any preferred stock.

Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by us out of legally available funds, and, if we liquidate, dissolve, or wind up Energizer, to share ratably in all remaining assets after we pay liabilities. There are no conversion rights or redemption or sinking fund provisions for the common stock.

We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law.

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”). Information about Broadridge may be obtained at (866) 741-8213. Our common stock is listed on the NYSE under the symbol “ENR”.

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our articles of incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

Under the terms of our articles of incorporation, our board of directors is authorized, subject to limitations prescribed by Missouri law and our articles of incorporation, to issue up to 10 million shares of preferred stock from time to time in one or more series without further action by the holders of our common stock. Our board of directors has the discretion, subject to limitations prescribed by Missouri law and by our articles of incorporation, to determine the designations, preferences, conversion, relative, participating, optional and other rights, voting powers, restrictions, and limitations as to dividends, qualifications and terms and conditions of redemption of each series of preferred stock.

Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company even if such transaction or change of control involves a premium price for our shareholders or our shareholders believe that such a transaction or change of control may be in their best interests.

Our board of directors is expressly authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series, the following information:

•	the distinctive serial designation of such series and the number of shares constituting such series;

•

the dividend rate, if any, on shares of such series, whether and the extent to which dividends will be cumulative or non-cumulative, the relative rights of priority, if any, of payment of any dividends, and the time at which and the terms and conditions on which any dividends will be paid;

•

whether the shares of such series will be redeemable or purchasable and, if so, the terms and conditions of such redemption or purchase, including the date or dates upon and after which such shares will be redeemable or purchasable and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

•	the obligation, if any, of Energizer to retire shares of such series pursuant to a sinking fund and the terms and conditions of any such sinking fund;

•

whether the shares of such series will be convertible into, and exchangeable for, shares of stock of any other series, class or classes, now or hereafter authorized, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•	whether the shares of such series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•

the rights of the holders of shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of Energizer and the relative rights or priority, if any of such holders with respect thereto; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

All shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in our articles of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our articles of incorporation to increase or decrease the number of authorized shares of preferred stock.

Before we issue any shares of preferred stock of any series, a certificate setting forth a copy of the resolutions of the board of directors, fixing the voting power, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such series, and the number of shares of preferred stock of such series, authorized by our board of directors to be issued will be made and filed in accordance with applicable law and set forth in the applicable prospectus supplement.

Voting Rights. Except as indicated in the applicable prospectus supplement or other offering material and subject to provisions in our articles of incorporation relating to the rights of our common stock, the holders of voting preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as otherwise provided in the amendment to our articles of incorporation or the directors resolution that creates a specified class of preferred stock, the holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•	increase or decrease the aggregate number or par value of authorized shares of the class or series;

•	create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•	increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

Dividend Rights. One or more series of preferred stock may be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. In that case, before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock entitled to cumulative dividends, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series.

Rights upon Liquidation. The preferred stock may have priority over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution, or winding up, and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

Redemption. All shares of any series of preferred stock will be redeemable, if at all, to the extent set forth in the prospectus supplement or other offering material relating to the series.

Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities, if at all, to the extent set forth in the applicable prospectus supplement or other offering material.

Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

Our operations are primarily conducted through our subsidiaries, and thus our ability to pay dividends on any series of preferred stock is dependent on their financial condition, results of operations, cash requirements and other related factors. Our subsidiaries may also be subject to restrictions on dividends and other distributions. In addition, the instruments governing our debt obligations may limit our ability to pay dividends on preferred stock.

Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of Energizer, making removal of the management of Energizer difficult, or restricting the payment of dividends and other distributions to the holders of common stock.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Energizer by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common stock or preferred stock unless our board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Limitation on Liability of Directors; Indemnification

Missouri law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors subject to specified exceptions. Our articles of incorporation limit the liability of our directors, officers and employees to Energizer and its shareholders to the maximum extent permitted by Missouri law.

Our articles of incorporation provide that Energizer will indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as a director, officer, or employee of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer (which request need not be in writing) as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law unless the conduct of such person underlying the proceeding in question has been finally adjudicated to have been knowingly fraudulent, deliberately dishonest or to constitute willful misconduct, or unless Energizer is otherwise prohibited by law from providing such indemnification. Without limiting the generality of the foregoing, Energizer will indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of Energizer), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service or any service on behalf of Energizer while also serving as a director, officer or employee against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

We have entered into indemnification contracts with our directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors and officers to the fullest extent permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director or officer and for repayment of such expenses by the director or officer if it is ultimately judicially determined that the director or officer is not entitled to such indemnification.

The inclusion of these provisions in our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, officers and employees and may discourage or deter Energizer or its shareholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Energizer and its shareholders.

Anti-Takeover Provisions in the Energizer Articles of Incorporation and Bylaws

Some of the provisions in our articles of incorporation and bylaws and Missouri law could have the following effects, among others:

•	delaying, deferring or preventing a change of control of Energizer;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our shareholders; and

•	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our articles of incorporation and bylaws that could have the effects described above.

Directors, and Not Shareholders, Fix the Size of the Board of Directors. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than three nor more than fifteen directors. In accordance with our bylaws, our board of directors has fixed the number of directors at eleven.

Directors are Removed for Cause Only. Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of a majority of Energizer’s voting stock, voting together as a single class, at a special meeting of shareholders called expressly for that purpose (in addition to any required class or other vote).

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders. Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will by filled by a majority of the remaining directors, even if less than a quorum. Any replacement director so elected will hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy, and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Shareholders May Only Act by Written Consent Upon Unanimous Written Consent. As required by Missouri law, shareholder action by written consent must be unanimous by all of the shareholders entitled to vote with respect to the subject matter thereof.

Limitations on the Right to Call Special Meetings. Our articles of incorporation and bylaws provide that special meetings may be called by the affirmative vote of holders of a majority of Energizer’s voting stock, in addition to the board of directors or the chairman or president. However, our Secretary is not required to call a special meeting pursuant to a valid request by a shareholder if our board of directors calls an annual or special meeting of shareholders to be held not later than 60 days after the date on which such shareholder request has been delivered to our Secretary or such shareholder request (i) contains an identical or substantially similar item to an item that was presented at any meeting of shareholders held within 120 days prior to the date such shareholder request was delivered to our Secretary, (ii) relates to an item of business that is not a proper subject for action by the party requesting the special meeting of shareholders, (iii) was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or (iv) does not comply with the provisions of Article I of our bylaws.

Advance Notice for Shareholder Proposals. Our bylaws contain provisions requiring that advance notice be delivered to Energizer of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the seventh day following the day on which such notice of the date of the meeting was mailed or on which such public notice was given. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of the bylaws or applicable law.

Missouri Statutory Provisions

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including business combination and takeover bid disclosure statutes.

Business Combination Statute. Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•

the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of Energizer’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board of directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Takeover Bid Disclosure Statute. Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Missouri commissioner of securities.

DESCRIPTION OF DEPOSITARY SHARES

The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not include all of the terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any depositary shares and depositary receipts in more detail; and we urge you to read the applicable prospectus supplement and the deposit agreement because they, and not our summaries and descriptions, will define your rights as holders of the depositary shares and depositary receipts. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information.”

General

We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever:

•	any cash dividend or other cash distribution becomes payable;

•	any distribution other than cash is made;

•	any rights, preferences or privileges are offered with respect to the preferred stock;

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

•

the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

○	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

○	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “ —Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•

the designation, number and terms common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not include all of the terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any warrants or warrant units in more detail; and we urge you to read the applicable prospectus supplement and the warrant agreement because they, and not our summaries and descriptions, will define your rights as holders of the warrants or warrant units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the warrants or warrant units being offered. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number or amount of shares of our common stock, preferred stock, depositary shares, rights, or warrants at a future date or dates. The price per equity security and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula stated in the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. The payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our common stock, preferred stock, depositary shares, rights, or warrants or the formula to determine such amount;

•

the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•

the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events;

•

whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our depositary shares, preferred securities, common stock, warrants, rights, or government securities;

•	the terms of any pledge arrangement relating to any underlying securities; or

•

the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not include all of the terms of those agreements and may not contain all the information that you may find useful. The applicable prospectus supplement will describe the terms of any purchase contracts or purchase contract units in more detail; and we urge you to read the applicable prospectus supplement and the relevant agreements because they, and not our summaries and descriptions, will define your rights as holders of the purchase contracts or purchase contract units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the purchase contracts or purchase contract units being offered. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares, purchase contracts, or warrants. These rights may be issued independently or together with any other security and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of common stock, preferred stock, depositary shares, purchase contracts, or warrants upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock, depositary shares, purchase contracts, or warrants which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

The descriptions of the rights and any applicable underlying security in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not include all of the terms of those agreements and may not contain all the information that you may find useful. The applicable prospectus supplement will describe the terms of any rights and any applicable underlying security in more detail; and we urge you to read the applicable prospectus supplement and the relevant agreements because they, and not our summaries and descriptions, will define your rights as holders of the rights and any applicable underlying security. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the rights and any applicable underlying security being offered. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of rights and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We or any selling security holder may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us or by any selling security holder to purchasers; or

•	through a combination of any of these methods.

We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Bryan Cave Leighton Paisner LLP, St. Louis, Missouri.

EXPERTS

The financial statements of Energizer Holdings, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined balance sheets of Spectrum Brands Global Batteries and Lights Division as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the three-year period ended September 30, 2018, incorporated in this prospectus by reference to the amendment to our Current Report on Form 8-K, filed with the SEC on January 14, 2019, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheets of the Spectrum Brands Global Auto Care Division as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for each of the years in the three-year period ended September 30, 2018, incorporated in this prospectus by reference to the amendment to our Current Report on Form 8-K, filed with the SEC on January 14, 2019, in reliance of the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

4,076,086 Shares

Common Stock

PROSPECTUS

Joint Book-Running Managers

J.P. Morgan

Barclays

Citigroup

BofA Merrill Lynch

Evercore ISI

MUFG

Co-Manager

TD Securities

January 15, 2019